                                                                     Exhibit 2.1

                         AGREEMENT OF PURCHASE AND SALE

            THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") made as of the 15th day of April, 1998 by and among Jeri-Jo Knitwear Inc., a New York corporation ("Jeri-Jo"), Jamie Scott, Inc., a New York corporation ("Jamie Scott," and together with Jeri-Jo collectively, the "Companies"), Susan Schneider, Leslie Schneider and Scott Schneider (individually, a "Stockholder" and collectively, the "Stockholders"), JJ Acquisition Corp., a Delaware corporation (the "Purchaser"), and Norton McNaughton, Inc., a Delaware corporation ("Norton"). Capitalized terms used herein and not defined in the
Section in which they are used, shall have the meanings assigned to such terms in Section 14.01 hereof.

                              W I T N E S S E T H :

            WHEREAS, the Companies are engaged in the businesses of the design, importing, marketing, merchandising, distribution and sale of junior's and misses' apparel (such activities being referred to herein collectively as the "Business");

            WHEREAS, the Purchaser desires to acquire from each of the Companies the Business and all of the assets of each of the Companies, other than those assets specifically described in Section 1.01(b) hereof, and to assume all of the liabilities of each of the Companies other than those liabilities specifically described in Section 1.01(d) hereof. Each of the Companies desires to sell, transfer and assign the Assets and to assign the Assumed Liabilities to the Purchaser, all on the terms and subject to the conditions hereinafter set forth; and

            WHEREAS, to induce each of the parties to enter into this Agreement and perform their respective obligations hereunder, each of the parties have agreed to make the representations, warranties, covenants and agreements (including, without limitation, the indemnification agreements) set forth herein.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   SECTION I.

                         PURCHASE AND SALE OF THE ASSETS

            1.01 Purchase and Sale of the Assets. (a) Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, each of the Companies shall sell, assign, convey and deliver to the Purchaser free and clear of any and all Liens (except for Permitted Liens), and the Purchaser shall purchase, acquire and accept from each of the Companies, all of each of the Companies' right, title and interest in and to all of the Business and all of each of the Companies' assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the books and records of either of the Companies, whether or not used or useful in or related to the Business, other than the Excluded Assets, which Business, assets, rights and properties (collectively, the "Assets") shall include, without limitation, all of the following, except to the extent that any of the following are Excluded
Assets:

                  (i) all assets shown or reflected on the 1997 Balance Sheet, except for changes made therein in the ordinary course of business since the 1997 Balance Sheet Date and as otherwise permitted by the terms hereof;

                  (ii) all of the fixed assets and other tangible personal property, including without limitation, machinery, vehicles, tools, equipment, furniture, fixtures, leasehold improvements, materials and supplies (collectively, "Property") of each of the Companies wherever located, including without limitation, all of the fixed assets and other tangible personal property reflected on the 1997 Balance Sheet and Property acquired by each of the Companies since the 1997 Balance Sheet Date, except for changes made therein in the ordinary course of business since the 1997 Balance Sheet Date and as otherwise permitted by the terms hereof;

                  (iii) all work-in-process, finished goods and other inventory whether on hand, on order, in transit or other basis (collectively, "Inventory") of each of the Companies (including without limitation, the Inventory located in the Warehouse), including without limitation, the Inventory shown or reflected on the 1997 Balance Sheet and the Inventory acquired or created by each of the Companies from the 1997 Balance Sheet Date through the Closing Date, excluding only such Inventory as shall have been sold by each of the Companies from the 1997 Balance Sheet Date through the Closing Date;

                  (iv) any and all tradenames, tradename rights, trademarks, trademark rights, patents, patent rights, copyrights, copyright rights, service marks, service mark rights, trade secrets, trade secret rights, intellectual property, intellectual property rights, confidential information, mailing lists, customer lists, supplier lists, market studies, training and equipment manuals, trade dress, designs, patterns, technology, know-how, processes, business opportunities and businesses, projects and products (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, applications relating to any of the foregoing and claims for infringement of or interference with any of the foregoing) and other proprietary information owned or used by each of the Companies, in any case whether domestic or foreign, registered or common law, including without limitation, but subject to Section 1.01(b)(iii), the names and/or trademarks "Jeri-Jo," "Currants," "Jamie Scott," "Energie," "Energie bi Currants," "Cotton Spirit" and "Arendine", and the goodwill associated therewith and all variations, simulations and derivations thereof;

                  (v) all receivables of each of the Companies, including without limitation, trade accounts receivable and other accounts receivable, notes receivable, loans receivable and advances shown or reflected on the 1997 Balance Sheet and all such acquired or created by each of the Companies from the 1997 Balance Sheet Date through the Closing Date (collectively, the "Receivables"), excluding only such Receivables as shall have been collected by each of the Companies from the 1997 Balance Sheet Date through the Closing Date;

                  (vi) all of each of the Companies' rights and entitlements under all Contracts (including without limitation, the Warehouse Lease and the Contracts set forth on Schedule 1.01(a)(vi) hereto, but other than the Retained Contracts);

                  (vii) all goodwill, other intangible property, all causes of action, actions, claims and rights of any kind of each of the Companies against other Persons (whether by contract or otherwise) relating to any of the Assets (including without limitation, the Property, the Intellectual Property, the Contracts and the Receivables), the Assumed Liabilities or the Business;

                  (viii) subject to Section 7.03(b) and Section 1.01 (b)(ii) hereof, all books and records (financial, accounting and other), correspondence, and all sales, marketing, advertising, packaging, promotional and other materials, files, data, drawings, designs, engineering and manufacturing data and other technical information and data (whether written, on disk, film, tape or other media, and including without limitation, all computerized data), and all other business and other records, in each case arising under or relating to the Assets (or any of them), the Assumed Liabilities or the Business;

                  (ix) all Permits, to the extent legally transferable;

                  (x) all prepaid expenses, refunds of U.S. customs duties, fees, assessments or other like payments and other refunds (other than Income Tax refunds), security and like deposits, securities, instruments and investments of each of the Companies;

                  (xi) all rights, remedies and benefits of each of the Companies arising under or relating to any of the Assets, the Assumed Liabilities or the Business, including without limitation, rights, remedies and benefits arising out of express or implied warranties, from manufacturers, contractors or suppliers of Property, Inventory or other Assets (or components thereof) or products sold or ordered by each of the Companies prior to the Closing Date (and in any case, any component thereof), and all causes of action and claims arising therefrom;

                  (xii) cash and cash equivalents, bank, securities and investment accounts (together with the cash, securities and other things held or deposited in all such accounts on the Closing Date); and

                  (xiii) all products and proceeds of any of the foregoing.

            (b) Excluded Assets. It is understood and agreed that the Companies are not selling, assigning or conveying to the Purchaser, the Purchaser is not purchasing and the Assets shall not include any of the following of the Companies (collectively, the "Excluded Assets"):

                  (i) Retained Contracts;

                  (ii) corporate minute books, stock transfer records and corporate seal of either of the Companies;

                  (iii) subject to Section 7.15 hereof, the registered trademark "Rachel Max";

                  (iv) all Income Tax refunds of each of the Companies other than with respect to Assumed Taxes;

                  (v) all causes of action, actions, claims and rights of any kind of either of the Companies against other Persons (whether by contract or otherwise), and other rights, remedies and benefits of either of the Companies, in any case relating to any of the Excluded Assets or Excluded Liabilities;

                  (vi) insurance claims in respect of Excluded Assets or Excluded Liabilities arising out of occurrences prior to the Closing Date; and

                  (vii) all products and proceeds of any of the foregoing.

      (c) Assumed Liabilities. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, each of the Companies agrees to assign to the Purchaser and the Purchaser agrees to assume from each of the Companies, and, if applicable, pay and discharge in accordance with the terms thereof, without duplication, the following (collectively, the "Assumed Liabilities"):

                  (i) each of the Contracts (including without limitation, the Warehouse Lease, but excluding Retained Contracts);

                  (ii) all trade and other accounts payable of each of the Companies, and all accrued ordinary course operating expenses of each of the Companies, in any case, which are not Excluded Liabilities and to the extent that such are reflected on the 1997 Balance Sheets or to the extent such are or were incurred, in the case of operating expenses in the ordinary course of business, between the 1997 Balance Sheet Date and the Closing Date and otherwise are not prohibited by this Agreement;

                  (iii) any and all liabilities, obligations and claims with respect to (a) any and all sales taxes imposed or claimed by any state, municipality, subdivision or instrumentality of the United States which arise by reason of the sale of the Assets to the Purchaser ("Sales Taxes") and (b) any and all other Taxes of either of the Companies imposed or claimed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and any and all interest and penalties thereon, which relate to the Assets or the operation or conduct of the Business on or prior to the Closing Date, and which are accrued and reflected on the 1997 Balance Sheet or have been accrued and have been reflected on the Companies' books and records since the 1997 Balance Sheet Date and prior to the Closing Date (collectively, the "Assumed Taxes");

                  (iv) all liabilities or obligations owing by either of the Companies for (a) accrued and unpaid salaries reflected on either of the Companies' books and records, (b) accrued vacation pay in the ordinary course business consistent with past practices, and (c) reimbursement obligations for travel and entertainment expenses incurred in the ordinary course of business consistent with past practices;

                  (v) all liabilities or obligations owing to the U.S. Customs Service, to the U.S. government or to a third party in connection with or arising from customs transactions by either of the Companies, including, but not limited to, duties, taxes, and fees, and interest thereon, liquidated damages, penalties, claims, and assessments, any of the foregoing whether actual or contingent and whether or not yet asserted by the U.S. Customs Service, U.S. government, or a third party, as well as any related actions, causes of action, suits, judgments, executions, bills, demands, and legal fees required to be paid in connection therewith;

                  (vi) all obligations in respect of Products sold prior to the Closing Date and returnable in the ordinary course of business after the Closing Date;

                  (vii) any unpaid borrowing, or Cash Dividends declared, by the Companies between the date of signing this Agreement and the Closing Date as provided in and as limited by Section VI(b) of this Agreement;

                  (viii) all liabilities or obligations under, relating to or with respect to the Jeri-Jo 401(k) Plan to the extent provided in Section
      7.07 hereof; and

                  (ix) all other ordinary course liabilities or obligations of, or claims against, either of the Companies of any kind or nature, whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not asserted, and whether known or unknown, and however arising, including liabilities arising under litigation disclosed on
      Schedule 1.01(c)(ix) hereto, but in any and all cases, which are not Excluded Liabilities.

      (d) Excluded Liabilities. Notwithstanding the foregoing, the Purchaser shall not assume nor be deemed to assume and each of the Companies hereby agrees to retain, remain solely responsible for, perform, pay and discharge promptly as and when due each of the following (collectively, the "Excluded Liabilities"):

                  (i) any and all liabilities or obligations owing by either of the Companies to, or claims against either of the Companies by, any Stockholder or any affiliate of either of the Companies or of any Stockholder (other than (a) accrued and unpaid salaries reflected on either of the Companies' books and records, (b) accruals for vacation pay in the ordinary course of business consistent with past practices and (c) reimbursement obligations for travel and entertainment expenses incurred in the ordinary course of business consistent with past practices), including without limitation, all liabilities and obligations arising out of or related to the Retained Contracts;

                  (ii) any and all liabilities, obligations or claims of any type relating to, arising under or in respect of any Benefit Plan (other than any accruals reflected on the 1997 Balance Sheet with respect to the Companies' obligations to contribute to any 401(k) plan in which any employee of either of the Companies participates and liabilities of such nature incurred in the ordinary course of business since the date of the 1997 Balance Sheet) or Multiemployer Plan, including, without limitation, any and all liabilities, obligations or claims (including without limitation costs and expenses incurred by employees of either of the Companies or by other participants on, prior to or after the Closing Date) relating to, arising under or in respect of all health (including without limitation post retirement health), medical, dental and similar plans in which any employee or other participant of either of the Companies participates or otherwise covering any employee or other participant of either of the Companies;

                  (iii) any and all liabilities, obligations or claims relating to, arising under or in respect of product liability or warranty claims (including without limitation for personal injury, damage to or loss of property, or consequential or punitive damages) relating to, arising out of or in respect of Products sold and delivered prior to the Closing;

                  (iv) any and all liabilities, obligations or claims to the extent covered by insurance arising out of events occurring on or prior to the Closing Date or conditions existing on or prior to the Closing Date (including without limitation, workers' compensation liabilities, obligations or claims);

                  (v) any and all liabilities, obligations or claims with respect to any and all Taxes imposed or claimed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and any and all interest and penalties thereon, in any case, which are not Assumed Taxes, and without limiting the foregoing, in any event which arise out of the sale of the Assets (and any of them) by either of the Companies (other than Sales Taxes);

                  (vi) subject to Sections 1.01(c)(v) and 1.01(c)(viii), any and all liabilities, obligations and claims relating to, arising out of or in respect of any and all violations of laws, rules, regulations or Permits by either of the Companies, any and all investigations by or before any Governmental Authority which have been asserted, and any and all judgments against either of the Companies, the Business or the Assets as of the Closing Date;

                  (vii) any and all liabilities, obligations and claims relating to, arising out of or in respect of any Environmental Claim in respect of occurrences or conditions existing prior to the Closing Date;

                  (viii) any and all liabilities, obligations and claims relating to, arising out of or in respect of the IDB Financing; and

                  (ix) any and all liabilities, obligations and claims relating to, arising out of or in respect of the Retained Contracts.

                                   SECTION II.

                               THE PURCHASE PRICE

            2.01 Purchase Price. (a) The purchase price for the Assets (other than the assumption of the Assumed Liabilities) shall consist of the Closing Purchase Price and the Earn Out Payment, if any (the "Purchase Price"). At the Closing, the Purchaser shall pay an aggregate amount for the Assets equal to $55,000,000 (the "Closing Purchase Price"). The Closing Purchase Price shall be paid at the Closing by bank wire transfer in immediately available funds to an account or accounts designated by the Companies at least two business days prior to the Closing. The Closing Purchase Price shall be subject to a post-Closing adjustment as set forth in Section 2.05 hereof.

                  (b) Upon the execution and delivery of this Agreement, the Purchaser and Norton shall deposit $1,000,000 (the "Escrow Deposit") by bank wire transfer in immediately available funds to an account designated by Parker Chapin Flattau & Klimpl, LLP (the "Escrow Agent") to be held in escrow by the Escrow Agent in accordance with the provisions of Section 8.04 hereof and the provisions of an Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement").

            2.02 Earn Out. (a)(i) In addition to the Closing Purchase Price and the Assumed Liabilities, the Purchaser and Norton jointly and severally agree to pay to the Companies the Earn Out Payment, if any, determined in accordance with the definition thereof and this Section 2.02. Subject to subsection (a)(ii) below, Norton may, in its discretion, pay a portion of the Base Earn Out Payment and the Incentive Earn Out Payment (collectively, the "Stock Earn Out Amount") by Norton's issuing to the Companies an aggregate number of shares of Norton's Common Stock, $0.01 par value (the "Norton Common Stock"), subject to Section 11.07 hereof, equal to the Stock Earn Out Amount divided by the Market Value per share of Norton Common Stock determined on the third business day preceding the Earn Out Payment Date (the "Earn Out Shares").

                  (ii) No later than five (5) days prior to the Earn Out Payment Date, Purchaser shall give written notice (the "Earn Out Notice") to each of the Companies regarding what portion, if any, of any Base Earn Out Payment and Incentive Earn Out Payment shall be the Stock Earn Out Amount, which Stock Earn Out Amount shall in no event constitute more than 50% of the aggregate Base Earn Out Payment and Incentive Earn Out Payment. Except as otherwise expressly provided in this Agreement, any Earn Out Notice given in accordance with the preceding sentence shall be binding upon Norton, the Purchaser, the Companies, the Stockholder Representative and the Stockholders. Except as otherwise expressly provided in this Agreement, failure by the Purchaser to timely give an Earn Out Notice shall result in (a) the Stock Earn Out Amount being 50% of each of the Base Earn Out Payment and the Incentive Earn Out Payment and (b) 50% of each of the Base Earn Out Payment and the Incentive Earn Out Payment being payable in cash. Following receipt of an Earn Out Notice, the Companies may request that the Purchaser and/or Norton deliver a certificate on and dated the Earn Out Payment Date or the Determination Date, as applicable, stating that the representations and warranties of the Purchaser and Norton set forth in Section V of this Agreement are correct as of such date with the same force and effect as though such representations and warranties had been made as of and on such date, as well as an opinion of counsel for the Purchaser and Norton, delivered to each of the Companies pursuant to the instructions of the Purchaser and Norton, in form and in substance reasonably satisfactory to each of the Companies and their counsel, covering the matters as set forth in Sections 5.01, 5.02, 5.03 and 5.04 hereof (collectively, the "Bring Down Obligation"). In the event that the Companies request, and on or before the Earn Out Payment Date or the Determination Date, as applicable, the Purchaser and/or Norton fail to perform, the Bring Down Obligation, the Earn Out Payment, if any, shall be payable to the Companies entirely in cash in immediately available funds on the Earn Out Payment Date or the Determination Date, as applicable, and not in shares of Norton Common Stock. In the event the Purchaser and/or Norton fails to timely pay the Earn Out Payment as aforesaid, the Companies may draw such amount under the Earn Out Letter of Credit (up to its then face amount), which drawing shall constitute payment by Norton and the Purchaser of the amount drawn and the Purchaser and Norton shall remain liable for any deficiency in the Earn Out Payment.

                  (iii) Unless there shall exist a Dispute, in which case the provisions of this Section 2.02(a)(iii) shall be inapplicable and the provisions of Section 2.02(b)(iii) shall be applicable, on the Earn Out Payment Date, (1) the Purchaser and Norton shall pay to the Companies, or their permitted assigns in accordance with Section 13.10 hereof, by wire transfer to a bank account designated by the Companies or such permitted assigns an amount (subject to the provisions of this subsection (a)), if any, equal to the amount by which the Earn Out Payment exceeds the Stock Earn Out Amount (the "Cash Earn Out Amount") and (2) the Purchaser shall deliver to each of the Companies, or their permitted assigns in accordance with Section 13.10 hereof, subject to Section 11.07 hereof, certificates representing, if any, the Earn Out Shares in payment of the Stock Earn Out Amount, if any. In the event the Purchaser and/or Norton fails to timely pay the Cash Earn Out Amount, the Companies may draw such amount under the Earn Out Letter of Credit (up to its then face amount), which drawing shall constitute payment by Norton and the Purchaser of the amount drawn and the Purchaser and Norton shall remain liable for any deficiency in the Cash Earn Out Amount.

            (b) (i) On or prior to the 45th day after each of the 1999 Month End Date and the 2000 Month End Date, Friedman shall give written notice to Norton and each of the Companies setting forth its calculations of EBITDA calculated in accordance with this Agreement for each of the twelve-month periods ending on the 1999 Month End Date and ending on the 2000 Month End Date (each, an "EBITDA Notice"). Each EBITDA Notice shall be accompanied by a statement of EBITDA of the Purchaser and its consolidated subsidiaries, if any (each, an "EBITDA Statement") for the applicable twelve-month period prepared by Friedman in accordance with GAAP (except for the absence of footnotes) and otherwise in accordance with the terms and conditions of this Agreement.

                  (ii) In addition, simultaneously with the delivery of the EBITDA Notice following the 2000 Month End Date, Friedman shall deliver, (1) a written statement (the "Accountants' Statement") to each of the parties hereto stating that such accountants have reviewed each EBITDA Notice and that EBITDA for each of the periods ending on the 1999 Month End Date and the 2000 Month End Date set forth in each EBITDA Notice was calculated in accordance with the provisions of this Agreement and (2) a balance sheet and statement of operations for the Purchaser and its consolidated subsidiaries, if any, at and for the 24-month period ending on the 2000 Month End Date audited by such accountants (the "Audit") and accompanied by their audit opinion thereon addressed to the Purchaser and Norton (the "Audited Statements"). The Purchaser and Norton, on the one hand, and the Companies and the Stockholders, on the other hand, agree, severally but not jointly, to satisfy any reasonable request from Friedman for indemnification and release of liability in connection with such written statement. Friedman shall have reasonable access to all relevant personnel of Norton and shall have the right to review (and to make copies of the relevant portions thereof) all accounting books and records of the Purchaser that such accountants reasonably deem relevant to the applicable EBITDA Notice and to the Audit, and the Purchaser shall provide access to such accounting books and records to such accountants during normal business hours and upon reasonable prior notice. The Companies shall request Friedman to permit Norton and its representatives to review and make copies of the relevant work papers with respect to the EBITDA Notices given by Friedman. The Purchaser and Norton, on the one hand, and the Companies and the Stockholders, on the other hand, agree severally but not jointly, to satisfy any reasonable request from Friedman for indemnification and release of liability in connection with any grant of access to such work papers. Each of the Companies and each of the Stockholders agree to use their respective best efforts to cause Friedman timely to prepare and deliver each EBITDA Notice, each EBITDA Statement, the Accountants' Statement and the Audited Statements.

                  (iii) If Norton and the Purchaser dispute the amounts or the calculations set forth on any EBITDA Notice or EBITDA Statement (in any case, a "Dispute"), Norton shall give written notice (the "Dispute Notice") to the Stockholder Representative at any time prior to the Earn Out Payment Date, which Dispute Notice shall specify in reasonable detail the matters and reasons for such dispute (and all calculations in respect thereof) and the amount of the Earn Out Payment in dispute (the "Dispute Amount"). Any amount which would otherwise constitute part of the Earn Out Payment resulting from the amounts set forth on the EBITDA Notices and which is not designated by Norton as a Dispute Amount shall not be in dispute (the "Non Dispute Amount"). The Non Dispute Amount shall first be allocated to the amount, if any, by which the Earn Out Payment exceeds the Stock Earn Out Amount (the "Cash Non Dispute Amount"), and second to the amount, if any, of the Stock Earn Out Amount (the "Stock Non Dispute Amount"). (The parties agree that set forth as Exhibit L hereto is an example of the application of the terms of the immediately foregoing sentence). On the Earn Out Payment Date, (1) the Purchaser and Norton shall pay to the Companies, or their permitted assigns in accordance with Section 13.10 hereof, by wire transfer to a bank account designated by the Companies or such permitted assigns, an amount, if any, equal to the Cash Non Dispute Amount and (2) the Purchaser shall deliver to each of the Companies, or their permitted assigns in accordance with Section
13.10 hereof, subject to Section 11.07 hereof, certificates representing, if any, the Earn Out Shares in payment of the Stock Non Dispute Amount, if any. In the event the Purchaser fails to timely pay the entire Non-Dispute Amount, such amount may, at the option of the Companies (by notice to the Purchaser given, if at all, prior to the payment by the Purchaser to the Companies of the Non-Dispute Amount), be payable entirely in cash, and the Companies may draw the entire Non-Dispute Amount under the Earn Out Letter of Credit (up to its then face amount), which drawing shall constitute payment by the Purchaser and Norton of the amount drawn and the Purchaser and Norton shall remain liable for any deficiency in the Non-Dispute Amount. On the Earn Out Payment Date, the Purchaser shall also deposit the Dispute Amount, allocated in accordance with the terms hereof, in cash and/or shares of Norton Common Stock, as applicable, with the Escrow Agent in accordance with the terms of the Escrow Agreement in the form attached as Exhibit A hereto. In the event of a Dispute and the failure of the Purchaser to timely make the deposit with the Escrow Agent representing the Dispute Amount pursuant to the Escrow Agreement, or in the event that the Disputed Matters have not been resolved by the delivery of a Determination on or prior to the fifth Business Day prior to the Termination Date (as defined in the Earn Out Letter of Credit), the Companies may collateralize the Dispute Amount by drawing under the Earn Out Letter of Credit up to its then face amount, which drawing shall constitute payment by the Purchaser and Norton of the amount drawn and which amount shall be held subject to the provisions of this Section 2.02(b)(iii) and the Purchaser and Norton shall remain liable for any deficiency in the Dispute Amount. In the event that a Dispute Notice is timely given and Norton and the Stockholder Representative are unable to resolve the disputed matters set forth in the Dispute Notice within 15 days after receipt by parties hereto of the Dispute Notice, all disputed matters raised in the Dispute Notice and not resolved (the "Disputed Matters") shall be submitted to (i) the New York office of Coopers & Lybrand LLP, and if such firm refuses to accept such engagement or is at such time rendering services to Norton, the Purchaser, either Company or any Stockholder, (ii) the New York office of Deloitte & Touche LLP, and if such firm refuses to accept such engagement or is at such time rendering services to Norton, the Purchaser, either Company or any Stockholder, (iii) such other nationally recognized independent accounting firm as is chosen by the mutual agreement of Norton and the Stockholder Representative acting in good faith (such firm which accepts the engagement, the "Independent Auditor"), for final resolution in accordance with the terms and provisions of this Agreement. Norton, the Stockholders and the Companies shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of such Disputed Matters (the "Determination") as soon as possible, but in no event later than 30 days after receipt of the Disputed Matters. The Determination shall be limited to the Disputed Matters, shall be final and binding upon all of the parties hereto, and shall be reflected in a written report which shall be delivered by the Independent Auditor to Norton, the Stockholders and the Companies (the date of delivery to all such parties, the "Determination Delivery Date"). One-half of all fees and disbursements of the Independent Auditor shall be paid by the Companies and the Stockholders, on the one hand, and one-half of such fees and disbursements shall be paid by Norton, on the other hand. In the event that the Disputed Matters are not resolved within 30 days following the submission of the Disputed Matters to the Independent Auditor, any amounts payable by the Purchaser set forth in the Determination ultimately delivered less any amounts drawn under the Earn Out Letter of Credit in respect of the Dispute Amount shall accrue interest from and after such 30th day at a rate per annum equal to the Prime Rate plus 2%. Any amounts payable to the Companies by the Purchaser as set forth in the Determination in excess of any amounts drawn under the Earn Out Letter of Credit in respect of the Dispute Amount shall be payable to the Companies on the first Business Day after the Determination Delivery Date (the "Determination Date") from the Dispute Amount held pursuant to the Escrow Agreement (and allocated among cash and shares of Norton Common Stock, if any, in accordance herewith, unless the Purchaser has failed to timely deposit the Dispute Amount with the Escrow Agent pursuant to the Escrow Agreement, in which case the Dispute Amount set forth in the Determination shall be payable entirely in cash), all by appropriate written instructions to the Escrow Agent given by the Purchaser, the Companies, the Stockholders and the Stockholder Representative (which instructions each of such persons agrees to give promptly upon request of the other applicable parties hereto, or in the case of the Stockholder Representative, the Companies and the Stockholders agree to cause to be given). It is understood and agreed that the Purchaser shall be entitled to, and such written instructions shall also direct the Escrow Agent to deliver to the Purchaser, any portion of the Dispute Amount held pursuant to the Escrow Agreement which is not payable to the Companies in accordance with the Determination (after giving effect to any drawing under the Earn Out Letter of Credit) and that on the Determination Date the Companies, the Stockholders and the Stockholder Representative shall pay to the Purchaser any amounts drawn under the Earn Out Letter of Credit in excess of the portion of the Dispute Amount which is payable to the Companies in accordance with the Determination. It is understood and agreed that if the Dispute Notice is not delivered prior to the Earn Out Payment Date, then each EBITDA Notice shall be deemed accepted and agreed to in all respects by all of the parties hereto and shall be final and binding upon all of the parties hereto.

            (c) In the event that, at any time during the Earn Out Period, (i) the aggregate face amount of letters of credit available to the Purchaser, including under the Credit Facility (or any successor or replacement to such Credit Facility provided by nationally recognized financial institutions or lenders (such successor or replacement, a "Replacement Credit Facility")), shall be less than $45,000,000 (including outstanding letters of credit opened by the Purchaser), (ii) a payment event of default shall have occurred and be continuing beyond any applicable notice and grace period under (x) the Credit Facility (or any Replacement Credit Facility) or (y) the Transaction Financing, or any other event of default shall have occurred and be continuing under (x) the Credit Facility (or any Replacement Credit Facility) or (y) the Transaction Financing, in any case, beyond any applicable notice and grace period under such Credit Facility (or any Replacement Credit Facility) or under such Transaction Financing, which event of default has resulted in the lenders thereunder accelerating amounts due thereunder or terminating their respective obligations to extend credit to the Purchaser thereunder, (iii) a Bankruptcy Event shall occur, (iv) Norton's Common Stock shall not be listed on a Securities Exchange or (v) a Change in Control shall occur (each an "Acceleration Event"), then the Earn Out Payment shall be payable entirely in cash. In the event of the occurrence of an Acceleration Event, a portion of the Earn Out Payment of up to the undrawn amount of the Earn Out Letter of Credit shall be payable immediately by drawing under the Earn Out Letter of Credit up to its then face amount. The balance of the Earn Out Payment shall be payable by the Purchaser and Norton on the Earn Out Payment Date and/or the Determination Date, as applicable, in accordance with Section 2.02(a)(iii) and/or Section 2.02(b)(iii), as applicable.

            2.03 Allocation of Purchase Price. The Purchase Price (including the Assumed Liabilities) shall be allocated among the Assets as set forth in
Schedule 2.03 hereto. The parties hereto agree that the allocation of the total Purchase Price is intended to comply with the allocation method required by
Section 1060 of the Code. The parties hereto shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted or supplemented if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code. None of the Purchaser, the Companies, Norton or any Stockholder will take, nor permit any affiliated Person to take, for any purpose, including Federal, state or local income tax purposes, any position inconsistent with the allocation set forth in Schedule 2.03 hereto, or, if applicable, such adjusted or supplemented allocation. Each of the Companies, each of the Stockholders, the Stockholder Representative, Norton and the Purchaser agree that each shall attach to its respective income tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocations set forth in Schedule 2.03 hereto. Each of the Companies, each of the Stockholders, the Stockholder Representative, Norton and the Purchaser agree that in the event of an audit conducted by the Internal Revenue Service regarding the allocation of Purchase Price, as reflected on each of the Companies' and Norton's (or the Purchaser's) respective tax returns, each shall promptly notify the other parties to this Agreement of such audit.

            2.04 Registration Rights.

            (a) Demand Registration Rights - General. The Stockholder Representative shall be entitled to demand, on behalf of each Person who is issued Registrable Shares by Norton (individually, a "Holder" and collectively, the "Holders"), for a period of three (3) years, commencing on the date of the last issuance by Norton of any Earn Out Shares, up to two (2) registrations (each a "Registration", collectively the "Registrations") in total pursuant to this Section 2.04. Such demand registration rights shall be for the benefit of Holders and shall be exercised upon the written demand by the Stockholder Representative that Norton effect a Registration under the Securities Act of all or part of the Registrable Shares, and upon such demand, Norton shall use its best efforts to effect a Registration under the Securities Act of the Registrable Shares that Norton has been so demanded to register by the Stockholder Representative for disposition in accordance with the intended method of disposition stated in such demand. Up to one (1) such demand may be a demand for, at the option of the Stockholder Representative by notice to Norton given, if at all, at any time during such three (3) year period, an underwritten public offering (an "Underwritten Offering") as provided for in Sections 2.04(b) and 2.04(c). If the Stockholder Representative does not demand the registration of an Underwritten Offering, the Stockholder Representative shall have the option to demand up to two (2) non-underwritten Registrations (each, a "Non-Underwritten Offering") under which the Stockholder Representative shall have the right to have a registration statement or registration statements (assuming more than one (1) demand registration is made pursuant to this Section 2.04(a)) effective for both such registration statements for a period of an aggregate of 548 days. A Non-Underwritten Offering demanded pursuant to this Section 2.04(a) shall not be deemed to have been effected and shall not be considered as one of the demand registrations which may be demanded pursuant to this Section 2.04(a) unless (A) a registration statement with respect thereto has become effective, (B) such registration statement, individually or in the aggregate with a second demanded registration statement (if such second registration is so demanded by the Stockholder Representative), has remained effective for an aggregate of 548 days after the date of effectiveness thereof and (C) such registration statement has not become subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason or such registration statement has become effective within 30 days thereafter. Notwithstanding anything to the contrary contained herein, no demand shall be effective under this Section 2.04(a) if (i) made within 150 days after the effective date of a registration statement filed by Norton in which a Holder shall have been entitled to join thereof, subject to an extension if requested by an underwriter in its good faith judgment or (ii) Norton furnishes to the Stockholder Representative a certificate signed by the Chief Executive Officer of Norton stating that in the good faith judgment of the Board of Directors of Norton, the filing of a registration statement would materially and adversely interfere with or result in the premature disclosure of any material financing, acquisition, corporate reorganization or other material transaction or event involving Norton or its subsidiaries that is pending or imminent at the time and described in such certificate, then Norton shall have the right to defer (x) the first Registration demanded by the Stockholder Representative for a period of not more than 20 days after receipt of the demand for Registration by Norton from the Stockholder Representative, and (y) the second Registration demanded by the Stockholder Representative for a period of not more than 90 days after receipt of the demand for Registration by Norton from the Stockholder Representative; provided, however, that in each such Registration demanded by the Stockholder Representative, Norton shall use all reasonable efforts to minimize the period of such deferral and may not utilize this right more than once in any twelve month period. A Registration shall not count as a Registration pursuant to this Section 2.04(a) unless the Holders are able to register at least 60% of the Registrable Shares demanded to be included in such Registration pursuant to this Section 2.04(a).

            (b) Demand Registration Rights - Underwritten Offering. If within three (3) years of the last issuance by Norton of any Earn Out Shares, the Stockholder Representative delivers to Norton a list of Persons to whom Registrable Shares, if any, are issued, along with a notice demanding that Norton register such of the shares, as set forth in such notice, for resale by such Holders under the Securities Act in an Underwritten Offering, then Norton shall use its best efforts to effect the registration of the resale of all such Registrable Shares by the Holders under the Securities Act pursuant to subsection (c) below, at its sole cost and expense. The Companies and the Holders shall assist and cooperate with Norton in the preparation of any registration statement covering the Registrable Shares. Norton, at its sole cost and expense, shall also take any actions necessary to register the resale of the Registrable Shares by the Holders under applicable state securities or "blue sky" laws (provided that Norton shall not be required in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any state). Each of Norton and the Holders shall notify the other promptly of the receipt of any comments from the Securities and Exchange Commission (the "Commission") or its staff and of any request by the Commission or its staff for amendments or supplements to the registration statement or prospectus or for additional information and shall supply the other with copies of all correspondence with the Commission or its staff with respect to the registration statement or prospectus.

            (c) Underwritten Offering - General. If any demand is made pursuant to Section 2.04(b) above, then Norton shall, within ten (10) Business Days after receipt by Norton of such demand, use its reasonable best efforts to find an underwriter who would be willing to underwrite the resale of the Registrable Shares so demanded. If the Holders timely object to a notice of proposed underwriter or if Norton, despite its reasonable best efforts, is unable to find an underwriter who would be willing to underwrite the resale of the Registrable Shares so demanded, the Holders may, within five (5) days after Norton so notifies the Stockholder Representative of its selection of an underwriter or of its inability to find an underwriter, propose an underwriter of good standing, subject to Norton's approval, which approval shall not be unreasonably withheld or delayed. If within 10 days of the delivery to the Stockholder Representative of a notice of the proposed underwriter hereunder none of the Holders have objected in writing to such underwriter, Norton will reasonably cooperate with the Holders and such underwriter in such underwriting, including entering into an underwriting agreement with the Holders and the underwriter with standard terms and conditions; provided, however, that

Norton shall have no liability or obligation with respect to any underwriters' discounts, commissions, fees or expenses. Notwithstanding anything to the contrary contained in this Agreement, the Holders who are able, in the opinion of counsel reasonably acceptable to Norton (Norton agreeing that the counsel set forth in Section 13.01(b) hereof will be acceptable), to sell their Registrable Shares pursuant to subsection (k) of Rule 144 shall, jointly and severally reimburse Norton a percentage of the reasonable out-of-pocket costs and expenses incurred and otherwise payable by Norton in connection with its compliance with
Section 2.04(b) and Section 2.04(c), which percentage shall equal the ratio of the number of Registrable Shares held by such Holders and included in the subject registration to the total number of shares of Norton Common Stock being registered in the subject registration. Any reimbursements under this Section 2.04(c) shall be made promptly after receipt by the Stockholder Representative of invoices therefor.

            (d) Incidental Registration Rights - General. In the event that, at any time or from time to time, Norton proposes to register any shares of Norton Common Stock (the "Primary Registration Shares"), under the Securities Act, other than pursuant to a registration statement on Form S-4 or S-8 or any successor to such Forms, for the purpose of the sale or other transfer of the Primary Registration Shares by Norton, Norton shall mail or deliver a written notice (a "Registration Notice") of its intention so to register the Primary Registration Shares to each Holder and such Person likely to become a Holder, of which Norton has received notice, within sixty (60) days of the Registration Notice (the persons to whom such Registration Notice is given, collectively, the "Supplemental Registration Investors", and together with the Holders, if any, the "Registration Investors") at least 20 days prior to the filing of the registration statement covering the Primary Registration Shares.

            (e) Incidental Registration Rights - Registration Notice. In the event that a Registration Notice shall have been so mailed or delivered, the Supplemental Registration Investors, at their election, may deliver to Norton a written notice or notices (each, a "Supplemental Notice") (i) specifying the number of Registrable Shares which are not the subject of an effective registration statement ("Supplemental Registration Shares", and together with the Registrable Shares, the "Registration Shares") proposed to be sold or otherwise transferred by the Supplemental Registration Investors and (ii) requesting the registration thereof under the Securities Act; provided, however, that such Supplemental Notice shall be so delivered not more than 15 days after the date of delivery to the Supplemental Registration Investors of a Registration Notice.

            (f) Incidental Registration Rights - Supplemental Notice. From and after receipt of a Supplemental Notice, subject to Norton's sole right to withdraw any registration statement filed or to discontinue any registration efforts described in Section 2.04(d) at any time and for any reason, Norton shall use its best efforts to cause the resale of the Supplemental Registration Shares to be registered under the Securities Act and to effect and to comply with all such qualifications and requirements as may be necessary to permit the sale or other transfer of such Supplemental Registration Shares, including without limitation, qualifications under the applicable "blue sky" or other state securities laws (provided that Norton shall not be required in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any state); provided, however, that if in the case of an underwritten public offering of securities, the managing underwriter shall advise Norton that inclusion of some or all of such Supplemental Registration Shares would, in such managing underwriter's judgment, interfere with the proposed distribution of the securities initially to be covered by the applicable registration statement, then Norton may, upon written notice to the Supplemental Registration Investors, reduce and allocate the Supplemental Registration Shares to be included in the registration statement (if and to the extent such reduction and allocation is stated by such managing underwriter as necessary to eliminate such interference) pro rata among holders of Supplemental Registration Shares on the basis of the number of shares of Norton Common Stock held by such holders.

            (g) Procedure. If and whenever Norton is required by the provisions of this Section 2.04 to use its best efforts to effect the registration under the Securities Act of the offer and sale of Registration Shares, Norton shall:

            (i) in the case of a Non-Underwritten Offering, prepare and file with the Commission a registration statement with respect to the resale of such Registration Shares by the Registration Investors within twenty (20) Business Days of a demand to do so and use its best efforts to cause such registration statement to become effective as promptly as reasonably possible, and, in the case of an Underwritten Offering, prepare and file with the Commission a registration statement with respect to the resale of such Registration Shares by the Registration Investors and use its best efforts to cause such registration statement to become effective, all as promptly as reasonably possible after the receipt of a demand for an Underwritten Offering;

            (ii) as promptly as reasonably possible, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective (1) in the case of a Non-Underwritten Offering, for the lesser of (A) 548 days, which days shall be computed individually or, if Norton has previously effected a registration statement due to the Stockholder

      Representative's demand for a Non-Underwritten Offering, upon aggregation with the total days of effectiveness of such previously effected registration statement or (B) the date on which all Registration Shares, as the case may be, included in such registration statement or registration statements shall have been sold by the Registration Investors, and, (2) in the case of an Underwritten Offering, until the date which is the earlier to occur of the date on which all Registration Shares included in such registration statement shall have been sold by the Registration Investors or the date on which such registration statement, prior to becoming effective, is withdrawn by Norton;

            (iii) as promptly as reasonably possible, furnish to the underwriter or the Registration Investors, as the case may be, such number of copies of the prospectus used in connection with such registration statement, including the preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as may reasonably be requested by the Commission in order to facilitate the public sale or other disposition of such Registration Shares; and

            (iv) as promptly as reasonably possible, notify the Registration Investors in writing, at any time when a prospectus relating to such Registration Shares is required to be delivered under the Securities Act within the appropriate period mentioned in clause (ii) above, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of circumstances then existing, and as promptly as practicable (in light of the circumstances causing such untrue statement or omission) prepare (and file with the Commission) and furnish to the Registration Investors a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            (h) Provide Information. Each of the Registration Investors, severally and not jointly, agrees to furnish Norton such information regarding itself, himself or herself and the proposed distribution of Registration Shares by such Registration Investor as Norton may from time to time reasonably request in writing in order to prepare a registration statement and prospectus or any supplement or amendment thereto pursuant to the Securities Act and the rules and regulations promulgated thereunder.

            (i) Delivery. Each of the Registration Investors, severally and not jointly, agrees that, upon receipt of a written notice from Norton of the happening of any event of the kind described in clause (iv) of subsection (g) above, it, he or she will forthwith discontinue its, his or her disposition of Registration Shares pursuant to the registration statement relating to such Registration Shares until receipt of the copies of the supplemented or amended prospectus contemplated by clause (iv) of subsection (g) above and, if so requested by Norton in writing, will deliver to Norton (at Norton's expense) all copies then in its, his or her possession, other than permanent file copies, of the prospectus relating to such Registration Shares.

            (j) Expenses. Except as set forth in subsection (c) above, Norton shall pay all expenses (the "Registration Expenses") necessary to effect under the Securities Act any registration statements, amendments or supplements filed pursuant to this Section 2.04 (other than underwriters' discounts and commissions and brokerage commission and fees, if any, payable with respect to securities sold by the Registration Investors), including without limitation, printing expenses, fees of the Commission and The NASDAQ Stock Market, Inc., expenses of compliance with "blue sky" and other state securities laws, accounting and legal fees and expenses of Norton and reasonable legal fees and expenses of one counsel for all of the Registration Investors.

            (k) Underwriter. If the Primary Registration Shares or the Registration Shares (other than as set forth in subsection (c)) are to be distributed by or through one or more underwriter(s), as determined by Norton in its sole discretion, Norton will have the sole right to select the managing underwriter(s) to administer the offering.

            (l) Indemnification - Registration Investors. In the event of any registration pursuant to this Section 2.04 covering Registration Shares, Norton will indemnify and hold harmless each of the Registration Investors whose Registration Shares are included in such registration and each Person if any, who controls the applicable Registration Investor (the "Registration Indemnitees") against any Damages which arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Norton will not be liable to a Registration Indemnitee in any such case to the extent that any such Damage arises out of or is based upon (x) an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said prospectus, or any said amendment or supplement, in reliance upon and in conformity with written information furnished by such Registration Indemnitee specifically for use in the preparation thereof or
(y) such Registration Indemnitee's failure to deliver a copy of the prospectus or any amendments or supplements thereto (if required by applicable law) to the Person asserting any Damage.

            (m) Indemnification - Norton. In the event of any registration pursuant to this Section 2.04 covering Registration Shares, each Registration Investor (if securities of the applicable person are included in the subject registration statement) shall, severally and not jointly, as to such person in the instances and to the extent set forth in this subsection (m) indemnify and hold harmless Norton, each of its directors and officers who has signed any registration statement, and each Person, if any, who controls Norton within the meaning of the Securities Act, against any Damages, to which Norton or any such director, officer, or controlling Person may become subject, under the Securities Act or otherwise, insofar as such Damages, arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in said registration statement, said preliminary prospectus, said prospectus, or said amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, said preliminary prospectus, said prospectus, or said amendment or supplement, in reliance upon and in conformity with written information furnished by such Registration Investor specifically for use in the preparation thereof, provided, however, that in the case of an underwritten offering, any such agreement to indemnify Norton or any such director, officer, or controlling Person with respect to any preliminary prospectus shall not inure to the benefit of Norton or any such director, officer, or controlling Person to the extent that any Damage of Norton or any such director, officer, or controlling Person results solely from an untrue statement of material fact contained in, or the omission of a material fact from, such preliminary prospectus which untrue statement or omission was corrected in the final prospectus, if the underwriter(s) failed to send or give a copy of the final prospectus to the Person asserting such loss, claim, damage or liability at or prior to the written confirmation of the sale of such securities to such Person, and provided further that any such agreement by any of the Registration Investors to indemnify Norton or any such director, officer, or controlling Person shall be on a several (and not joint) basis in proportion to the number of securities sold by each Registration Investor in such underwritten offering and shall be limited in amount to the net proceeds received by such Registration Investor in such underwritten offering.

            (n) Representations and Warranties; Opinions. (i) With respect to any underwritten offering, each of the

Registration Investors severally and not jointly (if it, he or she shall sell securities owned in such offering) shall, in addition to the foregoing, provide the underwriter of such offering with customary representations and warranties, and indemnification, in each instance as shall be reasonably requested by the underwriter, provided, however, that any such agreement to indemnify an underwriter with respect to any preliminary prospectus shall not inure to the benefit of any such underwriter to the extent that any Damage of any such underwriter results solely from an untrue statement of material fact contained in, or the omission of a material fact from, such preliminary prospectus which untrue statement or omission was corrected in the final prospectus, if such underwriter failed to send or give a copy of the final prospectus to the Person asserting such loss, claim, damage or liability at or prior to the written confirmation of the sale of such securities to such Person, and provided further that any such agreement by any of the Registration Investors to indemnify an underwriter shall be on a several (and not joint) basis in proportion to the number of securities sold by each Registration Investor in such underwritten offering and shall be limited in amount to the net proceeds received by such Registration Investor in such underwritten offering.

            (ii) Nothing contained herein shall be deemed to limit the ability of the Holders to sell any Registrable Shares under subsection (k) of Rule 144 under the Securities Act and to request a letter from counsel reasonably acceptable to Norton to such effect (Norton agreeing that the counsel set forth in Section 13.01(b) hereof will be acceptable) or counsel reasonably acceptable to the Stockholder Representative (the Stockholder Representative agreeing that counsel set forth in Section 13.01(c) hereof will be acceptable).

            2.05 Post-Closing Adjustment. (a) Within 45 days after the Closing Date, Friedman shall deliver to Norton a combined balance sheet of the Companies as of the Closing Date prepared in accordance with GAAP and otherwise on the same basis as the 1997 Balance Sheet (the "Final Closing Balance Sheet"), without giving effect to the Closing hereunder or the Transaction Financing. If Norton does not notify the Stockholder Representative in writing that it disputes the aggregate Book Value reflected on the Final Closing Balance Sheet within 15 days of such delivery, which notification shall include a statement in reasonable detail of the basis for the dispute and Norton's calculation of the aggregate Book Value on the Closing Date, calculated in accordance with this
Section 2.05(a) (a "Post-Closing Dispute Notice"), then on the 20th day following such delivery (i) if the aggregate Book Value reflected on the Final Closing Balance Sheet is greater than $15,000,000, the Purchaser shall pay such excess to the Companies or (ii) if the aggregate Book Value reflected on the Final Closing Balance Sheet is less than $15,000,000, the Companies and the Stockholders, jointly and severally, shall pay such shortfall to the Purchaser.

            (b) If Norton shall deliver timely a Post-Closing Dispute Notice in accordance with Section 2.05(a) hereof, then (i) if the lowest of the two aggregate Book Values reflected on the Final Closing Balance Sheet and the Post-Closing Dispute Notice is greater than $15,000,000, the Purchaser shall pay the excess of such lowest amount over $15,000,000 to the Companies within 5 days following delivery of the Post-Closing Dispute Notice, or (ii) if the highest of the two aggregate Book Values reflected on the Final Closing Balance Sheet and the Post-Closing Dispute Notice is less than $15,000,000, the Companies and the Stockholders, jointly and severally, shall pay such shortfall of $15,000,000 over such highest amount to the Purchaser within 5 days following delivery of the Post-Closing Dispute Notice.

            (c) In the event that a Post-Closing Dispute Notice is timely given and Norton and the Stockholder Representative are unable to resolve the disputed matters set forth in the Post-Closing Dispute Notice within 15 days after receipt by the Stockholder Representative of the Post-Closing Dispute Notice, all disputed matters raised in the Post-Closing Dispute Notice and not resolved shall be submitted to the Independent Auditor, for final resolution in accordance with the terms and provisions of this Agreement. Norton, the Stockholders and the Companies shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of such disputed matters (the "Post-Closing Determination") as soon as possible, but in no event later than 30 days after written submission of the disputed matters to the Independent Auditor. The Post-Closing Determination shall be limited to such disputed matters, shall be final and binding upon all of the parties hereto, and shall be reflected in a written report which shall be delivered by the Independent Auditor to Norton, the Stockholders, the Stockholder Representative and the Companies. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Companies and the Stockholders, on the one hand, and one-half of such fees and disbursements shall be paid by Norton, on the other hand.

            (d) If the aggregate Book Value determined in accordance with the Post-Closing Determination is (x) greater than the sum of $15,000,000 and any amounts paid by the Purchaser pursuant to Section 2.05(b)(i), then the Purchaser shall pay such excess to the Companies within 5 days of receipt of the Post-Closing Determination or (y) less than $15,000,000 minus any amounts paid by the Companies and the Stockholders to the Purchaser pursuant to Section 2.05(b)(ii), then the Companies and the Stockholders shall pay such shortfall to the Purchaser within 5 days of receipt by the Stockholder Representative of the Post-Closing Determination.

            (e) Any payments made under this Section 2.05 shall be made by bank wire transfer in immediately available funds to an account or accounts designated by Norton or the Stockholder Representative, as applicable, at least two business days prior to the date such payment is due.

                                  SECTION III.

                        REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANIES AND THE STOCKHOLDERS

            Each of the Stockholders and each of the Companies, jointly and severally, hereby represent and warrant to the Purchaser and Norton, as of the date hereof and as of the Closing Date (provided that no representation or warranty herein shall be deemed to refer to any Excluded Asset or Excluded Liability), that:

            3.01 Organization and Qualification. Each of the Companies is duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Companies is in good standing in the State of New Jersey which is the only jurisdiction in which the failure so to qualify would have or would reasonably be expected to have, in the aggregate, a material adverse effect on the Assets, the Business or on the businesses, affairs, properties, assets, results of operations or the condition (financial or other) of the Companies taken as a whole (a "Material Adverse Effect"). The Companies have no subsidiaries and own no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity, nor has any agreement with any Person to acquire any such capital stock or other proprietary interest. Each of the Companies has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own their respective properties, to conduct their respective businesses and to enter into and consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by each of the Companies pursuant hereto.

            3.02 Authority. The execution and delivery by each of the Companies of this Agreement and each other instrument or document required to be executed and delivered by each of the Companies pursuant hereto, the performance by each of the Companies of their respective covenants and agreements hereunder and thereunder and the consummation by each of the Companies of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action, including all board of director and stockholder approvals. This Agreement and each other instrument or document required to be executed and delivered by each of the Companies pursuant hereto, constitutes a valid and legally binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and general principles of equity.

            3.03 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by either of the Companies pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates or violated any provision of the certificate of incorporation or by-laws of either of the Companies or, subject to the satisfaction of Section 9.04 hereof and except as set forth on Schedule 3.03 hereto, any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or conflicts or conflicted with or will result or resulted in any breach of any of the terms of or constitute or constituted a default under or result or resulted in the termination of or the creation of any Lien pursuant to the terms of or otherwise affect or affected the continuation, validity or effectiveness of any Contract. Except with respect to the HSR Act or as set forth on Schedule 3.03 hereto, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are or were required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by either of the Companies pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

            3.04 Capitalization. All of the issued and outstanding shares of capital stock of all classes of each of the Companies are owned beneficially and of record by such of the Stockholders as set forth on Schedule 3.04 hereto.

            3.05 Financial Statements; No Undisclosed Liabilities. (a) The Companies have delivered to the Purchaser their combined audited balance sheets as at December 31, 1997 (the "1997 Balance Sheet"), December 31, 1996 and December 31, 1995 and the related statements of operations and retained earnings and of cash flows for the 12-month periods then ended (collectively, the "Full Year Financial Statements"). The Full Year Financial Statements have been prepared from the books and records of each of the Companies and in accordance with GAAP consistently applied and maintained throughout the periods indicated, and fairly present the combined financial condition of the Companies as at their respective dates and the combined results of their operations for the periods covered thereby.

            (b) Except (i) to the extent set forth in or reserved against in the 1997 Balance Sheet (or in the related notes thereto) or as identified in
Schedule 3.05 hereto, (ii) for current liabilities (determined in accordance with GAAP) incurred in the ordinary course of business consistent with past practices since the 1997 Balance Sheet Date, (iii) for liabilities and obligations under the Contracts and (iv) for liabilities or obligations which have not had or would not be reasonably expected to have, in the aggregate, a Material Adverse Effect, the Companies do not have any liabilities or obligations of any nature, whether accrued, absolute or contingent or otherwise, whether due or to become due of a type which would currently be required to be reflected under GAAP on a balance sheet (or in the related notes thereto) as a liability or a charge or reserve against an asset or equity account.

            3.06 Accounts Receivable; Inventories.

                  (a) All Receivables of each of the Companies reflected on the 1997 Balance Sheet and all Receivables which have arisen since the 1997 Balance Sheet Date are valid and shall have arisen only from bona fide arm's-length transactions in the ordinary course of the Business. To the knowledge of either of the Companies or any of the Stockholders, except for returns, allowances and discounts in the ordinary course of business, no such Receivables are subject to any counterclaim or set-off which could have, in the aggregate, a Material Adverse Effect.

                  (b) All items of Inventory reflected on the 1997 Balance Sheets, or thereafter acquired by either of the Companies (and not subsequently disposed of in the ordinary course of business), consist of items of a quality and quantity which are merchantable and usable in the normal course of the Business at least equal to the values at which such items are carried on the books and records of each of the Companies. The values at which such items of Inventory are carried on the 1997 Balance Sheet, or in the case of Inventory acquired following the 1997 Balance Sheet Date on the books and records of each of the Companies, reflect the normal inventory valuation policy of each of the Companies (including the writing down of or reserving against the value of slow-moving or obsolete inventory) and stating items of Inventory at the lower of cost or market (on a first-in, first-out method) in accordance with GAAP consistently applied.

            3.07 Accounts Payable, Etc. The accounts and notes payable and accrued expenses reflected on the 1997 Balance Sheet or thereafter incurred by either of the Companies are claims that arose in the ordinary course of business and consistent with past practices. Since the 1997 Balance Sheet Date, the accounts and notes payable and accrued expenses of each of the Companies have been maintained on a basis consistent with past practices, except where such accounts or notes payable are subject to good faith, bona fide disputes.

            3.08 Absence of Certain Changes. Except as set forth in Schedule
3.08 hereto, subsequent to the 1997 Balance Sheet Date, with respect to each of the Companies or the Business, there has not been any (a) event or condition (other than general economic conditions or conditions affecting the apparel industry in general) which has had or would be reasonably expected to have a Material Adverse Effect; (b) damage or destruction (whether or not insured) affecting any of the Assets (other than Inventory in transit) or, to the knowledge of either of the Companies or any of the Stockholders, any Inventory in transit which, in either case, has had or would be reasonably expected to have a Material Adverse Effect; (c) actual dispute or, to the knowledge of either of the Companies or any of the Stockholders, threatened dispute pertaining to the Business with any material customer, supplier or purchasing agent, or actual, or to the knowledge of either of the Companies or any of the Stockholders, threatened, loss of business from any material customer, supplier or purchasing agent which has had or would reasonably be expected to have a Material Adverse Effect; (d) changes in the methods or procedures for billing or collection of customer accounts receivable or other receivables or recording of customer accounts receivable or other receivables or reserves for doubtful accounts with respect to the Business, except to conform with customer requirements; (e) addition to or modification of any of the employee benefit plans, arrangements or practices (including those listed on Schedule 3.17 hereto) other than contributions made in the ordinary course of business consistent with past practices; (f) except as expressly permitted in this Agreement, sale, assignment or transfer of any of the Assets, and then in any case in the ordinary course of business and consistent with past practices; (g) except in the ordinary course of business, cancellation of any debts or waivers of any claims or rights of substantial value to either of the Companies which has had or would reasonably be expected to have a Material Adverse Effect; (h) capital expenditures in excess of $200,000 in the aggregate for repairs or additions to property, plant, equipment or tangible capital assets or commitments to make any such capital expenditures; (i) change in any method of accounting or accounting principles; (j) change in the methods of purchasing any of the Inventory; (k) failure to replenish inventories of the Business in a normal and customary manner consistent with past practices which failure has had or would be reasonably expected to have a Material Adverse Effect; (l) except in the ordinary course of business consistent with past practices, purchase commitments in excess of the requirements of the Business or at any price materially in excess of the then current market price which have had or would reasonably be expected to have a Material Adverse Effect; (m) mortgage, pledge, charge, security interest or any other Lien with respect to any of the Assets or the Business (other than Permitted Liens); or (n) agreement or commitment to do any of the foregoing.

            3.09 Loans, Etc. Except as set forth on Schedule 3.09 hereto, none of the Companies has outstanding any Company Indebtedness and is not a party to any loan agreement, contract, obligation or arrangement for the payment of borrowed money to any Person.

            3.10 Real Property Owned or Leased. A complete and accurate list and description of all real property leased to either of the Companies or in which either of the Companies have any interest is set forth on Schedule 3.10 hereto. None of the Companies owns any real property. Except as set forth on Schedule 3.10, all such leased real property is held subject to written leases or other written agreements which are valid and effective in all material respects in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and general principles of equity. To the knowledge of each of the Companies and each of the Stockholders, there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute a default, thereunder on the part of either of the Companies, except for defaults which have not had or would not be reasonably expected to have a Material Adverse Effect. None of the Companies nor any of the Stockholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Schedule
3.10 hereto.

            3.11 Title to Assets; Condition of Property. (a) Each of the Companies has good title to all of their respective Assets, including without limitation, the Assets reflected on the 1997 Balance Sheet (except for Inventory sold, used or consumed and Receivables collected or written off since the 1997 Balance Sheet Date, in any case, in the ordinary course of business consistent with past practices), free and clear of all Liens, except for Permitted Liens. None of the Stockholders (other than in their capacities as such) nor any other affiliate of either of the Companies nor any other Person has any right to or interest in the Business or in any of the Assets or any of the proceeds thereof. The Assets constitute all of the assets used in the operations of, and necessary to operate, the Business as presently conducted. Each of the Companies has the right, power and authority to sell and transfer all of their respective portion of the Assets to the Purchaser, and upon such sale and transfer, and subject to the Purchaser's satisfaction of the closing condition set forth in Section 9.08 hereof, the Purchaser will acquire good and valid title to the Assets, free and clear of all Liens, except for Permitted Liens (including the Liens set forth in clause (iii) of the definition of Permitted Liens).

            (b) Except as set forth on Schedule 3.11 hereto, all of the material tangible assets (including without limitation, all material equipment, but excluding Inventory) owned or leased by either of the Companies are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they presently are being used. None of the Assets or any other properties leased or used by either of the Companies (or uses to which they are put) fails to conform with any applicable agreement, or existing law, ordinance or regulation, except where the failure to conform has not had or would not reasonably be expected to have a Material Adverse Effect.

            3.12 Taxes. (a) Each of the Companies has filed or caused to be filed on a timely basis all Federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by each of the Companies and has paid all taxes, including but not limited to, income, capital gains, license, gross receipts, net worth, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, "Taxes") shown to be due on such Tax Returns. There are no Tax Liens on any of the Assets. Except as set forth on
Schedule 3.12 hereto, no Tax Returns of either of the Companies have been audited in the five calendar years prior to the date of this Agreement and to the knowledge of either of the Companies and each of the Stockholders there are no threatened audits against either of the Companies and no written inquiries have been received by either of the Companies from any taxing authorities with respect to possible claims for Taxes or assessments.

            (b) Except as set forth on Schedule 3.12 hereto, each of the Companies has properly and timely filed all elections and other documents necessary for it to be treated as a Subchapter S corporation under the Code and any applicable state and local law, and no challenge to the validity of such status has been made within the past six years against either of the Companies by any Person.

            (c) None of the Companies is a foreign person within the meaning of
Section 897 or Section 1445 of the Code.

            3.13 Permits; Compliance with Applicable Law; Permits;
Environmental.

            (a) General. None of the Companies and none of the Stockholders has received written notice that either of the Companies is in default under any existing law, statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, and, to the knowledge of each of the Companies and each of the Stockholders, the Premises are in compliance with all existing laws, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority, except where the failure to be in compliance has not had or would not be reasonably expected to have a Material Adverse Effect. None of the Companies nor any of the Stockholders has received any written notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in a timely manner.

            (b) Permits. Set forth in Schedule 3.13(b) hereto, is a complete and accurate list of all permits, licenses, approvals, franchises and authorizations issued by

Governmental Authorities (collectively the "Permits"), held by each of the Companies in connection with the Business. To the knowledge of each of the Companies and each of the Stockholders, the Permits set forth in Schedule 3.13(b) hereto are all the Permits required for the Companies to conduct the Business, except where the failure to have any such Permits has not had or would not be reasonably expected to have a Material Adverse Effect. All the Permits set forth in Schedule 3.13(b) hereto are in full force and effect, except where the failure to have any such Permits has not had or would not reasonably be expected to have a Material Adverse Effect. No action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of either of the Companies or any of the Stockholders, threatened. To the knowledge of each of the Companies and each of the Stockholders, there are no existing state of facts which would constitute a default by either of the Companies under any such Permit, except for such defaults which have not had or would not be reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 3.13(b) hereto, the consummation of the transactions contemplated hereby will not affect the continuation, validity or effectiveness of the Permits set forth in Schedule 3.13(b) hereto, or require the consent of any Governmental Authority or Person.
Schedule 3.13(b) hereto identifies each Permit which is not legally transferable and each of the Companies shall use their respective reasonable efforts to obtain on or prior to the Closing Date all required consents to make available to the Purchaser the full benefits of such Permits as of the Closing Date.

            (c) Environmental, Health and Safety.

            Except as set forth on Schedule 3.13(c) hereto:

                  (i) To the knowledge of either of the Companies or any of the Stockholders, each of the Companies has duly complied with, the Business is being conducted and has been conducted in compliance with, and the real property subject to the leases listed on Schedule 3.10 hereto, and improvements thereon, (all such leased real property, and improvements thereon, is herein referred to collectively as the "Premises"), are in compliance with, all Environmental Laws, except where the failure to be in compliance has not had or would not be reasonably expected to have a Material Adverse Effect;

                  (ii) Each of the Companies has been issued, and will maintain until the date of the Closing, all required Federal, state and local permits, licenses, certificates and approvals relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant", and (2) petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production), or
(F) other environmental, health and safety matters (collectively, "Hazardous Substances");

                  (iii) None of the Stockholders or either of the Companies have received written notice of any Environmental Claim made or threatened against either of the Companies;

                  (iv) To the knowledge of either of the Companies or any of the Stockholders, none of the Companies nor any other Person has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Hazardous Substances, arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws, in each case, with respect to the Premises; and

                  (v) To the knowledge of either of the Companies or any of the Stockholders, none of the Premises nor any property to which either of the Companies have, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as referred to in CERCLA) or on any similar Federal, state or foreign list of sites requiring investigation or clean-up.

            3.14 Licenses. Except as set forth on Schedule 3.14, none of the Companies produces or distributes any Product nor do either of the Companies perform any service, under a license granted by another Person and none of the Companies has licensed their respective rights in any Intellectual Property, current Products, designs or services to any other Person.

            3.15 Contractual and Other Obligations; Customers and Suppliers. (a) Set forth in Schedule 1.01(a)(vi) hereto is a complete and accurate list of each contract, agreement, license, lease, guarantee (or other agreement relating to contingent obligations of either of the Companies with respect to the Assets, the Assumed Liabilities or the Business), arrangement and each other document to which either of the Companies are a party or by which either of the Companies, the Assumed Liabilities, the Business or any of the Assets are bound or subject, as of February 28, 1998, without duplication (i) with respect to which either of the Companies lease any personal property used in the conduct of the Business, the annual aggregate lease payments for which are in excess of $50,000 or any real property, and (ii) for open letters of credit as of December 31, 1997 (which listing shall specify the letter of credit number, the amount and the country of origin in respect of the merchandise for which the letter of credit is open), all of the foregoing described under clauses (i) and (ii) above, together with all other contracts, agreements, purchase orders or contingent obligations to which either of the Companies or any of the Assets, Assumed Liabilities or Business is subject or bound, other than Retained Contracts, being herein collectively referred to as the "Contracts" and singularly referred to as a "Contract".

                  (b) None of the Companies is in default in the performance of any covenant or condition under any Contract and no written claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such default under any covenant or condition under any Contract, except for defaults which have not had or would not be reasonably expected to have a Material Adverse Effect. All of the Contracts have been entered into in the ordinary course of business of each of the Companies and each Contract is at arm's length and on commercially reasonable terms and conditions. Except as set forth on Schedule 3.03 hereto, the transfer to the Purchaser of the Assets (including any of the Contracts), the execution of this Agreement and the consummation of the transactions contemplated hereby or thereby will not require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any Governmental Authority, or other Person under any such Contract. Each of the Companies has delivered or made available to the Purchaser true and complete copies of each written Contract. Each of the Contracts is a legal, valid and binding obligation of the Company party thereto, and to the knowledge of each of the Companies and each of the Stockholders, each other party thereto, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and general principles of equity.

                  (c) The names of the ten (10) largest customers of the Companies on a combined basis for the year ended December 31, 1997 are set forth on Schedule 3.15 hereto. Each of the Companies has experienced no material difficulties in obtaining in a timely manner consistent with industry norms and at then current market prices any and all material goods and supplies used in the Business.

            3.16 Compensation. Set forth in Schedule 3.16 hereto, is (a) a complete and accurate list of all agreements, plans, arrangements or commitments maintained, entered into or contributed to by either of the Companies, or by which either of the Companies are bound pursuant to which either of the Companies are obligated to pay to any current or former employees, directors, officers or consultants, or any of their respective family members or affiliates, any compensation, bonus, incentive, stock option, stock purchase, severance pay, or other benefits or perquisites, other than any agreements, plans, arrangements or commitments listed in Schedule 3.17 hereto; and (b) a complete and accurate list of all employees of each of the Companies with current annual salaries of $50,000 or more and their respective positions and salaries, but omitting the employees' names. Except as set forth in Schedule
3.16 hereto, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will result, or has resulted, in any liability or obligation of either of the Companies or will result in any liability or obligation of the Purchaser, for a bonus payment, severance pay or similar payment or other compensatory requirements to any employee, salesman, independent contractor, consultant, distributor, agent, stockholder or affiliate of either of the Companies.

            3.17 Employee Benefit Plans

            (a) Except as set forth in Schedule 3.17 hereto, neither of the Companies maintains or sponsors, nor are either of the Companies required to make contributions to, any pension, profit-sharing, bonus, incentive or deferred compensation, severance pay, medical, life insurance or other welfare or employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA") (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being herein referred to as the "Benefit Plans" and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans"). Each Benefit Plan complies with all requirements of the Department of Labor and the Internal Revenue Service, and with all other existing applicable laws, rules and regulations, including but not limited to, ERISA and the Code and any rules or regulations promulgated thereunder, except where the failure to be in compliance (whether individually or in the aggregate) has not had and would not be reasonably expected to have a Material Adverse Effect, and none of the Companies nor any affiliate has taken or failed to take any action with respect to the Benefit Plans (including the failure to timely and completely file all required reports, returns and similar documents with applicable Governmental Authorities) which could create any liability on the part of the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with the requirements of ERISA and the Code, including any rules or regulations promulgated thereunder and all other applicable laws, rules and regulations in respect of each Benefit Plan.

            (b) Each 401(k) Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received any and all appropriate favorable determination letters from the Internal Revenue Service as to such qualification and nothing has occurred since the most recent determination letter to adversely affect the qualified status of any such Benefit Plan;

            (c) None of the Companies maintains, sponsors or contributes to (nor are either of the Companies required to contribute to), and has never maintained, sponsored, contributed to (nor have either of the Companies been required to contribute to) or withdrawn from any Multiemployer Plan; and

            (d) None of the Companies is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code. Each of the Companies has complied, in all material respects, with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder.

            3.18 Labor Relations. Except as set forth on Schedule 3.18 hereto, each of the Companies is in compliance with all Federal, state or local statutes, laws, ordinances, rules, regulations, or orders with respect to the employment of individuals, or the employment practices or working conditions, or the terms and conditions of employment, wages and hours, except where any failure to be in compliance has not had or would not be reasonably expected to have a Material Adverse Effect. None of the Companies is engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the knowledge of either of the Companies or any of the Stockholders, threatened against either of the Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Federal, state, local or other Governmental Authority. There is currently no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the knowledge of either of the Companies or any of the Stockholders, threatened against or involving either of the Companies or the Business. No issue with respect to union representation is pending or, to the knowledge of either of the Companies or any of the Stockholders, threatened with respect to any of the employees of either of the Companies. No union or collective bargaining unit or other labor organization has ever been certified or recognized by either of the Companies as the representative of any of the employees of either of the Companies. None of the Companies has effectuated a plant closing or mass layoff as those terms are defined in the Worker Adjustment and Retraining Notification Act.

            3.19 Dividends, Transfers, Increases in Compensation or Benefits. Except as set forth on Schedule 3.19 hereto, subsequent to the 1997 Balance Sheet Date, there have been no (i) dividends or other distributions or payments made or declared (whether payable in cash or other property) with respect to any class of capital stock of either of the Companies, (ii) sales, assignments or other transfers of any of each of the Companies' assets (including without limitation, cash) to any Stockholder or to any related or affiliated parties thereof (other than payments of salaries to employee Stockholders of each of the Companies in the ordinary course of business and in accordance with the applicable rate of salary set forth for each such person on Schedule 3.16 hereof), (iii) increases in the compensation payable or to become payable to any salesman, distributor, independent contractor, consultant, agent, director or employee of either of the Companies except in the ordinary course of business consistent with past practices and (iv) payments under or provisions for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar arrangements for or on behalf of any such Person (or related or affiliated Persons thereof) (other than pursuant to currently existing plans or arrangements in the ordinary course of business consistent with past practices and as described in Schedule 3.16 or 3.17 hereto); provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to any such employee or other such Person earning in excess of $50,000 per annum except as specifically indicated on Schedule 3.19 hereto. Set forth on Schedule 3.19 is the aggregate amount of all increases in compensation payable or to become payable to all employees of either Company since the 1997 Balance Sheet Date.

            3.20 Insurance. A complete and accurate list of the insurance policies of each of the Companies is set forth in Schedule 3.20 hereto. Such policies are in full force and effect and all premiums due thereon have been paid in full.

            3.21 Conduct of Business. None of the Companies is restricted from conducting the Business in any manner or location by agreement, court decree or otherwise.

            3.22 Intellectual Property. Set forth in Schedule 3.22 is a complete and accurate list of each of the Companies' patents, registered and common law trademarks, service marks, tradenames and copyrights, and other similar rights and applications for and all contracts, agreements, licenses or other rights with respect to each of the foregoing, in any case whether domestic or foreign (collectively, together with all of the other Assets referred to in Section 1.01(a)(iv) hereof, the "Intellectual Property"). Each of the Companies owns all right, title and interest in and to all of their respective Intellectual Property listed on Schedule 3.22 hereto free and clear of all Liens (except for Permitted Liens). Schedule 3.22 sets forth which of the Intellectual Property is duly and properly registered with, as applicable, the U.S. Patent and Trademark Office, the Registrar of Copyrights and applicable foreign Governmental Authorities in foreign jurisdictions. To the knowledge of the Companies and the Stockholders, the Intellectual Property constitutes all such rights necessary to the conduct of the Business as currently conducted.

Except as set forth on Schedule 3.22, no adverse claims have been made and no dispute has arisen with respect to the registered trademarks "Jeri-Jo," "Currants," "Jamie Scott," "Energie," "Energie bi Currants," "Cotton Spirit" or "Arendine," and no adverse claims have been made and no disputes have arisen with respect to the other Intellectual Property listed on Schedule 3.22 which has had or would be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.22, to the knowledge of each of the Companies and each of the Stockholders, the operation of each of the Companies and the Business and the use by each of the Companies of their respective Intellectual Property do not involve infringement, violation or claimed infringement or violation of any patent, trademark, service mark, tradename, copyright, agreement, license or similar right, except for infringements and violations which have not had or would not be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.22 hereto, the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement (including the transfer of the Assets to the Purchaser), will not affect the continuation, validity or effectiveness of any Intellectual Property listed on Schedule 3.22 hereto or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any Governmental Authority (other than the U.S. Patent and Trademark Office or the U.S. Registrar of Copyrights or applicable foreign Governmental Authorities in foreign jurisdictions) or other Person in respect of any Intellectual Property.

            3.23 Power of Attorney; Bank Accounts, Etc. Except as set forth on
Schedule 3.23 hereto, none of the Companies has granted any power of attorney (revocable or irrevocable) to any Person for any purpose whatsoever and no Company has established any lockboxes to which payments to each of the Companies may be sent by any customer or other Person. Set forth on Schedule 3.23 hereto
(i) is the name of each institution in which each of the Companies has a bank account, securities account, safe-deposit box or any other similar account relating to the Business, and (ii) are all marketable and other securities held by either of the Companies.

            3.24 Books and Records. The books and records of each of the Companies are complete and correct in all material respects, have been maintained in accordance with good business practices and fairly and accurately reflect, in all material respects, the basis for the financial position and results of operations of each of the Companies set forth in the Financial Statements. All such books and records have been made available for inspection by the Purchaser and its representatives.

            3.25 Litigation. Except as set forth in Schedule 3.25 hereto, there are no actions or suits, and there are no investigations or proceedings by or before any Governmental Authority, pending (for which service has been made) or, to the knowledge of either of the Companies or any of the Stockholders, threatened, against or by either of the Companies, against any of the Assets or against or affecting any of the Premises; and, to the knowledge of either of the Companies and each of the Stockholders, there are no existing facts which are reasonably likely to result in any such action, suit, investigation or proceeding which, if adversely determined, would be reasonably expected to have a Material Adverse Effect. None of the matters set forth on Schedule 3.25 hereto would reasonably be expected to have, if adversely determined against either of the Companies, a Material Adverse Effect. None of the Companies is in default in respect of any judgment, order, writ, injunction or decree of any court or of any Federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator, except where such default has not had or would not be reasonably expected to have a Material Adverse Effect.

            3.26 Location of Business and Assets. Set forth in Schedule 3.26 hereto is each and every location (specifying state, city and street address) (each a "Company Location") where each of the Companies (a) has a place of business, (b) leases real property or (c) owns, leases, maintains or stores or uses any of the Assets, including Inventory (excluding Inventory in transit) or Property.

            3.27 Insider Interests; Intercompany Transactions. Except as set forth in Schedule 3.27 hereto, to the knowledge of either of the Companies or any of the Stockholders, no present or former affiliate, officer, director or employee of either of the Companies, or family member of any of the foregoing, or any corporation, partnership, trust or other entity in which any such individual is an officer, director, employee, partner or stockholder, other than in such Person's capacity as a stockholder of either of the Companies (a) is presently a party to any transaction or arrangement with either of the Companies relating to the Business (other than for services as officers, directors or employees of either of the Companies), (b) to the knowledge of either of the Companies or any of the Stockholders, owns any interest in, controls or is an employee, officer, director, partner or stockholder or agent of, or consultant to any other entity which is a competitor, supplier or customer or which is a landlord or tenant of either of the Companies with respect to any aspect of the Business, (c) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of either of the Companies relating to the Business other than compensation and reimbursement obligations arising in the normal course of employment, or (d) has acquired from or sold to either of the Companies any assets or properties owned or leased by either of the Companies relating to the Business.

            3.28 Investment.

                  (i) Each of the Companies and each of the Stockholders has had access to Norton's Annual Report on Form 10-K for the fiscal year ended November 1, 1997, Norton's Quarterly Reports on Form 10-Q for the quarters ended February 3, 1997, May 3, 1997, August 2, 1997 and January 31, 1998, Norton's 1998 Proxy
Statement and Norton's Current Reports on Form 8-K dated May 6, 1997, September 4, 1997 and September 30, 1997 (collectively, the "SEC Documents") and such other information relating to the business and affairs of Norton which either of the Companies or any of the Stockholders have reasonably requested, and all additional information which either of the Companies or any of the Stockholders have considered necessary to verify the accuracy of the information so received. Each of the Companies and each of the Stockholders has had the opportunity to ask questions of and receive answers from Norton concerning the business and condition (financial and other) of Norton and concerning the terms and conditions of the transactions contemplated by this Agreement.

                  (ii) Each of the Companies and each of the Stockholders understand and agree that, subject to certain restrictions set forth in Section
2.02 hereof, if requested so to do by the Purchaser, Norton has the obligation to issue and deliver to each of the Companies the Earn Out Shares, if any, to be delivered in connection with any Earn Out Payment pursuant to this Agreement, all in a transaction exempt from the registration requirements of the Securities Act; that for such purpose the Purchaser and Norton will rely upon the representations and warranties of each of the Companies and the Stockholders contained in this Section 3.28 and in Section 4.03 hereof; and that such exemption from registration may not be available unless such representations and warranties are correct. Each of the Companies is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                  (iii) Each of the Companies and each of the Stockholders understand and agree that, under existing rules of the Commission, a holder may be unable to sell its, his or her shares of Norton Common Stock, if any, except to the extent that its, his or her shares of Norton Common Stock may be sold (i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act, (ii) in transactions exempt from the registration requirements of the Securities Act or (iii) subject to the restrictions contained in Rule 144.

                  (iv) Each of the Companies and each of the Stockholders are familiar with the provisions of Rule 144 under the Securities Act and the limitations upon the availability and applicability of such rule.

                  (v) Subject to Section 2.04 hereof, each of the Companies and, if applicable, each of the Stockholders will acquire any shares of Norton Common Stock payable as part of the Earn Out Payment for its, his or her own respective account and not with a present view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                                  SECTION IV.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

            Each of the Stockholders, severally but not jointly, hereby represents and warrants to the Purchaser and Norton, as of the date hereof and as of the Closing Date, that:

            4.01 Enforceability. This Agreement and, when executed by such Stockholder, each other instrument or document required to be executed and delivered by such Stockholder pursuant hereto constitutes, or when executed will constitute, a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and general principles of equity.

            4.02 No Legal Bar; Conflicts. Subject to the satisfaction of Section
9.04 hereof, neither the execution and delivery by such Stockholder of this Agreement and the other instruments and documents required to be executed and delivered by such Stockholder pursuant hereto, nor the consummation by such Stockholder of the transactions contemplated hereby or thereby, violates, or violated, any statute, ordinance, regulation, order, judgment or decree of any Government Authority, or will result, or resulted, in any breach of any of the terms of or constitute, or constituted, a default under or result, or resulted, in the termination of or the creation of any Lien pursuant to the terms of or otherwise affect, or affected, the continuation, validity or effectiveness of any material contract or agreement to which such Stockholder (or any affiliate thereof) is a party or by which such Stockholder (or such affiliate) or any of such Stockholder's (or such affiliate's) assets or properties is bound. Except with respect to the HSR Act or except as set forth on Schedule 3.03 hereto, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are or were required in connection with the execution and delivery by such Stockholder of this Agreement, any other instrument or document required to be executed and delivered by such Stockholder pursuant hereto or the consummation of the transactions contemplated hereby.

            4.03 Accredited Investor. Each such Stockholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act and, as to such Stockholder, the representations and warranties set forth in Section
3.29 are true and correct.

                                   SECTION V.

           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND NORTON

            The Purchaser and Norton, jointly and severally, hereby represent and warrant to each of the Companies, as of the date hereof and as of the date of the Closing, that:

            5.01 Organization. Each of the Purchaser and Norton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and Norton is in good standing in the States of New York and New Jersey which are the only jurisdictions in which the failure so to qualify would have or would reasonably be expected to have, in the aggregate, a material adverse effect on the businesses, affairs, properties, assets, results of operations or condition (financial or other) of Norton and its subsidiaries taken as a whole. Except for Miss Erika, Inc. and Norty's, Inc., Norton and the Purchaser have no subsidiaries and own no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity, nor has any agreement with any Person to acquire any such capital stock or other proprietary interest. Each of Norton and the Purchaser have full corporate power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own their respective properties, to conduct their respective businesses and, as applicable, to enter into and consummate the transactions contemplated under this Agreement, the Employment Agreements, the Guaranty, the Warehouse Lease and under each other instrument and document required to be executed and delivered by each of Norton and the Purchaser pursuant hereto (the "Transaction Documents").

            5.02 Authority. The execution and delivery of the Transaction Documents by the Purchaser and/or Norton, as applicable, the performance by the Purchaser and/or Norton, as applicable, of their respective covenants and agreements thereunder and the consummation by the Purchaser and/or Norton, as applicable, of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and each of the Transaction Documents constitute a valid and legally binding obligation of the Purchaser and/or Norton, as applicable, enforceable against the Purchaser and/or Norton, as applicable, in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and general principles of equity.

            5.03 No Legal Bar; Conflicts. Neither the execution and delivery of any of the Transaction Documents by the Purchaser or Norton, as applicable, nor the consummation of the transactions contemplated thereby by the Purchaser or Norton, as applicable, violates any provision of the certificate of incorporation or by-laws of the Purchaser or Norton, respectively, or, subject to the satisfaction of Section 10.05, any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of or otherwise affect the continuation, validity or effectiveness of any contract or agreement to which the Purchaser or Norton is a party or by which the Purchaser or Norton or any of their respective assets is bound. Neither the Purchaser nor Norton is subject to, or a party to, any charter or by-law restriction, any law, any claim, any contract or instrument, any Lien or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by any of the Transaction Documents or compliance with the terms, conditions and provisions thereof or the continued operation of the Business by the Purchaser after the date hereof or the Closing Date on substantially the same basis as heretofore operated, or which would restrict the ability of the Purchaser to conduct the Business. Except with respect to the HSR Act and the Securities Act, state securities laws and Securities Exchange listing requirements (in respect of the agreements set forth in Section 2.04 hereof or in the Employment Agreements with respect to the issuance of options and Norton Common Stock and the related registration thereof under the Securities Act), no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required in connection with the execution and delivery of any Transaction Document, or the consummation of the transactions contemplated thereby by the Purchaser or Norton.

            5.04 Norton Common Stock. Any shares of Norton Common Stock issued pursuant to this Agreement or the Employment Agreements will be duly authorized, validly issued, fully paid and nonassessable shares of Norton Common Stock and have been duly reserved for issuance in accordance with the terms hereof.

            5.05 SEC Documents. Norton is a reporting issuer under the Securities Exchange Act of 1934 (the "Exchange Act"), and is not on the list of defaulting reporting issuers maintained by the Commission. All documents required to be filed by Norton under the Exchange Act have been timely filed with the Commission and at the time of filing complied in all material respects with all applicable regulations and requirements under the Exchange Act. None of such documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein not misleading in light of the circumstances under which they were made. Copies of all such documents have been previously made available to the Companies and the Stockholders. Norton is eligible to use Form S-3 (as to selling stockholders only) under the Rules and Regulations of the Securities Act and has satisfied all requirements applicable to it to enable the Stockholders and/or the Stockholder Representative to use Rule 144 in accordance with its terms.

            5.06 Ownership and Conduct of the Purchaser. The Purchaser (i) is a wholly owned subsidiary of Norton, (ii) was formed solely to acquire the Business as contemplated in this Agreement, (iii) has not conducted any business activities or incurred any obligations prior to the date of this Agreement and
(iv) on the date of this Agreement does
not conduct any business activities or have any liabilities other than under the Transaction Documents.

            5.07 Compliance with Laws. Norton is conducting its business in compliance with all applicable laws of each jurisdiction in which its business is carried on, except where non-compliance does not have a material adverse effect on the assets, businesses, affairs, properties, results of operations or condition (financial or other) of Norton and its subsidiaries taken as a whole.

                                  SECTION VI.

                    CONDUCT OF THE BUSINESS PRIOR TO CLOSING

            (a) Conduct Prior to Closing. Each of the Companies hereby covenants and agrees with the Purchaser and Norton that, from and after the date of this Agreement and until the Closing, each of the Companies shall not (and each Stockholder hereby covenants and agrees with the Purchaser and Norton not to permit either of the Companies to):

            6.01 Operation of the Business. Operate or otherwise conduct their respective businesses other than in the ordinary course of business and in a manner substantially consistent with past practices, including make a purchase, sale or lease, or introduce any method of management, accounting or operation other than in the ordinary course of business and in a manner consistent with past practices.

            6.02 Preservation of Organization, Employees and Business Relationships. Fail to use their respective reasonable efforts to (a) preserve the present business organization of each of the Companies intact, (b) keep available the services of the present key employees of each of the Companies, and (c) in the exercise of prudent business judgment, preserve present relationships with material customers, suppliers and purchasing agents and other Persons having material business dealings with either of the Companies.

            6.03 Encumbrances and Sales. Without limiting Section 10.06(a) hereof, permit any Lien on or against any of the Assets, other than Permitted Liens, or sell, transfer or otherwise dispose of any of the Assets, other than the sale of inventory in the ordinary course of business and in a manner consistent with past practices, except where such Lien, sale, transfer or disposition would not be reasonably expected to have a Material Adverse Effect.

            6.04 Documents, Etc. Subject to Confidentiality Agreements (i) dated August 14, 1997 among Norton and the Companies (the "Norton Confidentiality Agreement") and (ii) dated March 11, 1998 among the Companies, Norton, the Purchaser and Sharretts, Paley, Carter and Blauvelt, P.C. (the "Customs Confidentiality Agreement"; and together with the Norton Confidentiality Agreement collectively, the "Confidentiality Agreements"), fail to furnish to the Purchaser, its counsel, accountants and authorized representatives, such financial, legal and other documents, records and information relating to either of the Companies, the Business and the Assets as the Purchaser or its counsel, accountants or authorized representatives may from time to time reasonably request.

            6.05 Cooperation. Fail to use their respective best efforts to obtain all consents and approvals necessary for the sale of the Assets and the consummation of the other transactions contemplated hereby, including the Financing Transactions, including the furnishing of all financial and other information reasonably required by the Person whose consent or approval is being sought or reasonably required by Norton or other Persons in connection with the Financing Transactions.

            6.06 Other Actions. Take any action of fail to take any action which would result in a violation or other breach of any representation or warranty of either of the Companies contained herein.

            (b) Indebtedness. The Purchaser and Norton consent and agree that, subject to compliance by the Companies with Section 10.10(b) hereof, from and after the date of this Agreement to the Closing Date, the Stockholder Representative and the Stockholders may, at their option, cause the Companies to make cash distributions to the Stockholder Representative and the Stockholders, including, but not limited to, declaring cash dividends ("Cash Dividends"), in such amounts that are in excess of the amount of combined assets of the Companies necessary to maintain an aggregate of $15 million in Book Value of the Companies, on a combined basis, and that to the extent the Companies do not make such distributions in whole or in part from available cash, the Stockholder Representative and the Stockholders may cause either or both of the Companies to borrow money (in addition to the normal ordinary course borrowings of the Companies, including, but not limited to, letters of credit) from their lenders in an amount, for such purposes, not to exceed $15 million in the aggregate, which borrowing shall be repaid by the Purchaser at the Closing pursuant to Sections 7.13 and 9.08 hereof.

                                  SECTION VII.

                       ADDITIONAL COVENANTS OF EACH OF THE
                       COMPANIES, NORTON AND THE PURCHASER

            7.01 Company Acquisition Proposal. Each of the Companies and each of the Stockholders covenant and agree that, from and after the date of this Agreement and until the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 8.02 hereof, no such Person shall directly or indirectly (a) take any action to solicit, initiate or encourage any Company Acquisition Proposal or (b) engage in negotiations with, or disclose any nonpublic information relating to either of the Companies or afford access to the properties, books or records of either of the Companies to, any Person that may be considering making, or has made, a Company Acquisition Proposal. Each of the Companies and each Stockholder shall promptly notify the Purchaser after receipt by either of the Companies or such Stockholder of a Company Acquisition Proposal or any indication known to either of the Companies or any Stockholder that any Person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to either of the Companies or for access to the properties, books or records of either of the Companies by any Person that may be considering making, or has made, a Company Acquisition Proposal. For purposes of this Agreement, "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in, or any negotiations or discussions concerning, a merger or other business combination involving either of the Companies, the acquisition of any equity interest in either of the Companies (whether from either of the Companies or from any of the Stockholders), or the acquisition of all or a substantial portion of the assets of either of the Companies, other than the transactions contemplated by this Agreement.

            7.02 Publicity. Each of the Companies and each of the Stockholders covenant and agree that any and all publicity (whether written or oral) and notices to or other communications with third parties (including any public announcement) by any of them concerning the sale of the Assets and other transactions contemplated by this Agreement shall be approved in writing by the Purchaser, Norton, the Companies, the Stockholders and the Stockholder Representative. Attached as Exhibit C is a Form of Press Release concerning the sale of the Assets and other transactions contemplated by this Agreement to be released upon execution and delivery of this Agreement.

            7.03 Further Assurances and Books and Records. (a) Subject to the terms and conditions of this Agreement, prior to and after the Closing, each of the Purchaser, Norton, each of the Companies and each Stockholder shall use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, including under applicable laws and regulations, to consummate and otherwise give effect to the transactions contemplated by this Agreement and the Financing Transactions, in any case to be consummated by such Person.

            (b) With respect to the books and records of each of the Companies as set forth in Section 1.01(a)(viii), which are among the Assets, (i) for a period of six (6) years after the date hereof, the Purchaser and Norton shall not cause or permit their destruction or disposal without first offering to surrender such records to each of the Companies and each of the Stockholders and
(ii) during such period, the Purchaser and Norton shall allow each of the Companies and each of the Stockholders and its representatives reasonable access to such books and records in their possession during regular business hours on reasonable prior written notice.

            7.04 Correspondence, Funds, Etc. (a) Each of the Companies and each Stockholder covenant and agree that, subsequent to the Closing, each of the Companies and each Stockholder shall deliver to the Purchaser, promptly after the receipt thereof and in the form received, all inquiries, correspondence and other items and materials received by either of the Companies or such Stockholder, as applicable, from any Person relating to the Business (other than the Excluded Assets or the Excluded Liabilities) or any of the Assets. Without limiting the generality of the foregoing, subsequent to the Closing, each of the Companies and each of the Stockholders covenant and agree to mail promptly any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Purchaser, received by either of the Companies or such Stockholder, as applicable, comprising payment of any accounts, notes or other Receivables of, or other amounts owed to, either of the Companies (except with respect to payments made hereunder by the Purchaser or Norton to the Companies), or otherwise constituting part of the Assets. From and after the Closing, the Purchaser shall have the right and authority to endorse, without recourse, the name of either of the Companies, as applicable, on any check, note, draft, instrument or any other evidence of indebtedness received by the Purchaser on account of any account, note or other Receivable, or other amounts owed to, either of the

Companies, or otherwise constituting part of the Assets, and each of the Companies shall deliver to the Purchaser at the Closing such documents (including powers of attorney) as may be reasonably requested by the Purchaser to permit the Purchaser to negotiate, cash or otherwise deposit in bank accounts in the name of the Purchaser each such check, note, draft, instrument or other evidence of indebtedness.

            (b) Each of the Purchaser and Norton covenant and agree that, subsequent to the Closing, each of the Purchaser and Norton shall deliver to the Companies, promptly after the receipt thereof and in the form received, any funds and any checks, notes, drafts and other instruments for the payment of money duly endorsed to the Companies, in any case comprising Excluded Assets, and all inquiries, correspondence and other items and materials received by the Purchaser or Norton, as applicable, from any Person which constitute or which relate to the Excluded Assets or the Excluded Liabilities.

            7.05 Discharge of Obligations. (a) Each of the Companies and each Stockholder covenant and agree, subsequent to the Closing, that each of the Companies shall promptly and timely pay and otherwise fulfill and discharge all respective obligations and liabilities of either of the Companies and the Business which are Excluded Liabilities, in all cases when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against any of the Assets, the Business or the Purchaser (or any of its employees, officers, directors, stockholders or other affiliates), result in any Lien on any of the Assets, or adversely affect the Purchaser's title to or use of any of the Assets.

            (b) The Purchaser and Norton covenant and agree, subsequent to the Closing, that the Purchaser shall promptly and timely pay and otherwise fulfill and discharge all Assumed Liabilities, in all cases when due and payable and otherwise prior to the time at which such obligations or liabilities could in any way result in or give rise to a claim by any third party against either of the Companies or any of the Stockholders.

            7.06 Projections. Except as set forth in Section III, Norton and the Purchaser acknowledge and agree that neither of the Companies nor any of the Stockholders will have any liability to Norton, the Purchaser or any other third party (including, without limitation, any investor in any financing by Norton under Rule 144A of the Securities Act or any lender in connection with the transactions contemplated herein) with regard to any forecasted or projected financial information concerning the Companies.

            7.07 Employees. (a) As of the Closing Date, the Purchaser shall offer employment, at current pay rates and otherwise upon terms which, as a whole, are no less favorable than those in effect prior to the Closing, to all those individuals actively employed (including employees who are absent from work due to disability, illness, vacation or leave of absence and continue to be employed by one of the Companies) as of the Closing Date by the each of Companies in the Business (all such employees, the "Employees"), and as of the Closing Date each of the Companies shall terminate all of the Employees; provided, however, in no event shall Employees be offered benefits as a whole less favorable than those benefits provided to similarly situated employees of Norton. All Employees who accept employment with the Purchaser shall be referred to herein as "Transferred Employees." For purposes of the Purchaser's or Norton's employee benefit plans and policies, as applicable, to the extent permitted or contemplated by such plans and policies, the Purchaser shall give credit to employees who accept such offer for their respective periods of employment with either of the Companies. Subject to the foregoing, Section 7.12 hereof and the terms of any Contracts, nothing herein shall be deemed either to affect or to limit in any way the management prerogatives of the Purchaser with respect to the Employees who accept such offer of employment (including without limitation, the right of the Purchaser to modify compensation or the right of the Purchaser to terminate the employment of any Employee), or to create or to grant to Transferred Employees any third-party beneficiary rights or claims or causes of action of any kind or nature against the Purchaser or its affiliates. Nothing herein shall prevent the Purchaser from terminating any such Transferred Employee at any time for any reason as determined by the Purchaser in its sole discretion.

            (b) Pursuant to Treasury Reg. ss. 31.3121(a)(1)-1(b), for purposes of FICA tax withholding, the Purchaser shall treat all wages (within the meaning of Section 3121(a) of the Code) paid by either of the Companies in 1998 to each Transferred Employee as paid by the Purchaser. Pursuant to Section 5 of Rev. Proc. 96-60, 1996-2 C.B. 399, the Purchaser and each of the Companies agree that the Form W-2 (Employee's Wage and Tax Statement) furnished by the Purchaser to each Transferred Employee shall include wages and other compensation paid, and taxes withheld, during 1998 by either of the Companies and the Purchaser. At or prior to the Closing, each of the Companies shall transfer to the Purchaser a current Form W-4 (Employee's Withholding

Allowance Certificate) for each Transferred Employee. Each of the Companies and the Purchaser agree to include a statement (with the relevant information described in Section 5 of Rev. Proc. 96-60) with their respective Forms 941 (Employer's Quarterly Tax Return) for the calendar quarter during which the Closing occurs, apprising the Internal Revenue Service of the foregoing arrangements.

            (c) Jeri-Jo currently sponsors and maintains the Jeri-Jo Savings and Investment Plan (the "Jeri-Jo 401(k) Plan"). Effective as of the Closing, the Purchaser shall assume, and continue to maintain during the Earn-Out Period (unless otherwise agreed to by the Purchaser and the Stockholders), the Jeri-Jo 401(k) Plan pursuant to the Employee Benefit Assumption Agreement attached hereto as Exhibit J.

            (d) (i) Effective as of the Closing, the Purchaser shall provide (x) during their lifetime and to the extent permitted by applicable law, Leonard Schneider and Lillian Schneider with medical and health coverage to the extent and on the same terms and conditions provided by the Companies on the date hereof, (y) following their respective termination of employment with the Purchaser, to the extent permitted by applicable law, each of the Stockholders during their lifetime with medical and health coverage to the extent and on the same terms and conditions provided by the Purchaser on the date of the applicable termination of employment and (z) during the Earn Out Period, each Transferred Employee with medical coverage under medical and health plans currently maintained by the Companies for such Transferred Employees. Thereafter, at the option of the Purchaser, medical coverage may be provided under a new Purchaser sponsored medical and health plan (as defined in section 3(1) of ERISA). In such event, the Purchaser shall use its best efforts to cause its insurance carriers to waive all applicable waiting periods and limitations as to pre-existing conditions with respect to participation and coverage requirements applicable to Transferred Employees under any medical and health plan maintained by Purchaser for Transferred Employees after the Closing. In addition, in such event each Transferred Employee shall be given credit for amounts paid under a corresponding Jeri-Jo medical and health plan during the same period for purposes of applying deductibles, copayments and annual out-of-pocket maximums.

                  (ii) The parties hereto expressly acknowledge that the Purchaser shall be obligated to provide COBRA coverage to (A) all Employees that do not become Transferred Employees, and (B) all former employees of the Companies who are currently provided COBRA coverage under a plan sponsored by the Companies.

            (e) Each Transferred Employee shall be credited by the Purchaser or any of its Affiliates with any unused vacation time earned by such Transferred Employee under the Companies' policies applicable to such Transferred Employee prior to the Closing. Such credited vacation time shall be in addition to the vacation time earned under the Purchaser's policy applicable to such Transferred Employee after the Closing.

            (f) The Companies, the Stockholders and the Purchaser agree to cooperate to carry out the duties and responsibilities contained in this Section
7.07. In addition, the Companies and the Stockholders agree to make available to the Purchaser such information as the Purchaser may reasonably request to facilitate the determination of (i) the period of service of any Transferred Employee with the Companies or any of their Affiliates prior to the Closing and
(ii) such other information as the Purchaser may reasonably request to carry out the provisions of this Section 7.07.

            7.08 RESERVED

            7.09 HSR Filing. The parties hereto recognize that a pre-merger notification must be filed with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and each of the Companies and the Stockholders, on the one hand, and the Purchaser, on the other hand, hereby agree to cooperate fully with each other to supply and file the required documentation. The parties hereto agree that, promptly following the execution of this Agreement by all parties (but in no event later than five (5) business days following such execution), Norton and each of the Companies will prepare and file with the FTC and the DOJ all required documents under the HSR Act, including a complete notification and report form, will seek early termination of the HSR Act waiting period in connection with such filing, will fully cooperate with each other in connection with the preparation and filing of such documents, and will use their respective best efforts to promptly comply with all formal or informal requests for additional information by the FTC or the DOJ in respect of such filing.

            7.10 Cooperation; Access. The Companies and the Stockholders acknowledge and agree that, on or prior to the Closing Date, the Purchaser and Norton intend to effect a sale of debt securities pursuant to Rule 144A under the Securities Act, to enter into a new or amended revolving credit and letter of credit facility and/or to effect other forms of financing (collectively, the "Financing Transactions"). In connection therewith, each of the Companies and each of the Stockholders acknowledge and agree that each of the Companies and each of the Stockholders shall use their respective best efforts to cooperate with the Purchaser and Norton and allow access by the Purchaser, Norton and their representatives and lenders (which representatives and lenders shall be limited to the following: representatives of Haythe & Curley, Ernst & Young LLP, SBC Warburg Dillon Read & Co. Inc., NationsBanc Commercial Corporation, The CIT Group/Commercial Services, Inc., Fleet Bank N.A. and First Union Bank N.A.) to the business locations, books and records, personnel, independent public accountants, attorneys and other agents or advisors of each of the Companies and to such other places, Persons and information as the Purchaser, Norton and such underwriters and lenders shall reasonably request in connection with the preparation of an offering memorandum or other similar document, in connection with such Financing Transactions and in connection with the review, analysis and preparation of any other agreements, documents, notices, directions, instructions, orders, certificates, schedules, exhibits, contracts, notes, instruments, drafts, supplements, receipts, filings or other papers as the Purchaser, Norton and such underwriters or lenders deem necessary or appropriate to consummate the transactions contemplated by the Financing Transactions.

            7.11 Fiscal Year 1997 Audit. Each of the Companies and each Stockholder covenant and agree that each shall use its best efforts to cause Friedman promptly to deliver the audited balance sheets and statements of operations and cash flows for each of the Companies at and for the fiscal year ended December 31, 1997 to the Purchaser, together with a statement of Adjusted EBITDA prepared by Friedman and computed in accordance with the definition thereof, which statement shall be accompanied by a written statement to the Purchaser from Friedman stating that such accountants have reviewed such statement and that Adjusted EBITDA set forth in such statement has been calculated in accordance with the provisions of this Agreement (the foregoing statement of Adjusted EBITDA and written statement from Friedman collectively, the "Statement of Adjusted EBITDA").

            7.12 Operation of the Purchaser After the Closing. (a) From the Closing Date and continuing until the Earn Out Payment Date or the Determination Date, as applicable,

Norton and the Purchaser covenant and agree and the Companies and the Stockholders acknowledge and understand as follows:

                  (i) As between the Purchaser and Norton, the Purchaser (and not Norton) will conduct the businesses in which the Companies are currently engaged and all businesses developed by the Purchaser after the Closing Date, and Norton and its other subsidiaries (and not the Purchaser, without the consent of such of Susan Schneider, Leslie Schneider and Scott Schneider as shall continue in the employ of the Purchaser at the applicable time) will conduct the business in which Norton and its other subsidiaries are currently engaged. Accordingly, for purposes of calculating EBITDA, all revenues and expenses arising from the conduct of business by the Purchaser after the Closing, including the use of the Intellectual Property currently used by the Companies and constituting part of the Assets or developed by the Purchaser subsequent to the Closing Date, will belong to and be the responsibility of the Purchaser and will be accounted for in determining EBITDA.

                  (ii) Susan Schneider, Leslie Schneider and Scott Schneider, for so long as such of them is employed by the Purchaser and subject to the terms and conditions of their respective Employment Agreements, (i) shall serve as the President, Vice President and Vice President, respectively, of the Purchaser and (ii) subject to the ultimate control (in the good faith exercise of his duties) of the Vice Chairman of the Board of the Purchaser (presently Peter Boneparth), but if Mr. Boneparth changes titles with the Purchaser, then to Mr. Boneparth in such capacity, Susan Schneider, Leslie Schneider and Scott Schneider shall have day-to-day management control over the Purchaser's business and operations, including without limitation, signing power on all bank accounts of the Purchaser, sourcing matters, sales practices, pricing of merchandise, inventory matters, mark-down allowances, customer discounts, renting of real and personal property, including the opening or closing of or access to showrooms and warehouse facilities, the hiring, firing and compensation of other employees of and consultants to the Purchaser, and the retention of professional advisors (including, but not limited to, attorneys, accountants (subject to the provisions of Section 7.12(b) hereof) and customs brokers), all with authority and discretion consistent with past practices of the Companies. In the event that Susan Schneider, Leslie Schneider or Scott Schneider are not serving in the foregoing capacities of the Purchaser, for whatever reason, including as a result of a termination under their respective Employment Agreement, replacement(s) shall be selected by Leslie Schneider, Susan Schneider or Scott Schneider, as applicable, if any such person remains in the employ of the Purchaser, subject to approval of the Vice Chairman of the Board of the Purchaser (presently Peter Boneparth) (it being agreed that such replacement may be selected from Norton's or Purchaser's management ranks) and, for purposes of the calculation of EBITDA, such replacement(s)' compensation and benefits shall not exceed the amounts paid or payable, as applicable, pursuant to Susan Schneider's, Leslie Schneider's or Scott Schneider's respective Employment Agreement.

                  (iii) Without limiting the terms of Sections 2.02(c), 9.07 and
10.08 hereof, Norton shall make available in a timely fashion to the Purchaser from bank or other financial institution sources working capital (including but not limited to letters of credit) at levels sufficient to effectuate the Purchaser's business plans, including, without limitation, timely payment of obligations to third parties not being contested in good faith, which business plan for Year 1 (the "Business Plan") has been agreed upon by Norton, on the one hand, and Susan, Leslie and Scott Schneider, on the other hand, and which is attached hereto as Schedule 7.12(iii), and which business plan for Year 2 will be developed in good faith by Susan Schneider, Leslie Schneider and Scott Schneider (for so long as each of them is employed by the Purchaser) (including in consultation with Bruce Madnick of Friedman), and shall be submitted for the approval of the Vice Chairman of the Board of the Purchaser (presently Peter Boneparth), but if Mr. Boneparth changes titles with the Purchaser, then to Mr. Boneparth in such capacity, and the Board of Directors of Norton, all acting in good faith. Although the determination to effect any Replacement Credit Facility, and the terms and conditions of such Replacement Credit Facility, shall, at all times be initiated by and subject to the control of Norton and the Purchaser, Norton and the Purchaser shall undertake any Replacement Credit Facility in good faith and with due regard to the credit requirements of the Purchaser hereinabove set forth in this clause (iii) and with due regard to the occurrence of an Acceleration Event pursuant to Section 2.02(c)(i) in the event that the aggregate face amount of letters of credit available to the Purchaser shall be less than $45,000,000 (including outstanding letters of credit opened by the Purchaser).

                  (iv) Norton, on behalf of itself and its subsidiaries (other than the Purchaser), agrees that without the consent of Susan Schneider, Leslie Schneider and Scott Schneider (or if only one or two of such Persons remains in the employ of the Purchaser, such remaining Person or

Persons), for so long as each of them is employed by the Purchaser, it will not utilize, for other than the Purchaser, either of the Companies' proprietary information, including such information concerning the sourcing of manufacturing by the Companies outside of the United States, their respective purchasing agents, and any information related to their respective products (including but not limited to product lines and channels of distribution), provided that nothing herein shall limit Norton's or any of its subsidiaries' ability to maintain commercial relationships with any suppliers, purchasing agents or other Persons with whom Norton or any such subsidiary presently does business.

                  (v) Without limiting the provisions of Section 2.02(b) hereof, Friedman and the Stockholders shall, through the Earn Out Payment Date or, if applicable, the Determination Date, if any, have reasonable access to the accounting books and records and personnel of the Purchaser, including the Purchaser's budget and operations reports. The Companies and each Stockholder severally acknowledge and agree that Norton and the Purchaser could be irreparably damaged if any of the information obtained by Friedman, the Companies or such Stockholder as a result of the foregoing access or as a result of the disclosure of the information provided pursuant to Section 2.02(b) hereof were disclosed (other than to each other and their respective advisors) or used in any way (other than to calculate EBITDA and other than to prepare the Quarterly Financials), and each of the Companies and each of the Stockholders severally covenant and agree that such Person will not, without the prior written consent of Norton, disclose (or permit to be disclosed) (other than to each other and their respective advisors) or use in any way (other than to calculate EBITDA) any such information unless (i) compelled to disclose such by a judicial or administrative process or, in the written opinion of their counsel, by any requirement of law, (ii) such is available to the public or the apparel industry in general through no fault of the Companies or such Stockholder, or (iii) such becomes available to the Companies or Stockholders from a third-party who is under no confidential or fiduciary obligation to the Purchaser or Norton with respect to such information.

                  (vi) Norton agrees to cause the factoring of the accounts receivable of the Purchaser to be effected on a "non-notification" basis for the Purchaser's entire accounts receivable, to the extent that such factoring is made available by Norton's factors and/or lenders to such factors' and/or lenders' other commercial customers; provided in the event that to the extent that such "non-notification" factoring is not available, the parties hereto agree that the Purchaser shall ship merchandise on a non-factored basis.

            (b) Norton and the Purchaser acknowledge that Friedman from the Closing Date and continuing until the Earn Out Payment Date, shall prepare and deliver to Norton, the Purchaser and each of the Stockholders a balance sheet, statement of operations and statement of cash flows for the Purchaser and its consolidated subsidiaries for each of the Purchaser's fiscal quarters following the Closing Date and continuing until the Earn Out Payment Date (collectively, the "Quarterly Financials"). Each of the Companies and each of the Stockholders covenant and agree to use their best efforts to cause Friedman (i) to provide reasonable access to all relevant personnel of Friedman and to permit Norton, the Purchaser and Ernst & Young LLP (or such other independent auditors retained by Norton) to review and to make copies of the relevant work papers and other information utilized by Friedman in connection with the preparation of the Quarterly Financials and (ii) to timely prepare and deliver the Quarterly Financials to Norton, including within 30 days after the closing of each of the Purchaser's fiscal quarters and within 60 days after the end of each of the Purchaser's fiscal years. Notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges and agrees that (a) Ernst & Young LLP (or such other independent auditors retained by Norton) shall serve as the independent public accountants for Norton and its subsidiaries, including the Purchaser, and in such capacity shall, without limitation, certify the financial statements of Norton and its subsidiaries, including the Purchaser,
(b) the Purchaser shall be responsible for the fees and expenses of Friedman in connection with the matters contemplated by this Agreement to be conducted by Friedman, and (c) all fees and expenses of Friedman (in connection with such matters) and Ernst & Young LLP (or such other independent auditors retained by Norton) (in connection with its audit and other accounting matters involving the Purchaser and its subsidiaries), up to $300,000 in each year, shall be included in the calculation of EBIDTA for all purposes hereof, including Section 2.02 hereof.

            (c) The parties acknowledge and confirm that a material inducement for the parties to enter into the transactions contemplated hereby are covenants contained in this Section 7.12, the breach of which would constitute a substantial and material breach of this Agreement. In the event of such a breach, the non-breaching parties shall be entitled, in addition to the contractual provisions set forth herein, to all rights and remedies available to them at law or in equity.

            7.13 Chase/Marine Indebtedness. (a) Norton and the Purchaser covenant and agree with the Companies and the Stockholders, at the Closing:

      (i) to arrange for the issuance of "back-to-back" letters of credit, indemnities or other arrangements to support the outstanding letters of credit (the "Letters of Credit") constituting a portion of the Chase/Marine Indebtedness, all on terms and conditions reasonably acceptable to the Stockholders, Companies, Chase, Marine and the Purchaser, and at all times subject to the terms and conditions of
            Section 9.06 and 10.08 hereof;

      (ii) to effect the repayment of all outstanding borrowings constituting a portion of the Chase/Marine Indebtedness, at all times subject to the terms and conditions of Sections VI(b) and 10.10(b) hereof; and

      (iii) to arrange for the cancellation and release by Chase and Marine of the guarantees by the Stockholders, the Stockholder Representative and Jamie Scott of the Chase/Marine Indebtedness, at all times subject to the terms and conditions of Sections VI(b) and 10.10(b) hereof.

            7.14 Board of Directors. Effective at the Closing, Norton shall make available to two persons designated in writing by the Stockholder Representative to Norton on or before the Closing Date observation rights with respect to all meetings of Norton's Board of Directors held prior to the later of the Earn Out Payment Date or the Determination Date, if applicable.

            7.15 Use of Trademark. Each of the Companies, each of the Stockholders and the Stockholder Representative covenant and agree not to use the trademark "Rachel Max" in connection with any business or other activity which competes with any of the businesses conducted by Norton, the

Purchaser or any other subsidiary of Norton on or after the Closing Date.

            7.16 Prepayment of IDB Financing. Each of the Companies and each of the Stockholders covenant and agree to (i) cause 80 Carter Associates to give notice (the "IDB Prepayment Notice") on or before the Closing Date under the Loan Agreement dated November 1, 1984 (the "IDB Loan Agreement") between New Jersey Economic Development Authority and 80 Carter Associates and (ii) cause Marine Midland Bank, N.A., as Trustee ("MMB") to (a) give notice under the Indenture of Trust dated November 1, 1984 between the New Jersey Economic Development Authority and MMB (the "IDB Indenture") to the owners of the bonds related thereto (the "IDB Financing Bonds") and (b) send a request to the owners of the IDB Financing Bonds regarding their consent to the waiver of certain of the terms and provisions under the IDB Indenture, all as necessary to attempt to effect a prepayment on or before May 29, 1998 (the "IDB Prepayment Date") of all amounts due and owing under the IDB Loan Agreement, the IDB Indenture, the IDB Financing Bonds and all of the other documents executed in connection therewith (collectively, the "IDB Financing Documents"). Each of the Companies and each of the Stockholders covenant and agree on the Closing Date or as soon thereafter as is permitted by the IDB Financing Documents, (i) to cause all amounts owing in respect of the IDB Financing Bonds to be repaid, (ii) to cause all Liens on the assets securing such indebtedness under the IDB Financing Documents (including the IDB Financing Bonds) to be released and (iii) to cause the execution, delivery and filing of any UCC-3 Termination Statements and other documents necessary to release or evidence the release of such Liens in all required jurisdictions. Each of the Companies and each of the Stockholders covenant and agree, on or before the Closing Date, if requested by the Purchaser, Norton and the Purchaser's lenders, (a) to deposit with MMB all amounts owing in respect of the IDB Financing Documents, all for application to the prepayment in full of the IDB Financing Bonds on the IDB Prepayment Date or as soon thereafter as is permitted by the IDB Financing Documents and (b) to enter into such other arrangements reasonably satisfactory to the Purchaser, Norton and Purchaser's lenders as shall be reasonably necessary to assure the prepayment of the IDB Financing Bonds in full on the IDB Prepayment Date or as soon thereafter as is permitted by the IDB Financing Documents and the release of all Liens securing the IDB Financing Documents on the date of the prepayment of the IDB Financing Bonds. Notwithstanding the foregoing, the Companies and Stockholders shall not be required to cause all amounts owing in respect of the IDB Financing Bonds under the IDB Financing Documents to be repaid as aforesaid in the event that, on or before the Closing Date, all Liens on the Assets securing such indebtedness under the IDB Financing Documents (including the IDB Financing Bonds) are released on terms and conditions reasonably satisfactory to the Purchaser and the Purchaser's lenders, and any and all UCC-3 Termination Statements and other documents necessary or appropriate to release or evidence the release of such Liens in all required jurisdictions have been executed and delivered to the Purchaser, all in form and substance reasonably satisfactory to the Purchaser and the Purchaser's lenders.

            7.17 1407 Broadway. The Companies and the Purchaser shall use their respective reasonable best efforts to negotiate mutually agreeable terms upon which, effective on the Closing Date or as soon thereafter as is practicable, the Purchaser shall lease the space presently leased by Jeri-Jo on the 28th and 29th floors of 1407 Broadway, New York, New York.

            7.18 Termination of Letter of Credit. Each of the Companies and each of the Stockholders covenant and agree, promptly following the payment in full of the Earn Out Payment, to deliver to the Purchaser and/or Norton the Letter of Credit for cancellation. It is understood and agreed by the Companies and the Stockholders that upon such delivery, the Letter of Credit shall be cancelled and shall have no further force or effect. The Companies and each of the Stockholders covenant and agree to execute and deliver and to cause to be executed and delivered by the Stockholder Representative (or his successor or permitted assigns) such agreements and documents as shall be reasonably requested by the Purchaser and/or Norton to give effect to the foregoing.

                                  SECTION VIII.

                                     CLOSING

            8.01 Time and Place of Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Assets as set forth herein (the "Closing") shall be held at 10:00 A.M. at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 on the fifth business day after the later of the termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act or the satisfaction or waiver of all other conditions precedent set forth in Sections IX and X hereof, or such other time, date and place as the Purchaser and the Stockholder Representative shall mutually agree (such date upon which the Closing occurs is herein referred to as the "Closing Date").

            8.02 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by written agreement of both of the Companies and the Purchaser;

            (b) at any time before the Closing, by the Purchaser or both of the Companies in writing in the event that any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) at any time before the Closing and after August 31, 1998 (the "Termination Date"), by the Purchaser or both of the Companies in writing, if the transactions contemplated by this Agreement have not been consummated on or before the Termination Date and such terminating party or parties are not (and, in the case of the Companies, none of the Stockholders is and, in the case of the Purchaser, Norton is not) then in material breach of this Agreement;

            (d) at any time before the Closing, by the Purchaser in writing as set forth in Section 10.03 hereof; and

            (e) at any time before the Closing, by either the Purchaser or both of the Companies in writing if such terminating party or parties are not (and, in the case of the Companies, none of the Stockholders is and, in the case of the Purchaser, Norton is not) then in material breach of this Agreement and the nonterminating party or parties (or, in the case of the Companies, any of the Stockholders) shall (i) fail to timely perform in any material respect its or their agreements contained herein required to be performed on or prior to the Closing Date or (ii) breach in any material respect any of its or their representations or warranties contained herein.

            8.03 Effect on Obligations. (a) Termination of this Agreement pursuant to Section 8.02 above shall terminate all obligations and liabilities of the parties to each other hereunder, except (i) for the obligations under this Section 8.03 and under Sections 8.04, 8.05, XII, 13.03 and 13.04 hereof, (ii) under the Escrow Agreement and (iii) under the Confidentiality Agreements. In furtherance of the foregoing, the parties hereto agree that the rights and remedies set forth in this Section 8.03 (including by reference to Sections 8.04, 8.05, XII, 13.03 and
13.04 hereof, to the Escrow Agreement and to the Confidentiality Agreements) shall be the sole and exclusive remedy available to the parties hereto upon a termination of this Agreement pursuant to Section 8.02 above.

            (b) Without limiting the provisions of Section 8.04 hereof, in the event of a termination of this Agreement pursuant to clause (e) of Section 8.02 above by the Purchaser where either of the Companies or any of the Stockholders are then in material breach of their respective representations and warranties (other than by reason of the delivery of an Update Notice) or in material and willful breach of their respective agreements contained herein (and but for such breach, the Purchaser and Norton stand ready, willing and able to satisfy the Companies' conditions to close the transactions contemplated hereby contained in
Section IX hereof), the Companies and the Stockholders, jointly and severally, covenant and agree promptly to reimburse Norton and the Purchaser, against appropriate statements therefor, by bank wire transfer to an account designated by Norton, as liquidated damages, all reasonable costs and expenses (including without limitation, all reasonable fees and expenses of counsel) arising under this Agreement and the Financing Transactions, provided that, subject to the next sentence of this subsection (b), such amount shall not exceed $250,000. Without limiting the provisions of Section 8.04 hereof, in the event of a termination of this Agreement pursuant to subsection (e) of Section 8.02 above by the Purchaser under circumstances where either of the Companies has willfully breached its obligation to close the transactions contemplated hereby (notwithstanding that the Companies' conditions to such obligation to close the transactions contemplated hereby contained in Section IX hereof have been satisfied or that the Purchaser and Norton stand ready, willing and able to satisfy such conditions but for such breach), the Companies and the Stockholders, jointly and severally, covenant and agree promptly to pay to Norton and the Purchaser by bank wire transfer to an account designated by Norton and the Purchaser, as liquidated damages, an amount of $500,000. Without limiting the provisions of Section 8.04 hereof, under the foregoing circumstances, the parties hereto agree that due to the nature of the transactions contemplated hereby, it is impracticable and extremely difficult to fix the actual damages that would be sustained should either of the Companies and any of the Stockholders materially breach any of their respective representations, warranties, covenants or agreements herein. The parties agree that the foregoing liquidated damages (the "Liquidated Damages") are reasonable considering all the facts and circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by the Purchaser pursuant to clause (e) of Section 8.02 above. It is understood and agreed that the obligation to pay the Liquidated Damages as provided in this Section 8.03 shall be the joint and several obligation of each of the Companies and each of the Stockholders.

            8.04 Escrow Deposit. (a) In the event that this Agreement is terminated pursuant to Section 8.02 above, the Companies and the Stockholders, on the one hand, and Norton and the Purchaser, on the other hand, hereby covenant and agree, promptly upon the request of the applicable other parties hereto, to provide joint written notice (the "Escrow Notice") to the Escrow Agent to effect the disposition of the Escrow Deposit as follows:

                  (i) In the event of a termination of this Agreement pursuant to subsection (a) of Section 8.02 above, the Escrow Notice shall provide for the release by the Escrow Agent of the entire Escrow Deposit, together with any and all interest and other earnings thereon, to the Purchaser;

                  (ii) In the event of a termination of this Agreement pursuant to subsection (c) of Section 8.02 above by reason of the decision by Norton (which may be undertaken by Norton in its sole discretion) not to consummate the financing contemplated by Section 10.08 hereof because either there has occurred or exists (a) a material breach by either of the Companies or any of the Stockholders of any of their respective representations and warranties or agreements hereunder or (b) an event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect, the Escrow Notice shall provide for the release by the Escrow Agent of the entire Escrow Deposit, together with any and all interest or other earnings thereon, to the Purchaser;

                  (iii) In the event of a termination of this Agreement pursuant to (1) subsection (b) of Section 8.02 above or (2) subsection (c) of Section
8.02 above by reason
of the decision by Norton (which may be undertaken by Norton in its sole discretion) not to consummate the financing contemplated by Section 10.08 hereof because the effective interest rate offered to Norton in respect of the Transaction Financing is in excess of 12.0% per annum, in either case, the Escrow Notice shall provide for (A) the release by the Escrow Agent of $500,000 of the Escrow Deposit, together with any and all interest and other earnings on such portion of the Escrow Deposit, to the Companies and the Stockholders and
(B) the release by the Escrow Agent of $500,000 of the Escrow Deposit, together with any and all interest and other earnings on such portion of the Escrow Deposit, to the Purchaser;

                  (iv) In the event of a termination of this Agreement pursuant to subsection (c) of Section 8.02 above by reason of the decision by Norton (which may be undertaken by Norton in its sole discretion) not to consummate the financing contemplated by Section 10.08 hereof for any reason (other than under circumstances contemplated in which clause (ii) or (iii) above shall be applicable), the Escrow Notice shall provide for the release by the Escrow Agent of the entire Escrow Deposit, together with any and all interest and other earnings thereon, to the Companies;

                  (v) In the event of a termination of this Agreement pursuant to subsection (c) of Section 8.02 above, under any circumstances other than as contemplated by clause (ii), (iii) or (iv) above, the Escrow Notice shall provide for (A) the release by the Escrow Agent of $500,000 of the Escrow Deposit, together with any and all interest and other earnings on such portion of the Escrow Deposit, to the Companies and the Stockholders and (B) the release by the Escrow Agent of $500,000 of the Escrow Deposit, together with any and all interest and other earnings on such portion of the Escrow Deposit, to the Purchaser;

                  (vi) In the event of a termination of this Agreement pursuant to subsection (d) of Section 8.02 above, the Escrow Notice shall provide for the release by the Escrow Agent of the entire Escrow Deposit, together with any and all interest or other earnings thereon, to the Purchaser; and

                  (vii) In the event of a termination of this Agreement pursuant to subsection (e) of Section 8.02 above, the Escrow Notice shall provide for the release by the Escrow Agent of the entire Escrow Deposit, together with any and all interest and other earnings thereon, as follows:

            (1) In the event that the Purchaser is the terminating party, in addition to the requirements of Section 8.03(b) hereof, the entire Escrow Deposit, together with any and all interest and other earnings thereon, shall be paid by the Escrow Agent, to the Purchaser; and

            (2) In the event that the Companies are the terminating parties, $500,000 of the Escrow Deposit, together with any and all interest and other earnings on such portion of such Escrow Deposit, shall be paid to the Purchaser and $500,000 of the Escrow Deposit, together with any and all interest and other earnings on such portion of the Escrow Deposit, shall be paid to the Companies.

            (b) If the Agreement does not terminate and the Closing occurs, on the Closing Date, upon receipt by the Escrow Agent of a notice from the Purchaser, Norton and the Companies that the Closing is occurring (which notice the parties hereto agree to give to the Escrow Agent), the Escrow Agent shall release the entire Escrow Deposit, together with any and all interest and other earnings thereon, to the Companies, which entire amount shall be applied toward the Closing Purchase Price.

            8.05 Return of Documentation. Following a termination in accordance with Section 8.02 above, the Purchaser and Norton shall return all agreements, documents, contracts, instruments and other books and records of each of the Companies provided by each of the Companies to the Purchaser or any representatives of the Purchaser in connection with the transactions contemplated by this Agreement and each of the Companies and each of the Stockholders shall return all agreements, documents, contracts, instruments and other books and records of the Purchaser and Norton provided by the Purchaser or any representative of the Purchaser in connection with the transactions contemplated by this Agreement.

            8.06 Delivery of Assets. Without limiting Section 10.06 hereof, each of the Companies and each Stockholder covenant and agree that delivery of the Assets shall be made by each of the Companies to the Purchaser at the Closing by delivering such warranty deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of sale, assignment, conveyance and transfer, and such powers of attorney, as shall be effective to fully vest in the Purchaser good title to, and the right to full custody and control of, all of the Assets, free and clear of all Liens (except for Permitted Liens other than, if the Purchaser shall have complied with Section 7.13 hereof, the Liens set forth in clause
(iii) of the definition of Permitted Liens), in each case in form and substance reasonably satisfactory to the Purchaser and its counsel.

            8.07 Assumption of Liabilities. Without limiting Section 9.05 hereof, at the Closing, the Purchaser shall deliver to each of the Companies such instruments as shall be sufficient to effect the assumption by the Purchaser of the Assumed Liabilities in form and substance reasonably satisfactory to each of the Companies and their respective counsel.

            8.08 Contracts and Books. At the Closing, each of the Companies and each Stockholder covenant and agree that each of the Companies shall deliver to the Purchaser the Contracts and the books and records of the Business constituting a part of the Assets, excluding those constituting Excluded Assets.

            8.09 Additional Steps. At the Closing, each of the Companies and each Stockholder covenant and agree that each of the Companies and each of the Stockholders shall take all steps required to put the Purchaser in actual possession and control of all of the Assets.

            8.10 Change of Name. On or prior to the Closing Date, each of the Companies and each Stockholder covenant and agree that each of the Companies shall take all necessary steps to deliver, and shall execute and deliver, to the Purchaser (including an amendment to each of the Companies' respective certificates of incorporation in form for filing with the Secretary of State of the State of New York and such other documents in form for filing in all states where each of the Companies is qualified or licensed to do business as a foreign corporation) all documents necessary to change each of the Companies' respective corporate names to a name other than "Jeri-Jo Knitwear Inc." or "Jamie Scott, Inc." (or any variant or derivation thereof) and other than any of the names set forth in Section 1.01(a)(iv) hereof, in any case, in each of the Companies' respective state of incorporation and in all other states in which each of the Companies is qualified or licensed to do business as a foreign corporation, and to terminate any and all d/b/a's with respect to such name, in each case in form and substance reasonably satisfactory to the Purchaser. If requested by the Purchaser, on and after the Closing Date, each of the Companies and the Stockholders covenant and agree that each of the Companies shall execute and deliver to the Purchaser such other consents, waivers, approvals and other documents and shall take such other actions as shall be necessary to permit the Purchaser or any designee to use the names "Jeri-Jo Knitwear Inc." or "Jamie Scott, Inc." (and any variant or derivation thereof), and any of the other names set forth in Section 1.01(a)(iv) hereof, including as its corporate name.

                                  SECTION IX.

                CONDITIONS TO THE COMPANIES' OBLIGATION TO CLOSE

            The obligations of each of the Companies to sell the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by each of the Companies in their respective sole discretion, and each of which the Purchaser and Norton hereby agree to use their respective best efforts (and Norton hereby agrees to cause the Purchaser to use its best efforts) to satisfy at or prior to the Closing:

            9.01 Opinion of Counsel. Each of the Companies shall have received an opinion of Haythe & Curley, counsel for the Purchaser and Norton, delivered to each of the Companies and the Stockholders pursuant to the instructions of the Purchaser and Norton dated the Closing Date, in form and substance reasonably satisfactory to each of the Companies and their counsel, covering the matters set forth in Sections 5.01, 5.02, 5.03 and 5.04.

            9.02 No Litigation. No action, suit or proceeding against either of the Companies, any Stockholder, the Purchaser or Norton relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending. No action, suit or proceeding against Norton shall be pending which, if determined adversely to Norton, would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or other) of Norton and its subsidiaries taken as a whole.

            9.03 Representations and Warranties. The representations and warranties made by the Purchaser and Norton herein shall be correct as of the date of the Closing with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and on the date of the Closing, the Purchaser and Norton shall deliver to each of the Companies a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser and Norton on or before the date of the Closing shall have been duly complied with and performed, and on the date of the Closing, the Purchaser and Norton shall deliver to each of the Companies a certificate dated the date of the Closing to such effect.

            9.04 Hart-Scott-Rodino. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

            9.05 Instruments of Assumption of the Assumed Liabilities. The Purchaser shall have delivered to each of the Companies the instruments required to be delivered by the Purchaser pursuant to Section 8.07 hereof.

            9.06 Credit Availability. Each of the Companies and the Stockholders shall have received evidence satisfactory to it that the revolving credit and letter of credit facility (the "Credit Facility") to which Norton and its subsidiaries, including the Purchaser, are parties on the Closing Date shall make available at least $45,000,000 of letters of credit to the Purchaser plus sufficient financing to satisfy the Business Plan; it being understood and agreed by the Companies and the Stockholders that a Credit Facility containing the terms and conditions set forth in the commitment letter attached hereto as Exhibit D shall be satisfactory, such that this condition in Section 9.06 shall be satisfied.

            9.07 Delivery of Letter of Credit. The Purchaser shall have delivered to the Companies the Earn Out Letter of Credit in the form of Exhibit G and the Earn Out Certificate in the form of Exhibit F.

            9.08 Repayment of Indebtedness; Release of Guarantees. The Purchaser shall have delivered to the Companies and the Stockholders evidence satisfactory to the Companies and the Stockholders that simultaneously with the Closing, the outstanding Chase/Marine Indebtedness, will be repaid and the corporate guarantee of Jamie Scott and the personal guarantees of the Stockholders and the Stockholder Representative guaranteeing repayment of the Chase/Marine Indebtedness will be released.

            9.09 Pledge. Norton shall have delivered to the Companies a pledge agreement in the form attached hereto as Exhibit H pursuant to which Norton will grant to the Companies a subordinated security interest in the capital stock of the Purchaser to secure any Earn Out Payment payable in cash in accordance with the terms and conditions of Section 2.02 hereof. It is understood and agreed by the Companies and the Stockholders that Norton's and the Purchaser's lenders will have a first priority security interest in the capital stock of the Purchaser and that the Companies and the Stockholders will be required to enter into a subordination and intercreditor agreement with such lenders, which among other items, will prohibit the Companies and the Stockholders from exercising rights as pledgee under the pledge agreement without the consent of such lenders.

            9.10 Stock Options. The Companies and the Stockholders shall receive evidence satisfactory to them that, as of the Closing Date, Norton has granted ten-year options pursuant to its 1994 Stock Option Plan to purchase at an exercise price equal to the Closing Market Value an aggregate of 50,000 shares of Norton Common Stock, which options shall be exercisable as to 50% of the shares on the first anniversary of the date of grant and as to 50% of the shares on the second anniversary of the date of grant, to employees of the Companies (other than the Stockholders) who have accepted employment with the Purchaser after the Closing, which employees (and the related number of options for each such employee) shall be designated in writing to Norton by the Stockholders at least five business days prior to the Closing.

            9.11 Employment Agreements. The Purchaser and Norton shall have executed an Employment Agreement in the forms of Exhibits B-1 through B-3 with each of Susan Schneider, Leslie Schneider and Scott Schneider.

            9.12 Stock Options. The Purchaser shall have delivered to Susan Schneider, Leslie Schneider and Scott Schneider stock options to purchase 40%, 40% and 20%, respectively, of an aggregate number of shares of Norton Common Stock equal to the Aggregate Option Number, which stock options shall be evidenced by stock option certificates in the form of Exhibit A to such person's respective Employment Agreements.

            9.13 Warehouse Lease. The Purchaser and Norton shall have executed and delivered to the Stockholders the Warehouse Lease and guaranty of the Warehouse Lease, as applicable, in the form attached hereto as Exhibit K.

                                   SECTION X.

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

            The obligation of the Purchaser to purchase the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which each of the Companies and each Stockholder hereby agree to use their respective best efforts to satisfy at or prior to the Closing:

            10.01 Opinion of Counsel. The Purchaser and Norton shall have received an opinion of Parker Chapin Flattau & Klimpl, LLP, counsel for each of the Companies and each Stockholder, delivered to the Purchaser and Norton pursuant to the instructions of each of the Companies and the Stockholders dated the Closing Date, in the form attached hereto as Exhibit I.

            10.02 No Litigation. No action, suit or proceeding against either of the Companies, any Stockholder, Norton or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending.

            10.03 Representations and Warranties. (a) The representations and warranties made by each of the Companies and each Stockholder herein shall be correct at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing, and on the date of the Closing, each of the Companies and each Stockholder shall deliver to the Purchaser and Norton a certificate dated the date of the Closing to such effect. The Companies and the Stockholders shall be entitled to notify the Purchaser on or before the date which is one (1) business day prior to the Closing Date, which notification (each, an "Update Notice") may only disclose the occurrence of events or existence of circumstances which have not occurred or did not exist on or prior to the date hereof, the occurrence or existence of which does or may result in a breach of the Companies' or the Stockholders' representations and warranties contained in Sections III or IV hereof. Upon delivery of the Update Notice, the applicable representations and warranties (and any applicable Schedules), for all purposes of this Agreement, shall be deemed to be amended consistent with such Update Notice. In the event that the Purchaser receives an Update Notice which sets forth the occurrence of events or existence of circumstances which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Purchaser shall have no obligation to complete the Closing of the transactions contemplated by this Agreement and may terminate this Agreement pursuant to Section 8.02(d) above.

            (b) All the terms, covenants and conditions of this Agreement to be complied with and performed by each of the Companies and each Stockholder on or before the date of the Closing shall have been duly complied with and performed, and on the date of the Closing, each of the Companies and each Stockholder shall deliver to the Purchaser and Norton a certificate dated the date of the Closing to such effect.

            10.04 Third Party Consents. The Purchaser shall have received evidence reasonably satisfactory to the Purchaser of receipt by each of the Companies of the consents, approvals and authorizations of Governmental Authorities, which consents shall not provide for the acceleration of any liabilities or any other material detriment to the Purchaser or any of the Assets and shall be in form and substance reasonably satisfactory to the Purchaser.

            10.05 Hart-Scott-Rodino. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

            10.06 Instruments of Conveyance of the Assets, Power of Attorney, Etc. (a) Each of the Companies shall have delivered to the Purchaser, at the Companies' sole expense (i) the documents described in Section 8.06 (including Intellectual Property assignments in form for filing with the U.S. Patent and Trademark Office, the Registrar of Copyrights and in appropriate foreign jurisdictions where Intellectual Property is registered), in form and substance reasonably satisfactory to the Purchaser and its counsel, as are effective to fully vest in the Purchaser good and valid title to the Assets, free and clear of all Liens (except for Permitted Liens other than, if the Purchaser shall have complied with Section 7.13 hereof, the Liens set forth in clause (iii) of the definition of Permitted Liens), and (ii) all executed releases and other documents necessary to comply with the foregoing (including without limitation, all necessary UCC-3 Termination Statements and all releases in respect of Liens on Intellectual Property in form for filing with the U.S.

Patent and Trademark Office, the Registrar of Copyrights and all appropriate foreign authorities).

            (b) Each of the Companies shall have delivered to the Purchaser the documents (including powers of attorney) required to be delivered by Section 7.04.

            10.07 Consent of Friedman. Norton shall have received a letter or other document from Friedman stating that Friedman understands and agrees that the Full Year Financial Statements (and the financial statements delivered pursuant to Section 7.11 hereof) and the related audit opinions of Friedman will be included in Exchange Act and Securities Act filings by Norton and that Friedman will, promptly following the request of Norton, deliver to Norton consents to such inclusion therein of such Friedman audit opinions.

            10.08 Financing. On or prior to the Closing, the Purchaser and Norton shall have obtained financing in amounts and upon terms and rates acceptable to the Purchaser and Norton in their sole discretion to enable the Purchaser and Norton to (i) consummate the transactions contemplated by this Agreement (the "Transaction Financing") and (ii) finance the business activities of the Purchaser.

            10.09 Minimum 1997 Adjusted EBITDA. The aggregate Adjusted EBITDA of Jeri-Jo and Jamie Scott for the fiscal year ended December 31, 1997 shall be no less than $16,500,000, as reflected on the Statement of Adjusted EBITDA delivered to the Purchaser pursuant to Section 7.11 hereof.

            10.10 Minimum Book Value. (a) The aggregate Book Value of Jeri-Jo and Jamie Scott at December 31, 1997 shall be no less than $15,000,000, as reflected on the audited balance sheets of such Companies delivered to the Purchaser pursuant to Section 7.11 hereof.

            (b) The aggregate Book Value on the Closing Date shall be no less than $15,000,000, as reflected in a Book Value certificate prepared by Friedman and delivered to the Purchaser on or prior to the Closing Date, which certificate shall be accompanied by a certification by Friedman to the Purchaser that the Book Value on the Closing Date has been determined in accordance with GAAP, consistently applied, and on a basis consistent with the 1997 Balance Sheet.

            10.11 Minimum Net Sales. The aggregate net sales of Jeri-Jo and Jamie Scott for the fiscal year ended December 31, 1997 shall be no less than $90,000,000, as reflected on the audited statements of operations of such Companies delivered to the Purchaser pursuant to Section 7.11 hereof.

            10.12 Suppliers. The Purchaser shall have received a certificate from the Companies setting forth a listing of the names of the top five suppliers and top ten purchasing agents of the Companies (on a combined basis) for the twelve month period ended December 31, 1997.

            10.13 Warehouse Lease. The Stockholders shall have delivered to the Purchaser and Norton the Warehouse Lease, in the form attached hereto as Exhibit K, executed by the landlord thereunder.

            10.14 Prepayment of IDB Financing. The Purchaser and Norton shall have received evidence reasonably satisfactory to the Purchaser and Norton that the terms, covenants and conditions set forth in Section 7.16 hereof to be performed on or before the Closing Date shall have been duly complied with and performed.

                                   SECTION XI.

                                 INDEMNIFICATION

            11.01 Indemnification by Each of the Companies and the Indemnifying Stockholders. (i) From and after the Closing Date, each of the Companies and each of the Indemnifying Stockholders, jointly and severally, shall indemnify and hold harmless the Purchaser, Norton and each of their respective employees, officers, directors, stockholders, affiliates, agents and representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of (a) the breach by either of the Companies or any of the Stockholders of any of their respective covenants, agreements, obligations or provisions hereof (other than the provisions of Section VI(a) as to which this Section XI shall not be applicable), or under any of the other certificates, agreements or other documents delivered by either of the Companies or any of the Stockholders in connection herewith, (b) the breach of any of the representations or warranties made by either of the Companies or by any of the Stockholders in Section III hereof (including in any Schedule hereto), or in any certificate delivered pursuant hereto by either of the Companies or any of the Stockholders with respect to any of the representations and warranties set forth in Section III hereof, or (c) any and all Excluded Liabilities.

            (ii) From and after the Closing Date, each of the Indemnifying Stockholders, severally but not jointly, shall indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of the breach of any of the representations and warranties made by such Stockholder in Section IV hereof, or in any certificate delivered pursuant hereto by such Stockholder with respect to any of the representations or warranties set forth in Section IV hereto.

            11.02 Indemnification by the Purchaser. From and after the Closing Date, Norton and the Purchaser shall, jointly and severally, indemnify and hold harmless each of the Companies, each of the Stockholders and, in the case of the Companies each of their respective employees, officers, directors, affiliates, agents and representatives (collectively, the "Seller Indemnified Parties") from and against any and all Damages sustained or incurred by any of the Seller Indemnified Parties in connection with or by reason of (a) the breach by the Purchaser or Norton of any of their respective covenants, agreements, obligations or provisions hereof, or under any of the other certificates, agreements or other documents delivered by the Purchaser or Norton in connection herewith, (b) the breach of any of the representations or warranties made by the Purchaser or Norton in Section V hereof, or in any certificate delivered pursuant hereto by the Purchaser or Norton with respect to any of the representations and warranties set forth in Section V hereof, or (c) any and all Assumed Liabilities.

            11.03 Procedure for Indemnification. (a) In the event that any Seller Indemnified Party, on the one hand, or any Purchaser Indemnified Party, on the other hand, shall sustain or incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section XI, Section XII hereof or any other provision of this Agreement (each, an "Indemnification Matter"), the parties indemnified hereunder (collectively, the "Indemnitee") shall notify the parties providing indemnification (collectively, the "Indemnitor") by sending written notice to the Indemnitor (each, an "Indemnity Notice"). In the case of an Indemnification Matter involving a third party claim, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given within 20 days after the discovery by an Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify.

            (b) In the case of third party claims, the Indemnitee shall give the Indemnitor a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional and diligent manner),
(ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim which is solely for money damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, and shall not settle any other such third party claim without the prior written consent of the Indemnitee (including without limitation, if such claim seeks or such settlement imposes equitable remedies or injunctive relief on the Indemnitee), and (iii) to employ counsel designated by the Indemnitor (which counsel shall not be an employee of the Indemnitor or any affiliate thereof) and reasonably satisfactory (it being agreed that counsel named in Section 13.01 shall be deemed satisfactory) to the Indemnitee to contest any such claim or liability in the name of the Indemnitee or otherwise. The Indemnitor shall, within 20 days of receipt of an Indemnity Notice of such claim (the "Indemnity Notice Period"), give written notice to the Indemnitee of its intention to assume the defense of such claim. If defendants in any action include any Indemnitee and any Indemnitor and any Indemnitee shall have been advised in writing by its counsel that there may be legal defenses available to such Indemnitee which are different from those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event (or in the event that the Indemnitor does not timely assume the defense within the Indemnity Notice Period as provided in the immediately succeeding sentence), the reasonable fees and expenses of the Indemnitee's counsel shall be borne by the Indemnitor and shall be paid by the Indemnitor from time to time within 20 days of receipt of appropriate invoices therefor. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such claim or litigation resulting therefrom pursuant to and in accordance with the provisions of this Section XI, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the expense of the Indemnitor. The costs and expenses of all proceedings, contests or lawsuits and all other Damages sustained or incurred with respect to such claims, proceedings or litigations shall be borne solely by the Indemnitor. In the event that the Indemnitor does timely assume the defense as provided above, the Indemnitee shall have the right to fully participate in such defense (including without limitation, with counsel of its choice), at its sole expense (except as otherwise provided herein), and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each third party claim and shall promptly notify the Indemnitee in writing of any and all significant developments relating thereto. Within ten
(10) business days after the occurrence of an order or other determination with respect to each third party claim by any court, panel of arbitrator(s) or Governmental Authority having jurisdiction thereof, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee which have not theretofore been paid to the Indemnitee as provided above.

            (c) In the event that an Indemnification Matter does not involve a third party claim, the Indemnitor shall, subject to the provisions of Section
11.06 hereof, within 30 days after the date of an Indemnity Notice pay to the Indemnitee the amount of Damages payable pursuant to Section 11.01 or 11.02 hereof, as applicable, and which are at the time sustained or incurred by the Indemnitee and shall thereafter pay any other Damages payable pursuant to
Section 11.01 or 11.02 hereof, as applicable, and related to the same Indemnity Notice on demand.

            11.04 Subrogation. None of the Companies nor any of the Indemnifying Stockholders shall be subrogated to any rights of any Purchaser Indemnified Party(s) with respect to any Damages for which the Purchaser Indemnified Party(s) has been indemnified by either of the Companies or any of the Indemnifying Stockholders hereunder (all of which rights of subrogation are expressly hereby irrevocably and unconditionally waived and released by each of the Companies and the Indemnifying Stockholders). No Purchaser Indemnified Party shall be required to make any claim against any other Person or to take any other action in order to pursue any claim against either of the Companies or any of the Indemnifying Stockholders.

            11.05 Validity. The indemnification agreements provided for in this
Section XI and in Section XII hereof, and the agreements set forth in Sections
13.04 and 13.05 hereof, shall apply notwithstanding any investigation made at any time by or on behalf of any party hereto and notwithstanding the knowledge of any of the Purchaser Indemnified Parties.

            11.06 Limits on Indemnifications. (a) Without limiting Sections 11.01(i)(a) and (c) and Sections 11.02(a) and (c) hereof, subject to the terms hereof, including subsection (b) of this Section 11.06, the aggregate liability of the Purchaser and Norton, on the one hand, or the Companies and the Indemnifying Stockholders, on the other hand, for Damages under (1) in the case of the Purchaser and Norton, Section 11.02(b) (other than with respect to a breach of any representation or warranty contained in Section 5.05 hereof with respect to which the limitation in this Section 11.06(a) shall not apply) is, and shall be limited to $4,000,000 (the "Purchaser Liability Amount") or (2) in the case of the Companies and the Indemnifying Stockholders, under Sections 11.01(i)(b) or 11.01(ii) (other than with respect to a breach of any representation or warranty contained in Section 3.11(a) hereof with respect to which the limitation in this Section 11.06(a) shall not apply) is, and shall be, limited to the Seller Liability Amount. The Purchaser and Norton, on behalf of itself and all Purchaser Indemnified Parties, and each of the Companies and the Stockholders, on behalf of each such Person and all Seller Indemnified Parties, agree not to seek any Damages under this Section XI in excess of the applicable Liability Amount for any and all Damages sustained or incurred (1) in the case of the Purchaser and Norton, under Sections 11.01(i)(b) or 11.01(ii) (other than with respect to a breach of any representation or warranty contained in Section 3.11(a) hereof with respect to which the limitation in this Section 11.06(a) shall not apply) or (2) in the case of the Companies and the Stockholders,
Section 11.02(b) (other than with respect to a breach of any representation or warranty contained in Section 5.05 hereof with respect to which the limitation in this Section 11.06(a) shall not apply).

            (b) Notwithstanding anything to the contrary contained herein, the aggregate liability for Damages of each of the Indemnifying Stockholders under Sections 11.01(i)(b) or 11.01(ii) (other than with respect to a breach of any representation or warranty contained in Section 3.11(a) or 3.28 hereof with respect to which the limitation in this Section 11.06(b) shall not apply) shall not exceed the sum of (1) for so long as the Money Seller

Liability Amount shall be in effect, the product of (A) the Money Seller Liability Amount and (B) the percentage set forth opposite such Indemnifying Stockholder's name on Exhibit E attached hereto and (2) the product of (A) the Stock Seller Liability Amount and (B) the percentage set forth opposite such Indemnifying Stockholder's name on Exhibit E attached hereto.

            (c) Subject to the final sentence of this Section 11.06(c), no Purchaser Indemnified Party and no Seller Indemnified Party shall be entitled to indemnification pursuant to Sections 11.01(i)(b) or 11.01(ii) (other than with respect to a breach of any representation or warranty contained in Section 3.11(a) hereof with respect to which the limitation in this Section 11.06(c) shall not apply) or Section 11.02(b), respectively, hereof unless and until the aggregate amount of all Damages sustained or incurred by all Purchaser Indemnified Parties and all Seller Indemnified Parties, as the case may be, to which the indemnity set forth in Sections 11.01(i)(b) or 11.01(ii), on the one hand, or Section 11.02(b), on the other hand, relates exceeds an aggregate amount (the "Basket Amount") equal to $500,000. Subject to Sections 11.06(a) and 11.06(b) above, if such Damages exceed the Basket Amount, then the Purchaser's and Norton's liability for indemnification under Section 11.02(b) and the Companies' and the Indemnifying Stockholders' liability for indemnification under Sections 11.01(i)(b) or 11.01(ii), as the case may be, shall be limited to the amount of such Damages sustained or incurred which exceeds the Basket Amount.

            (d) The representations and warranties contained in or made pursuant to this Agreement shall expire on the thirtieth (30th) day following the Earn Out Payment Date, provided that the representations and warranties contained in Sections 3.11(a), 3.28 and 4.03 hereof and all covenants and agreements hereunder shall survive indefinitely, the representations and warranties contained in Sections 3.12, 3.17 and 5.05 hereof shall survive until the date of expiration of the applicable statute of limitations (and all extensions thereof) with respect thereto, and the representations and warranties contained in Sections 3.13(b) (as such Section relates to Permits required under Environmental Laws), 3.13(c) and Section 3.25 (as such Section relates to Environmental Claims) hereof shall survive for a period of five (5) years after the Closing Date, and provided further that if written notice is given under this Section XI with respect to any alleged breach of a representation or warranty to which a party or other indemnified Person is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely in respect of the applicable claim until it is finally resolved.

            11.07 Set-Off. (a) It is understood and agreed by each of the Companies and each of the Indemnifying Stockholders that the Purchaser may (but shall not be required to so long as the Money Seller Liability Amount is in effect and without limiting or affecting any other right or remedy which it may have) satisfy any claims made against either of the Companies or any of the Indemnifying Stockholders for Damages under this Section XI or Section XII or pursuant to any Arbitration Award by offsetting ("Set Off") amounts owed to any of the Purchaser Indemnified Parties as Damages against any Earn Out Shares payable as the Stock Earn Out Amount, to the extent of the Stock Seller Liability Amount, due under Section 2.02 hereof. Following the termination, if any, of the availability of the Money Seller Liability Amount, the Purchaser shall satisfy any claims made against either of the Companies or any of the Indemnifying Stockholders for Damages under this Section XI or Section XII or pursuant to any Arbitration Award by offsetting amounts owed to any of the Purchaser Indemnified Parties as Damages against any Earn Out Shares payable as the Stock Earn Out Payment, to the extent of the Stock Liability Amount, due under Section 2.02 hereof. It is understood and agreed by each of the Companies and each of the Indemnifying Stockholders that if an Indemnity Notice is given under Section 11.03 hereof, including, if applicable, within the applicable time periods set forth in Section 11.06(e) hereof, no Indemnifying Stockholder shall be relieved of any such Person's indemnification obligations pursuant to this
Section XI, Section XII or pursuant to any Arbitration Award by reason of the fact that an Indemnity Notice is given prior to the time that the Stock Earn Out Amount, if any, is determined. Rather, the provisions of this Section XI, including this Section 11.07, shall be applicable to such Indemnity Notice, and the related Indemnification Matter set forth therein, as and when the Stock Earn Out Amount and the related number and value of the Earn Out Shares, if any, are determined.

            (b) Notwithstanding subsection (a) of this Section 11.07, before exercising its Set Off rights pursuant to Section 11.07(a) above, the Purchaser and Norton shall have received (i) the written consent of the applicable Indemnifying Stockholder(s) or (ii) a written Arbitration Award in favor of the Purchaser or Norton.

            11.08 Exclusive Remedy. From and after the Closing Date, subject to
Section 13.04 hereof, each party hereto
acknowledges and agrees that such party's sole remedy with respect to a claim for Damages (other than a dispute arising under Section 2.02 hereof, which shall be resolved in the manner and with the effect set forth in Section 2.02 hereof) shall be in accordance with, and limited by (to the extent of any limitations expressly set forth in this Section XI), the provisions set forth in this
Section XI, Section XII and Section 13.05. Notwithstanding the foregoing, nothing herein shall limit the rights and remedies of any party hereto for matters involving fraudulent conduct.

                                  SECTION XII.

                               BROKERS AND FINDERS

            12.01 The Companies' and the Stockholders' Obligations. None of the Companies nor any of the Purchaser Indemnified Parties shall have any obligation to pay any financial advisory, finder's fee or other compensation to any Person claiming by, through or under either of the Companies, any Stockholder or any affiliate thereof in connection with this Agreement and the transactions contemplated hereby, and each of the Companies and the Indemnifying Stockholders, jointly and severally, hereby agree to indemnify and save the Purchaser Indemnified Parties harmless from any and all Damages sustained or incurred by any of the Purchaser Indemnified Parties by reason of any such claim for or payment of any such fee or other compensation.

            12.02 The Purchaser's and Norton's Obligations. None of the Companies nor any of the Stockholders shall have any obligation to pay any fee or other compensation to any Person claiming by, through or under the Purchaser or Norton or any affiliate thereof in connection with this Agreement and the transactions contemplated hereby, and the Purchaser and Norton, jointly and severally, hereby agree to indemnify and save each of the Companies and each Stockholder harmless from any and all Damages sustained or incurred by either of the Companies or such Stockholder by reason of any such claim for or payment of any such fee or other compensation.

                                  SECTION XIII.

                                  MISCELLANEOUS

            13.01 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by registered or certified mail, postage prepaid, or sent by Federal Express or any other nationally recognized overnight courier service, as follows:

                  (a) If to the Companies, to any Stockholder or to the Stockholder Representative prior to the Closing:

                        c/o Currants
                        1407 Broadway
                        Suite 2909
                        New York, New York 10018

                        Attention: President
                        Telecopy No.: (212) 944-7088

                        with a copy to:

                        Parker Chapin Flattau & Klimpl, LLP
                        1211 Avenue of the Americas
                        New York, New York 10036

                        Attention:  James Alterbaum, Esq.
                        Telecopy No.: (212) 704-6288

                  (b) If to either of the Companies, to any of the Stockholders or to the Stockholder Representative after the Closing:

                        c/o Friedman Alpren & Green LLP
                        1700 Broadway
                        New York, New York 10019

                        Attention:  Bruce A. Madnick, CPA
                        Telecopy No.: (212) 265-4761

                        with a copy to:

                        Parker Chapin
                        Flattau & Klimpl, LLP
                        1211 Avenue of the Americas
                        New York, New York 10036

                        Attention:  James Alterbaum, Esq.
                        Telecopy: (212) 704-6288

                  (c) If to the Purchaser or Norton:

                        463 Seventh Avenue
                        New York, New York 10018
                        Attention: President
                        Telecopy No.: (212) 563-2766

                        with a copy to:

                        Haythe & Curley
                        237 Park Avenue
                        New York, New York 10017
                        Attention:  Bradley P. Cost, Esq.
                        Telecopy No.: (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed delivered and received on the date of delivery, if hand delivered, telecopied, or sent by Federal Express or any other recognized overnight courier service, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

            13.02 Entire Agreement and Amendment. This Agreement (including the Exhibits and Schedules hereto) and the other certificates, agreements and documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, including, without limitation, the letters dated October 15, 1997 and October 28, 1997 from Norton to the Stockholders and, if the Closing occurs, the Norton Confidentiality Agreement (but not the Customs Confidentiality Agreement) and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

            13.03 Expenses. (a) Except as otherwise provided herein, including in subsection (b) below and in Sections XI and XII hereof, each of the parties hereto shall bear such party's own costs and expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs; provided that, without limiting the condition set forth in Section 10.10(b) hereof, if the Closing shall occur, the Companies, and not the Stockholders, shall be responsible for (and, prior to the Closing, shall pay or reimburse the Stockholders for all such costs and expenses paid or incurred by the Stockholders, prior to the Closing) any and all costs and expenses paid or incurred by the Stockholders prior to the Closing in connection with this Agreement and the transactions contemplated hereby.

            (b) The Companies and the Stockholders acknowledge and agree that the Earn Out Letter of Credit is being issued under the Credit Facility and that there are annual fees and expenses payable to the lenders under the Credit Facility, including to NationsBank, N.A. as the issuing bank, with respect to the issuance and maintenance of the Earn Out Letter of Credit. Unless an Acceleration Event shall have occurred at any time during the Earn Out Period, in which case there will be no reimbursement, the Companies and the Stockholders agree, jointly and severally, to reimburse (including on the Closing Date) Norton and the Purchaser for one-third (1/3) of all of the foregoing fees and expenses, which reimbursement for any year shall not exceed $50,000, (i) payable in respect of the period ending one year following the Closing Date and (ii) payable in respect of the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date in the event that EBITDA for the 12-month period ending on the first anniversary of the last day of the month in which the Closing occurs is less than $17,000,000. Such reimbursement shall occur promptly following the delivery of a request for such payment to the Stockholder Representative accompanied by evidence of the payment(s) of such fees and expenses by Norton and the Purchaser. If an Acceleration Event occurs, the Purchaser and Norton agree to immediately return any amounts theretofore reimbursed under this Section 13.03(b).

            13.04 Injunctive Relief. Notwithstanding the provisions of Section
13.05 hereof, in the event of a breach or threatened breach by either of the Companies, any Stockholder, the Purchaser or Norton of any of their respective obligations hereunder, including, without limitation, their respective obligations to close the transactions contemplated hereby, each of the Companies, each Stockholder, the Purchaser and Norton, as applicable, hereby consents and agrees that the applicable Person shall be entitled to an injunction or similar equitable relief restraining either of the Companies, such Stockholder, the Purchaser or Norton, as applicable, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by either of the Companies, such Stockholder, the Purchaser or Norton, as applicable, under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the New York State Supreme Court, New York County, for any proceedings under this Section 13.04, and each of the Companies, each Stockholder, the Purchaser and Norton further agree that the service of process or of any other papers upon them or any of them by registered mail at their respective addresses set forth herein shall be deemed good, proper and effective service upon them. The parties hereto agree that the availability of arbitration in Section 13.05 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions or other equitable relief instituted by either of the Companies, any of the Stockholders, the Purchaser or Norton pursuant to this Section 13.04.

            13.05 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in
Section 2.02(b), Section 2.05 and Section 13.04 hereof, be settled by arbitration in New York, New York by a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the foregoing arbitrators (the "Arbitration Award") and judgment upon the Determination and the Post-Closing Determination by the Independent Auditor may be entered in any court having jurisdiction thereof, and the parties hereto hereby consent to the jurisdiction of the New York courts for this purpose.

            13.06 Invalidity and Bulk Sales. (a) Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

            (b) Norton and the Purchaser hereby waive compliance by each of the Companies with the provisions of any applicable bulk sales laws with respect to the delivery of a listing of creditors and the related notice of the transactions contemplated hereby to such creditors.

            13.07 Successors and Assigns. Subject to Section 13.10 hereof, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the Companies, the Stockholders, the Purchaser and Norton, respectively.

            13.08 Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles.

            13.09 Counterparts. This Agreement may be executed in counterparts, including by telecopy, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            13.10 Assignment. This Agreement shall not be assignable by the Purchaser or Norton, except pursuant to a writing executed by all of the parties hereto, and except that Norton's and the Purchaser's rights or interests under this Agreement (but not their respective obligations) may be assigned as collateral security to the financial institutions which are parties to the Credit Facility (or any successor or replacement to the Credit Facility provided by a nationally recognized financial institutions or lenders); provided that in the case of each such assignment, the assignee shall take such rights or interests subject to the terms of this Agreement. This Agreement shall not be assignable by either of the Companies or any of the Stockholders, except pursuant to a writing executed by all of the parties hereto, and except that the Companies may assign their rights under this Agreement to one or more of the Stockholders, to the Stockholder Representative, to the spouse or any one or more lineal descendants (including by adoption or stepchildren) of such Person, or any one or more trusts established for the benefit of any one or more of the foregoing Persons, or any one or more partnerships, limited liability companies or other entities, all of the general partners, limited partners or members of which are one or more of the foregoing Persons. Any attempted assignment in violation of this Section 13.10 shall be null and void.

            13.11 Knowledge. Whenever used in this Agreement, the words "to the knowledge of either of the Companies" or "to the knowledge of any Stockholder," or similar words shall mean the actual knowledge or awareness of either of the Companies or such Stockholder, together with the knowledge or awareness such Company or such Stockholder would obtain after consultation with the Stockholders.

            13.12 Independence of Covenants and Representations and Warranties, Schedules, Etc. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The Exhibits and Schedules attached hereto are hereby made part of this Agreement in all respects. Section references in the Schedules refer to the specific Section of the Agreement with respect to which either of the Companies and the Stockholders are making a disclosure. A disclosure under any Schedule hereto shall be deemed to be a disclosure under all of the Schedules hereto, whether or not specifically referenced in any other Schedule. The fact that a particular matter is reflected in the Schedules hereto shall not have any bearing on the issue of whether such matter is material for the purposes of this Agreement.

            13.13 Interpretation. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

            13.14 Risk of Loss. Each of the Companies and each Stockholder agree that each of the Companies shall bear all risk of loss or damage with respect to their respective portions of any of the Assets from and including the date hereof to and including the Closing Date, and neither the Purchaser nor Norton shall bear any such risk of loss or damage.

            13.15 Action by the Stockholders. (a) Any action to be taken by the Stockholders or either of the Companies, notices to be given by the Stockholders or either of the Companies or any matters requiring the Stockholders or either of the Companies to act or refrain from acting hereunder may be undertaken by or with the concurrence of Leonard Schneider (such person in his capacity as representative of the Stockholders and of the Companies hereinafter, together with any successor appointee, the "Stockholder Representative") and, for all purposes, it is expressly understood and agreed that any action so taken, notice so given or other matter acted upon or refrained from shall be deemed to constitute the action of all of the Stockholders and the Companies and shall be binding on all of the Stockholders and the Companies. It is understood and agreed that Leonard Schneider shall act as the Stockholder Representative provided, however, that in the event of the death, disability or resignation of Leonard Schneider the Stockholders shall promptly appoint a new Stockholder Representative and shall notify the Purchaser thereof. In addition, subject to subsection (c) below, the Purchaser and Norton shall be entitled irrevocably and unconditionally (i) conclusively to rely upon the direction, notice, request or other communication received from the Stockholder Representative without the need to confirm such or otherwise communicate with any Stockholder or either of the Companies, and (ii) to give any direction, notice, request or other communication to the Stockholder Representative without the need to confirm or otherwise communicate with any Stockholders or either of the Companies, and any such direction, notice, request or other communication (whether from or to the Stockholder Representative) shall be conclusive, binding and enforceable against all Stockholders and each of the Companies.

            (b) The Stockholder Representative shall not be liable to the Stockholders or any third party for any action taken by the Stockholder Representative except with regard to actions involving (i) a breach of such Stockholder Representative's duty of loyalty to the Stockholders and the Companies, (ii) any acts by such Stockholder Representative not in good faith or involving a known violation of law or (iii) transactions from which such Stockholder Representative derived an improper personal benefit.

            (c) The Purchaser and Norton shall be entitled to rely on any and all communications from the Stockholder Representative as being authorized by all of the Stockholders and each of the Companies as provided hereunder with respect to the subject matter of this Agreement and the Stockholders and the Companies agree to hold the Purchaser and Norton harmless from any and all Damages sustained or incurred by any of the Purchaser Indemnified Parties by reason of any claim that such actions were not properly authorized. The Purchaser and Norton shall be entitled to send all communications with respect to the subject matter of this Agreement to the Stockholder Representative at the address indicated herein.

            13.16 Limitation of Representations and Warranties. OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY HEREIN OR IN ANY OTHER CERTIFICATES, AGREEMENTS OR OTHER DOCUMENTS ENTERED INTO AND DELIVERED PURSUANT HERETO, NO PARTY HERETO MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OF FITNESS.

            13.17 No Third Party Beneficiaries. Except as specifically set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon any Person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                                  SECTION XIV.

                                   DEFINITIONS

            14.01 Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

            "Acceleration Date" shall mean the date on which an Acceleration Event occurs.

            "Acceleration Event" shall have the meaning set forth in Section 2.02(c) hereof.

            "Acceleration Notice of EBITDA" shall have the meaning, as applicable, set forth in the definition of 1998 EBITDA or 1999 EBITDA herein.

            "Acceleration Statement of EBITDA" shall have the meaning, as applicable, set forth in the definition of 1998 EBITDA or 1999 EBITDA herein.

            "Accountants' Statement" shall have the meaning set forth in Section 2.02(b)(ii) hereof.

            "Adjusted EBITDA" shall mean the aggregate amount of combined net income or loss of Jeri-Jo and Jamie Scott for the fiscal year ended December 31, 1997 determined in accordance with GAAP consistently applied, (A) before the deduction of interest expenses paid or accrued by Jeri-Jo and Jamie Scott with respect to such fiscal year, (B) before the deduction of income and excess profit taxes of or attributable to Jeri-Jo and Jamie Scott paid or accrued by such Company with respect to such fiscal year, (C) before the deduction of all depreciation and amortization of Jeri-

Jo and Jamie Scott for such fiscal year, and (D) before the inclusion of all interest income of Jeri-Jo and Jamie Scott for such fiscal year.

            "Affiliate" shall mean any other person who directly or indirectly controls, is controlled by, or is under common control with, the Purchaser or Norton, as the case may be.

            "Aggregate Option Number" shall mean the sum of (i) 450,000 and (ii) the number determined by (a) multiplying 450,000 by (b) a fraction whose numerator is the positive excess, if any, of the Closing Market Value minus the Signing Market Value and whose denominator is the Signing Market Value (it being understood and agreed that if the foregoing fraction is negative, then the Aggregate Option Number shall mean 450,000).

            "Arbitration Award" shall have the meaning set forth in Section
13.05 hereof.

            "Assets" shall have the meaning set forth in Section 1.01(a) hereof.

            "Assumed Liabilities" shall have the meaning set forth in Section 1.01(d) hereof.

            "Assumed Taxes" shall have the meaning set forth in Section 1.01(c)(iii) hereof.

            "Audit" shall have the meaning set forth in Section 2.02(b)(ii) hereof.

            "Audited Statements" shall have the meaning set forth in Section 2.02(b)(ii) hereof.

            "Bankruptcy Event" shall mean:

            (a) Norton or any of its subsidiaries, including, but not limited to, the Purchaser, (i) voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law,
(ii) consents to the institution of, or fails to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Norton or any of its subsidiaries, including, but not limited to, the Purchaser, or for a substantial part of its property and assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, (vi) becomes unable, admits in writing its inability or fails generally to pay its debts as they become due or
(vii) takes corporate action for the purpose of effecting any of the foregoing;
or

            (b) an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking (i) relief in respect of any of Norton or any of its subsidiaries, including, but not limited to, the Purchaser, or of a substantial part of the property and assets of any of Norton or any of its subsidiaries, including, but not limited to, the Purchaser, under title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Norton or any of its subsidiaries, including, but not limited to, the Purchaser, or for a substantial part of the property and assets of Norton or any of its subsidiaries, including, but not limited to, the Purchaser, or (iii) the winding-up or liquidation of Norton or any of its subsidiaries, including, but not limited to, the Purchaser, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days.

            "Base Earn Out Payment" shall have the meaning set forth in the definition of Earn Out Payment herein.

            "Basket Amount" shall have the meaning set forth in Section 11.06(c) hereof.

            "Benefit Plans" shall have the meaning set forth in Section 3.17(a) hereof.

            "Best Efforts" or "best efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of best efforts, but shall not include any obligation (a) to make any payment, incur any costs, commit available resources, or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (b) to initiate any lawsuit or other proceeding to achieve the required objective, or (c) to take any action which is unlawful.

            "Book Value" shall mean the total combined assets of the Companies as reflected on the Companies' books and records minus the total combined liabilities of the Companies, including, but not limited to, liabilities for unpaid Cash Dividends, as reflected on the Companies' books and records.

            "Bring Down Obligation" shall have the meaning set forth in Section 2.02(a)(i) hereof.

            "Business" shall have the meaning set forth in the recitals hereof.

            "Business Day" means any day of the year, other than Saturday, Sunday or any day which banks are required or authorized to close in New York, New York.

            "Business Plan" shall have the meaning set forth in Section 7.12(iii) hereof.

            "Cash Dividend" shall have the meaning set forth in Section VI(b) hereof.

            "Cash Earn Out Amount" shall have the meaning set forth in Section 2.02(a)(iii) hereof.

            "Change in Control" shall mean, following the date hereof, (i) the direct or indirect sale of all or substantially all of the Purchaser's or Norton's assets, determined on a consolidated basis, (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the voting power of the then outstanding Norton Common Stock (whether by merger, consolidation or sale or transfer of capital stock) and (iii) during any period of 12 consecutive calendar months, individuals who were directors of Norton on the first day of such period shall cease to constitute a majority of the board of directors of Norton, provided that a director who has resigned or is replaced during such time shall not be included in any determination of whether a Change of Control has occurred pursuant to this clause (iii) to the extent such director is replaced by a successor director elected by a majority of those directors who were directors at the commencement of such period.

            "Chase" shall mean the Chase Manhattan Bank, N.A.

            "Chase/Marine Indebtedness" shall mean all Company Indebtedness arising under the Letter Agreement dated October 15, 1997 from the Chase Manhattan Bank to Jeri-Jo

Knitwear, Inc. and Jamie Scott, Inc. approving a line of credit in the aggregate amount of $35,000,000 with a direct debt sublimit of $18,000,000.

            "Closing" shall have the meaning set forth in Section 8.01 hereof.

            "Closing Market Value" shall mean the last sales price for the Norton Common Stock on the principal securities exchange on which the Norton Common Stock are listed or admitted to trading, or, if not so listed or admitted to trading on any securities exchange, the last sales price for the Norton Common Stock on the Nasdaq National Market, in any case, on the Closing Date.

            "Closing Date" shall have the meaning set forth in Section 8.01 hereof.

            "Closing Purchase Price" shall have the meaning set forth in Section
2.01 hereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Commission" shall have the meaning set forth in Section 2.04(a) hereof.

            "Companies" shall have the meaning set forth in the recitals hereof.

            "Company Acquisition Proposal" shall have the meaning set forth in
Section 7.01 hereof.

            "Company Indebtedness" shall mean all obligations and liabilities created, issued or incurred by either of the Companies for or in connection with borrowed money, or under or in connection with letters of credit or acceptances, including without limitation, bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto.

            "Company Location" shall have the meaning set forth in Section 3.27 hereof.

            "Confidentiality Agreement" shall have the meaning set forth in
Section 6.04 hereof.

            "Contracts" or "Contract" shall have the meaning set forth in
Section 3.15(a) hereof.

            "Credit Facility" shall have the meaning set forth in Section 9.06 hereof.

            "Customs Confidentiality Agreement" shall have the meaning set forth in Section 6.04 hereof.

            "Damages" shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses (including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties, on the one hand, and any of the Seller Indemnified Parties, on the other hand, or involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Seller Indemnified Parties, as the case may be) and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

            "Debt Documents" shall mean all agreements, promissory notes, security instruments and other documents to which either of the Companies or any of the Assets is bound and which evidence, govern or relate to Company Indebtedness, including the Chase/Marine Indebtedness.

            "Determination" shall have the meaning set forth in Section 2.02(b)(iii) hereof.

            "Determination Date" shall have the meaning set forth in Section 2.02(b)(iii) hereof.

            "Dispute" shall have the meaning set forth in Section 2.02(b)(iii) hereof.

            "Dispute Amount" shall have the meaning set forth in Section 2.02(b)(iii) hereof.

            "Dispute Notice" shall have the meaning set forth in Section 2.02(b)(iii) hereof.

            "Disputed Matters" shall have the meaning set forth in Section 2.02(b)(iii) hereof.

            "Earn Out Letter of Credit" shall mean the standby letter of credit issued by NationsBank, N.A. under the Credit Facility in the face amount of $15,000,000 and otherwise in the Form of Exhibit G hereto, which Earn Out

Letter of Credit shall have a certificate attached thereto in the form of Exhibit F hereto.

            "Earn Out Notice" shall have the meaning set forth in Section 2.02(a)(ii) hereof.

            "Earn Out Payment" shall mean an aggregate amount equal to the sum of (A) the amount, if any, by which (x) the product of (a) five (5) multiplied by (b) the greater of $11,000,000 and 1998/1999 EBITDA, exceeds (y) $55,000,000
(the foregoing amount, if any, in this clause (A), the "Base Earn Out Payment") and (B) (i) if the actual 1998/1999 EBITDA is greater than $17.0 million but less than $20.0 million, the amount equal to the product of (a) 0.50 multiplied by (b) the excess of the actual 1998/1999 EBITDA minus $17.0 million or (ii) if the actual 1998/1999 EBITDA is greater than $20.0 million, the amount equal to the sum of (1) the product of (a) 0.50 multiplied by (b) the excess of the actual 1998/1999 EBITDA minus $17.0 million and (2) the product of (a) one (1) multiplied by (b) the excess of actual 1998/1999 EBITDA minus $20.0 million (the foregoing amount, if any, in this clause (B), the "Incentive Earn Out Payment").

            "Earn Out Payment Date" shall mean the date which is 60 days after the 2000 Month End Date or if an Acceleration Event occurs, 60 days after the Acceleration Date, unless there is a default in the timely delivery of the applicable EBITDA Notice and EBITDA Statement under Section 2.02(b)(i), in which case the Earn Out Payment Date shall be extended to a date which is 15 days after delivery of the applicable EBITDA Notice and EBITDA Statement to Norton and the Companies. In the event that the Earn Out Payment Date is not a Business Day, the Earn Out Payment Date shall be the next succeeding Business Day.

            "Earn Out Period" shall begin on the day after the 1998 Month End Date and shall end 24 months later.

            "Earn Out Shares" shall have the meaning set forth in Section 2.02(a) hereof.

            "EBITDA" shall mean the aggregate amount of consolidated net income or loss of the Purchaser and its subsidiaries for the applicable fiscal year determined in accordance with GAAP (except as otherwise expressly stated below) after deducting all amounts provided for in the Employment Agreements and, with respect to all employees and other participants of the Purchaser and its subsidiaries, pursuant to all benefits, profit sharing, bonus, incentive, deferred compensation, health, medical, dental, life insurance or other welfare or employee benefit plans or programs in which any employee or other participant of the Purchaser or any of its subsidiaries participates, or otherwise covering any employee or other participant of the Purchaser or any of its subsidiaries, and before (A) the deduction of interest expenses and factoring expenses for interest paid or accrued by the Purchaser and its subsidiaries with respect to such year, (B) the deduction of taxes based upon income, howsoever computed or denominated, paid or accrued by the Purchaser and its subsidiaries with respect to such year, and (C) the deduction by the Purchaser and its subsidiaries of depreciation and amortization for such year, with all items referred to in subsections (A) through (C) in this definition determined in accordance with GAAP (except as otherwise stated below). In determining EBITDA:

      (a) The Purchaser's books and records will be maintained in accordance with GAAP. EBITDA and its components will be derived from those books and records in accordance with the adjustments set forth below. GAAP will be applied on a consistent basis in the preparation of balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date (as defined below) and in the related calculation of EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (b)   EBITDA shall without duplication:

            (i) Exclude any and all acquisition costs and other costs related to this Agreement.

            (ii)  Compute inventory cost using FIFO.

            (iii) Exclude any and all debt costs (other than those relating to anticipation or sales discounts, and letter of credit fees and commissions, provided that, for purposes of calculating EBITDA hereunder, the rates of such letter of credit fees and commissions shall not exceed those rates at which the Companies open and maintain letters of credit on the date hereof), including without limitation, interest expense, amortization of capitalized debt costs, debt restructuring costs, debt acquisition costs, commitment fees, reimbursement of attorney or due diligence fees, availability fees, prepayment fees, prepayment penalties and any other debt related fees and penalties of any kind (other than such as are reimbursed to the Purchaser and Norton pursuant to Section 13.03(b) hereof and other than as set forth hereinabove in this clause (iii)).

            (iv)  Exclude any hedging gains or losses.

            (v) Exclude expense reimbursement and fees paid to members of the Purchaser's Board of Directors.

            (vi) Exclude the effects of extraordinary or unusual items as defined in accordance with GAAP.

            (vii) Exclude any foreign exchange gains or losses.

           (viii) Exclude any and all expense allocations from Norton or any Norton affiliate, other than as set forth in (d) below.

            (ix)  Exclude all factoring expenses of any kind.

            (x) Exclude all management or other fees charged by Norton or any Norton affiliate.

            (xi) Exclude gains or losses from the sale of any fixed assets or investments.

            (xii) Exclude payments for services to any person(s) hired to perform job responsibilities in addition to and similar to those of Susan, Leslie or Scott Schneider.

      (c) If Norton or any affiliate charges the Purchaser for its ratable share, based upon sales, number of employees or other appropriate measure, of any expense for unaffiliated third party services (e.g., insurance expenses, legal and accounting expenses and payroll services), EBITDA shall be calculated by taking into account such ratable share, provided that (i) Norton shall provide to the Companies information concerning estimated rates of expense for unaffiliated third party services provided to the Purchaser, and
            (ii) in the event that the Companies determine in good faith on or before the date which is 30 days following the delivery of the information set forth in clause (i) above by notice to Norton that, based upon historical cost analysis, the

            Purchaser could have arranged for such commensurate services with the Companies' existing service suppliers, as adjusted for any increase or decrease in sales, number of employees or other appropriate circumstances, at rates of expense that are lower than those obtainable by the Purchaser, then in such event, such rates of expense shall be utilized for the calculation of EBITDA on the basis of such Company determined cost, adjusted annually for the foregoing increases or decreases and as further adjusted for the change in the Consumer Price Index for the applicable period.

      (d) Neither the anticipated nor the actual Earn Out Payment will be taken into account in the preparation of balance sheets of the Purchaser and its subsidiaries as at Year 1 and Year 2 or the related calculation of EBITDA for the years ended Year 1 and Year 2.

      (e) Only sales returns of goods shipped prior to Year 1 or Year 2 end, as applicable, actually received within 45 days after the end of the period will affect the calculation of EBITDA for such period. No additional reserve for returns will be recorded on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and the 2000 Month End date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and the 2000 Month End Date.

      (f) Credits for overbillings on shipments preceding the end of a period will be expensed for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and the 2000 Month End Date.

      (g) Trade discounts available to customers on shipments preceding the end of a period shall be accrued in full on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and the 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and the 2000 Month End Date.

      (h) A reserve for allowances shall be recorded in the amount of total chargebacks taken by customers within 45 days after the end of the period in payment of invoices for goods shipped prior to the end of the period for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date. It shall be understood that chargebacks disputed in good faith shall remain as accounts receivable until such dispute is resolved.

      (i)   No sales reserves other than those described in paragraphs (e), (f),
            (g), (h) and (o) shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (j) Only total direct costs, which include f.o.b. origin merchandise cost, ocean or air freight, duty, custom, tariffs, brokerage and agent commission, shall be recorded as inventory on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date. No other costs shall be capitalized into inventory on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (k) A year end markdown of non-current goods valued as described in (j) above less outstanding orders for such goods shall be included in the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date, determined mutually by Susan and Leslie Schneider, on the one hand, and the Vice Chairman of the Purchaser (presently Peter Boneparth), on the other hand, in any case consistent with past practices of the Companies. Non-current goods do not include goods which are or are intended to be offered consistent with past practices of the Companies at original selling price in future collections.

      (l) No inventory reserves other than those described in (k) above shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (m) The reserves for bad debts existing at the Closing Date will be maintained through the 2000 Month End Date, if required, to cover the potential write-off of non-collectable accounts receivable which exist at the Closing Date in preparing the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (n) A reserve for bad debts equal to 100% of accounts receivable at year end arising after the Closing Date and not factored, which are over 90 days past due (excluding accounts which are current on a payment plan) subject to any additional reserve amount required by the application of (p) below, will be maintained in preparing the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (o)   No reserves for accounts receivable other than those described in
            (i), (m) and (n) above shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (p) Accounts shall be written off solely in accordance with the Companies' past practices for purposes of preparing the balance sheets of the Purchaser and its subsidiaries as of the 1999 Month End Date and 2000 Month End Date and calculating EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (q) No expense reserves, accruals for expense contingencies or other general expense accruals, other than (i) normal expense accruals for services or goods provided in the period, (ii) accruals in accordance with GAAP under FASB 5, or (iii) those described in (e),
            (f), (g), (h), (k),

            (m) and (n) above shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (r) No accruals for fees for professional services to be rendered after the end of a period shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date if there is already one full year of such expense included within each period, for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (s) In computing liabilities under the Purchaser's 401(k) plan, the same assumptions, including assumptions regarding interest rates, discount rates, mortality and retention shall be used in preparing the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (t) No accruals for Christmas bonuses to be paid after the end of a period shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at the 1999 Month End Date and 2000 Month End Date if there is already one full year of such expense included within each period, if applicable to such period, for purposes of calculating the related EBITDA for the years ended the 1999 Month End Date and 2000 Month End Date.

      (u) If (A) the Stockholders shall have requested that a documentary letter of credit be issued by the Purchaser's primary lender for the payment of amounts which would become due pursuant to a bona fide proposed purchase order (which purchase order is included in the Purchaser's business plan) for Inventory from one of the Purchaser's suppliers, (B) at the time such letter of credit is so requested either of Susan or Leslie Schneider (if each is then employed by the Purchaser) certify to Norton in writing that they in good faith believe that such Inventory would be saleable in the ordinary course of business at substantially the same gross profit margin as the other Inventory being ordered during that Spring/Transition or Fall/Holiday Season (as used in the books and records of the Purchaser, each, a "Season"), (C) the issuance of such letter of credit is denied by such primary lender and (D) such lender confirms in writing that such letter of credit would be issuable but for the failure of Norton and its subsidiaries (other than the Purchaser and its subsidiaries) to meet the requirements for the issuance thereof under applicable credit agreements, then there shall be added to EBITDA for that fiscal year an amount equal to the product of (i) the total cost of such Inventory which would have been incurred had such letter of credit been issued, (ii) a fraction (1) the numerator of which shall be the total cost of goods sold related to Inventory purchased for such Season, calculated in accordance with paragraph
            (j) above, and (2) the denominator of which shall be the total cost of Inventory purchased for such Season, calculated in accordance with paragraph (j) above, and (iii) a fraction (1) the numerator of which shall be the EBITDA for that fiscal year, without taking into account this paragraph (u), and (2) the denominator of which is the total net sales during such fiscal year, without taking into account this paragraph (u), calculated in accordance with paragraph (j) above.

            "EBITDA Notice" shall have the meaning set forth in Section 2.02(b)(i) hereof.

            "EBITDA Statement" shall have the meaning set forth in Section 2.02(b)(i) hereof.

            "Employee" shall have the meaning set forth in Section 7.07 hereof.

            "Employment Agreements" shall mean the employment agreements dated as of the Closing Date hereof between the Purchaser, and guaranteed by Norton, and each of Susan Schneider, Leslie Schneider and Scott Schneider.

            "Environmental Claim" means any notice or claim by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substance at the Premises or (B) any violation, or alleged violation, of any Environmental Laws.

            "Environmental Laws" means all existing Federal, state, local and foreign laws, rules and regulations relating to environmental, health and safety matters, the pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety from environmental and other hazards, including existing laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

            "ERISA" shall have the meaning set forth in Section 3.17(a) hereof.

            "Escrow Agent" shall have the meaning set forth in Section 2.01(b) hereof.

            "Escrow Agreement" shall have the meaning set forth in Section 2.01(b) hereof.

            "Escrow Deposit" shall have the meaning set forth in Section 2.01(b) hereof.

            "Escrow Notice" shall have the meaning set forth in Section 8.04 hereof.

            "Exchange Act" shall have the meaning set forth in Section 5.05 hereof.

            "Excluded Assets" shall have the meaning set forth in Section 1.01(b) hereof.

            "Excluded Liabilities" shall have the meaning set forth in Section 1.01(d) hereof.

            "Financing Transactions" shall have the meaning set forth in Section
7.10 hereof.

            "Friedman" shall mean Friedman Alpren & Green LLP.

            "Full Year Financial Statements" shall have the meaning set forth in
Section 3.05 hereof.

            "GAAP" shall mean generally accepted accounting principles, consistently applied.

            "Governmental Authority" shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, Federal, state or local, or domestic or foreign.

            "Guaranty" shall mean the Guaranty dated as of the date hereof by Norton in favor of the Companies and the Stockholders.

            "Hazardous Substance" shall have the meaning set forth in Section 3.13(c) hereof.

            "HSR Act" shall have the meaning set forth in Section 7.09 hereof.

            "IDB Financing" shall mean any and all indebtedness for borrowed money and related obligations and guaranties, all relating to the premises located at 80 Carter Drive, Edison, New Jersey and which are the subject of the Warehouse Lease.

            "IDB Financing Bonds" shall have the meaning set forth in Section
7.16 hereof.

            "IDB Financing Documents" shall have the meaning set forth in
Section 7.16 hereof.

            "IDB Indenture" shall have the meaning set forth in Section 7.16 hereof.

            "IDB Loan Agreement" shall have the meaning set forth in Section
7.16 hereof.

            "IDB Prepayment Date" shall have the meaning set forth in Section
7.16 hereof.

            "IDB Prepayment Notice" shall have the meaning set forth in Section
7.16 hereof.

            "Incentive Earn Out Payment" shall have the meaning set forth in the definition of Earn Out Payment herein.

            "Income Taxes" shall mean all state, local, foreign and other income or gains taxes, howsoever computed or denominated, and all estimated payments, interest, penalties, fines, costs and assessments in respect thereof.

            "Indemnification Matter" shall have the meaning set forth in Section 11.03(a) hereof.

            "Indemnifying Stockholders" shall mean Susan Schneider, Leslie Schneider and Scott Schneider.

            "Indemnitee" shall have the meaning set forth in Section 11.03(a) hereof.

            "Indemnitor" shall have the meaning set forth in Section 11.03(a) hereof.

            "Indemnity Notice" shall have the meaning set forth in Section 11.03(a) hereof.

            "Indemnity Notice Period" shall have the meaning set forth in
Section 11.03(b) hereof.

            "Independent Auditor" shall have the meaning set forth in Section 2.02(b) hereof.

            "Intellectual Property" shall have the meaning set forth in Section
3.22 hereof.

            "Inventory" shall have the meaning set forth in Section 1.01(a)(iii) hereof.

            "Jeri-Jo 401(k) Plan" shall have the meaning set forth in Section 7.07(c) hereof.

            "Letter Persons" shall have the meaning set forth in Section 2.04 hereof.

            "Letters of Credit" shall have the meaning set forth in Section 7.13 hereof.

            "Liability Amount" shall mean, as applicable, the Purchaser Liability Amount or the Seller Liability Amount.

            "Lien" shall mean any mortgage, pledge, charge, security interest, covenant, easement, restriction, adverse claim or other encumbrance of any kind or nature whatsoever and however arising.

            "Liquidated Damages" shall have the meaning set forth in Section 8.03(b) hereof.

            "Marine" shall mean the Marine Midland Bank, N.A.

            "Market Value" shall mean, for any day, the last sales price for the Norton Common Stock on the principal securities exchange on which the Norton Common Stock is listed or admitted to trading, or, if not so listed or admitted to trading on any securities exchange, the last sales price for the Norton Common Stock on the Nasdaq National Market in each such case, unless otherwise provided herein, averaged over a period of 20 consecutive business days prior to the day as of which Market Value is being determined.

            "Material Adverse Effect" shall have the meaning set forth in
Section 3.01 hereof.

            "Money Seller Liability Amount" shall have the meaning set forth in the definition of "Seller Liability Amount."

            "Multiemployer Plan" shall have the meaning set forth in Section 3.17(a) hereof.

            "1997 Balance Sheet Date" shall mean the date of the 1997 Balance Sheets.

            "1997 Balance Sheet" shall have the meaning set forth in Section
3.05 hereof.

            "1998 EBITDA" shall mean the (i) EBITDA for the twelve-month period ending on the 1999 Month End Date, or (ii) if an Acceleration Event occurs during Year 1, EBITDA through the Acceleration Date divided by the number of days from the first day after the 1998 Month End Date until the Acceleration Date, multiplied by 730 (all as calculated in accordance with this Agreement and as set forth in a written notice prepared by Friedman and delivered to Norton, the Purchaser and the Companies (the "Acceleration EBITDA Notice"), together with a statement of EBITDA of the Purchaser and its consolidated subsidiaries, if any, for the applicable period prepared by Friedman in accordance with GAAP and otherwise in accordance with this Agreement (the "Acceleration EBITDA Statement"), all of which the Companies and the Stockholders hereby agree to use their best efforts to cause Friedman promptly to prepare and so deliver).

            "1998/1999 EBITDA" shall mean, (i) if an Acceleration Event does not occur, (A) the sum of (x) 1998 EBITDA and (y) 1999 EBITDA, divided by (B) two, or (ii) if an Acceleration Event occurs, the greater of (x) $17,000,000 or (y)
(A) the sum of (x) 1998 EBITDA and (y) 1999 EBITDA, divided by (B) two. It is understood and agreed by the parties hereto that due to the nature of the transactions contemplated hereby, it is impracticable and extremely difficult to fix the actual amount of 1998/1999 EBITDA that would be calculated as a result of an Acceleration Event. The parties agree that the foregoing $17,000,000 is reasonable considering all the facts and circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual amount reasonably expected to result from the calculation above. It is understood and agreed that the obligation to pay the amount as calculated above shall be the joint and several obligation of Norton and the Purchaser.

            "1998 Month End Date" shall mean the last day of the calendar month in which the Closing occurs.

            "1999 EBITDA" shall mean (i) the EBITDA for the twelve-month period ending on the 2000 Month End Date, or (ii) if an Acceleration Event occurs during Year 1, zero, or if an Acceleration Event occurs during Year 2, EBITDA through the Acceleration Date divided by the number of days from the first day after the 1999 Month End Date until the Acceleration Date, multiplied by 365 (all as calculated in accordance with this Agreement and as set forth in a written notice prepared by Friedman and delivered to Norton, the Purchaser and the Companies (the "Acceleration EBITDA Notice"), together with a statement of EBITDA of the Purchaser and its consolidated subsidiaries, if any, for the applicable period prepared by Friedman in accordance with GAAP and otherwise in accordance with this Agreement (the "Acceleration EBITDA Statement"), all of which the Companies and the Stockholders hereby agree to use their best efforts to cause Friedman promptly to prepare and so deliver).

            "1999 Month End Date" shall mean the first anniversary of the 1998 Month End Date or, if an Acceleration Event occurs during Year 1, the Acceleration Date.

            "Norton Common Stock" shall have the meaning set forth in Section 2.02(a) hereof.

            "Norton Confidentiality Agreement" shall have the meaning set forth in Section 6.04 hereof.

            "Permits" shall have the meaning set forth in Section 3.13(b) hereof.

            "Permitted Liens" means (i) restrictions on the transfer of shares of capital stock of either of the Companies imposed by the certificate of incorporation of either of the Companies; (ii) Liens set forth on Schedule 14;
(iii) subject to Section VI(b) hereof, mortgages, liens, pledges, charges, encumbrances and restrictions which secure debt that is reflected as a liability on the Full Year Financial Statements or disclosed in the notes thereto, or debt which otherwise is permitted to be incurred pursuant to

Section VI(b) hereof; (iv) statutory liens for Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; and (v) mechanics' carriers', workers', repairers', warehousemen's or customs' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of either of the Companies.

            "Person" shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a Governmental Authority.

            "Post-Closing Determination" shall have the meaning set forth in
Section 2.05 hereof.

            "Premises" shall have the meaning set forth in Section 3.13(c) hereof.

            "Primary Registration Shares" shall have the meaning set forth in
Section 2.04(c) hereof.

            "Prime Rate" shall mean the prime lending rate in effect from time to time as published in the Wall Street Journal.

            "Products" shall mean any and all products and merchandise of each of the Companies.

            "Property" shall have the meaning set forth in Section 1.01(a)(ii) hereof.

            "Purchase Price" shall have the meaning set forth in Section 2.01 hereof.

            "Purchaser Group" shall mean the Purchaser, Norton and the Purchaser's and Norton's subsidiaries, affiliates and parent entities.

            "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 11.01 hereof.

            "Purchaser Liability Amount" shall have the meaning set forth in
Section 11.06(a) hereof.

            "Quarterly Financials" shall have the meaning set forth in Section 7.12(b) hereof.

            "Receivables" shall have the meaning set forth in Section 1.01(a)(v) hereof.

            "Registrable Shares" shall mean (A) all shares of Norton Common Stock issued pursuant to this Agreement or any of the Employment Agreements and
(B) any capital stock of Norton or any successor entity to Norton, issued as a dividend or other distribution with respect to, or in exchange for or in replacement of any of the Registrable Shares.

            "Registration Expenses" shall have the meaning set forth in Section
2.04 hereof.

            "Registration Indemnitees" shall have the meaning set forth in
Section 2.04 hereof.

            "Registration Investors" shall have the meaning set forth in Section
2.04 hereof.

            "Registration Notice" shall have the meaning set forth in Section
2.04 hereof.

            "Registration Shares" shall have the meaning set forth in Section
2.04 hereof.

            "Registration Stockholders" shall have the meaning set forth in
Section 2.04 hereof.

            "Replacement Credit Facility" shall have the meaning set forth in
Section 2.02(c) hereof.

            "Restricted Shares" shall have the meaning set forth in Section 2.04 hereof.

            "Restricted Stockholders" shall have the meaning set forth in
Section 2.04 hereof.

            "Retained Contracts" shall mean (i) all of each of the Companies' (or any affiliate's) insurance policies, (ii) all agreements, instruments and other documents evidencing, governing or in respect of Benefit Plans, Multiemployer Plans and all of each of the Companies (or any affiliate's) other employee benefit, health, dental, medical, welfare, severance and similar plans or programs, (iii) all Debt Documents evidencing, governing or in respect of Company Indebtedness, (iv) all rights and entitlements of the Companies under this Agreement, (v) all liabilities and obligations under other Contracts evidencing, governing or in respect of Excluded Liabilities and (vi) the agreements and documents set forth on Schedule 14A hereto.

            "Rule 144" shall have the meaning set forth in Section 2.04(a) hereof.

            "Sales Taxes" shall have the meaning set forth in Section 1.01(c)(iii) hereof.

            "Schedules" shall mean the Schedules attached hereto and made a part of this Agreement.

            "SEC Documents" shall have the meaning set forth in Section 3.29(a) hereof.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Securities Exchange" shall mean any of the New York Stock Exchange, the American Stock Exchange and, the Nasdaq National Market, as applicable, on which the Norton Common Stock is listed.

            "Seller Indemnified Parties" shall have the meaning set forth in
Section 11.02 hereof.

            "Seller Liability Amount" shall mean the sum of (a) $1,000,000 (the "Money Seller Liability Amount") and (b) a number of shares of Norton Common Stock payable as the Stock Earn Out Amount having a Market Value on the third business day preceding the applicable date of payment or Set-off, as applicable, equal to the lesser of $3,000,000 or an amount which is 20% of the aggregate Market Value of the entire Stock Earn Out Amount (the "Stock Seller Liability Amount"); provided however, in the event that the EBIDTA Notice for the 12-month period ending on the 1999 Month End Date delivered to each of the parties hereto indicates that the 1998 EBIDTA is equal to or in excess of $16,000,000, from and after the date of delivery of such EBIDTA Notice to the parties hereto (or such later date that all Disputed Matters in respect of the 1998 EBIDTA are resolved by the Independent Auditor pursuant to a Determination made pursuant to Section 2.02(b)(iii)), the Seller Liability Amount shall be determined without reference to the Money Seller Liability Amount, and rather shall be limited to the Stock Seller Liability Amount, and provided further that, if an Acceleration Event occurs, the Seller Liability Amount shall be zero.

            "Set Off" shall have the meaning set forth in Section 11.07 hereof.

            "Signing Market Value" shall mean the last sales price for the Norton Common Stock on the principal securities exchange on which the Norton Common Stock is listed or admitted to trading, or, if not so listed or admitted to trading on any securities exchange, the last sales price for the Norton Common Stock on the Nasdaq National Market, in any case, on the date of the execution of this Agreement.

            "Statement of Adjusted EBITDA" shall have the meaning set forth in
Section 7.11 hereof.

            "Stock Earn Out Amount" shall have the meaning set forth in Section 2.02(a)(i) hereof.

            "Stock Seller Liability Amount" shall have the meaning set forth in the definition of "Seller Liability Amount."

            "Stockholders" shall have the meaning set forth in the first paragraph hereof.

            "Stockholder Representative" shall have the meaning set forth in
Section 13.15 hereof.

            "Supplemental Notice" shall have the meaning set forth in Section 2.04(d) hereof.

            "Supplemental Registration" shall have the meaning set forth in
Section 2.04(c) hereof.

            "Supplemental Registration Shares" shall have the meaning set forth in Section 2.04(d) hereof.

            "Taxes" shall have the meaning set forth in Section 3.12 hereof.

            "Tax Returns" shall have the meaning set forth in Section 3.12 hereof.

            "Transaction Documents" shall have the meaning set forth in Section
5.01 hereof.

            "Transaction Financing" shall have the meaning set forth in Section
10.08 hereof.

            "Transferred Employee" shall have the meaning set forth in Section 7.07(a) hereof.

            "2000 Month End Date" shall mean the second anniversary of the 1998 Month End Date or, if an Acceleration Event occurs during Year 2, the Acceleration Date.

            "Update Notice" shall have the meaning set forth in Section 10.03 hereof.

            "Warehouse" shall mean the building which is the subject of the Warehouse Lease.

            "Warehouse Lease" shall mean that certain Lease dated January 1, 1997 by and between 80 Carter Drive Associates, as landlord, and Jeri-Jo Knitwear Inc., as tenant, and guaranteed by Norton, with respect to the Companies' warehouse and administrative offices located at 80 Carter Drive, Edison, New Jersey.

            "Year 1" shall be the twelve-month period ending on the first anniversary of the 1998 Month End Date.

            "Year 2" shall be the twelve-month period ending on the second anniversary of the 1998 Month End Date.


                         *          *          *

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                              JERI-JO KNITWEAR INC.


                              By: /s/ Leonard Schneider
                                  -------------------------
                                  Name:
                                  Title:


                              JAMIE SCOTT, INC.


                              By: /s/ Susan Scheider
                                  -------------------------
                                  Name:
                                  Title:


                              JJ ACQUISITION CORP.


                              By: /s/ Peter Boneparth
                                  -------------------------
                                  Name:  Peter Boneparth
                                  Title: Vice Chairman


                              NORTON MCNAUGHTON, INC.


                              By: /s/ Peter Boneparth
                                  -------------------------
                                  Name:  Peter Boneparth
                                  Title: President


                              /s/ Susan Schneider
                              -----------------------------
                                    Susan Schneider


                              /s/ Leslie Schneider
                              -----------------------------
                                    Leslie Schneider


                              /s/ Scott Schneider
                              -----------------------------
                                    Scott Schneider

================================================================================

                         AGREEMENT OF PURCHASE AND SALE

                                  BY AND AMONG

                    JERI-JO KNITWEAR INC., JAMIE SCOTT, INC.,

                               THE STOCKHOLDERS OF

                     JAMIE SCOTT, INC., JJ ACQUISITION CORP.

                                       AND

                             NORTON MCNAUGHTON, INC.

================================================================================

                                Table of Contents

SECTION I.      PURCHASE AND SALE OF THE ASSETS......................  2

      1.01      Purchase and Sale of the Assets......................  2

SECTION II.     THE PURCHASE PRICE...................................  9

      2.01      Purchase Price.......................................  9
      2.02      Earn Out.............................................  9
      2.03      Allocation of Purchase Price......................... 16
      2.04      Registration Rights.................................. 16

SECTION III.    REPRESENTATIONS AND WARRANTIES OF
                THE COMPANIES AND THE STOCKHOLDERS................... 26

      3.01      Organization and Qualification....................... 26
      3.02      Authority............................................ 26
      3.03      No Legal Bar; Conflicts.............................. 27
      3.04      Capitalization....................................... 27
      3.05      Financial Statements; No Undisclosed
                Liabilities.......................................... 27
      3.06      Accounts Receivable; Inventories..................... 28
      3.07      Accounts Payable, Etc................................ 29
      3.08      Absence of Certain Changes........................... 29
      3.09      Loans, Etc........................................... 30
      3.10      Real Property Owned or Leased........................ 30
      3.11      Title to Assets; Condition of Property............... 31
      3.12      Taxes................................................ 31
      3.13      Permits; Compliance with Applicable Law;
                Permits; Environmental............................... 32
      3.14      Licenses............................................. 34
      3.15      Contractual and Other Obligations;
                Customers and Suppliers.............................. 35
      3.16      Compensation......................................... 36
      3.17      Employee Benefit Plans............................... 36
      3.18      Labor Relations...................................... 38
      3.19      Dividends, Transfers, Increases in
                Compensation or Benefits............................. 38
      3.20      Insurance............................................ 39
      3.21      Conduct of Business.................................. 39
      3.22      Intellectual Property................................ 39
      3.23      Power of Attorney; Bank Accounts, Etc................ 40
      3.24      Books and Records.................................... 40
      3.25      Litigation........................................... 41
      3.26      Location of Business and Assets...................... 41
      3.27      Insider Interests; Intercompany
                Transactions......................................... 41
      3.28      Investment........................................... 42

                                                                     Page
                                                                     ----

SECTION IV.     REPRESENTATIONS AND WARRANTIES OF THE
                STOCKHOLDERS......................................... 43

      4.01      Enforceability....................................... 43
      4.02      No Legal Bar; Conflicts.............................. 43
      4.03      Accredited Investor.................................. 44

SECTION V.      REPRESENTATIONS AND WARRANTIES OF THE
                PURCHASER AND NORTON................................. 44

      5.01      Organization......................................... 44
      5.02      Authority............................................ 45
      5.03      No Legal Bar; Conflicts.............................. 45
      5.04      Norton Common Stock.................................. 46
      5.05      SEC Documents........................................ 46
      5.06      Ownership and Conduct of the Purchaser............... 46
      5.07      Compliance with Laws................................. 47

SECTION VI.     CONDUCT OF THE BUSINESS PRIOR TO CLOSING............. 47

      (a)       Conduct Prior to Closing............................. 47
      6.01      Operation of the Business............................ 47
      6.02      Preservation of Organization, Employees
                and Business Relationships........................... 47
      6.03      Encumbrances and Sales............................... 47
      6.04      Documents, Etc....................................... 48
      6.05      Cooperation.......................................... 48
      6.06      Other Actions........................................ 48
      (b)       Indebtedness......................................... 48

SECTION VII.    ADDITIONAL COVENANTS OF EACH OF THE
                COMPANIES, NORTON AND THE PURCHASER.................. 49

      7.01      Company Acquisition Proposal......................... 49
      7.02      Publicity............................................ 49
      7.03      Further Assurances and Books and Records............. 50
      7.04      Correspondence, Funds, Etc........................... 50
      7.05      Discharge of Obligations............................. 51
      7.06      Projections.......................................... 51
      7.07      Employees............................................ 52
      7.08      RESERVED............................................. 54
      7.09      HSR Filing........................................... 54
      7.10      Cooperation; Access.................................. 54
      7.11      Fiscal Year 1997 Audit............................... 55
      7.12      Operation of the Purchaser After the
                Closing. ............................................ 55
      7.13      Chase/Marine Indebtedness............................ 60
      7.14      Board of Directors................................... 60
      7.15      Use of Trademark..................................... 60
      7.16      Prepayment of IDB Financing.......................... 61
      7.17      1407 Broadway........................................ 62
      7.18      Termination of Letter of Credit...................... 62

                                                                     Page
                                                                     ----

SECTION VIII.     CLOSING............................................ 62

      8.01      Time and Place of Closing............................ 62
      8.02      Termination.......................................... 63
      8.03      Effect on Obligations................................ 63
      8.04      Escrow Deposit....................................... 65
      8.05      Return of Documentation.............................. 67
      8.06      Delivery of Assets................................... 67
      8.07      Assumption of Liabilities............................ 68
      8.08      Contracts and Books.................................. 68
      8.09      Additional Steps..................................... 68
      8.10      Change of Name....................................... 68

SECTION IX.     CONDITIONS TO THE COMPANIES' OBLIGATION TO
                CLOSE................................................ 69

      9.01      Opinion of Counsel................................... 69
      9.02      No Litigation........................................ 69
      9.03      Representations and Warranties....................... 69
      9.04      Hart-Scott-Rodino.................................... 70
      9.05      Instruments of Assumption of the Assumed
                Liabilities.......................................... 70
      9.06      Credit Availability.................................. 70
      9.07      Delivery of Letter of Credit......................... 70
      9.08      Repayment of Indebtedness; Release of
                Guarantees........................................... 70
      9.09      Pledge............................................... 70
      9.10      Stock Options........................................ 71
      9.11      Employment Agreements................................ 71
      9.12      Stock Options........................................ 71
      9.13      Warehouse Lease...................................... 71

SECTION X.      CONDITIONS TO THE PURCHASER'S OBLIGATION
                TO CLOSE............................................. 72

      10.01     Opinion of Counsel................................... 72
      10.02     No Litigation........................................ 72
      10.03     Representations and Warranties....................... 72
      10.04     Third Party Consents................................. 73
      10.05     Hart-Scott-Rodino.................................... 73
      10.06     Instruments of Conveyance of the Assets,
                Power of Attorney, Etc............................... 73
      10.07     Consent of Friedman.................................. 74
      10.08     Financing............................................ 74
      10.09     Minimum 1997 Adjusted EBITDA......................... 74
      10.10     Minimum Book Value................................... 74
      10.11     Minimum Net Sales.................................... 74
      10.12     Suppliers............................................ 75
      10.13     Warehouse Lease...................................... 75
      10.14     Prepayment of IDB Financing.......................... 75

                                                                     Page
                                                                     ----

SECTION XI.     INDEMNIFICATION...................................... 75

      11.01     Indemnification by Each of the Companies
                and the Indemnifying Stockholders.................... 75
      11.02     Indemnification by the Purchaser..................... 76
      11.03     Procedure for Indemnification........................ 76
      11.04     Subrogation.......................................... 78
      11.05     Validity............................................. 79
      11.06     Limits on Indemnifications........................... 79
      11.07     Set-Off.............................................. 81
      11.08     Exclusive Remedy..................................... 81

SECTION XII.    BROKERS AND FINDERS.................................. 82

      12.01     The Companies' and the Stockholders'
                Obligations.......................................... 82
      12.02     The Purchaser's and Norton's Obligations............. 82

SECTION XIII.   MISCELLANEOUS........................................ 82

      13.01     Notices.............................................. 82
      13.02     Entire Agreement and Amendment....................... 84
      13.03     Expenses............................................. 84
      13.04     Injunctive Relief.................................... 85
      13.05     Arbitration.......................................... 86
      13.06     Invalidity and Bulk Sales............................ 86
      13.07     Successors and Assigns............................... 86
      13.08     Governing Law........................................ 87
      13.09     Counterparts......................................... 87
      13.10     Assignment........................................... 87
      13.11     Knowledge............................................ 87
      13.12     Independence of Covenants and
                Representations and Warranties, Schedules,
                Etc.................................................. 87
      13.13     Interpretation....................................... 88
      13.14     Risk of Loss......................................... 88
      13.15     Action by the Stockholders........................... 88
      13.16     Limitation of Representations and
                Warranties........................................... 90
      13.17     No Third Party Beneficiaries......................... 90

SECTION XIV.    DEFINITIONS.......................................... 90

      14.01     Certain Definitions.................................. 90

                                    SCHEDULES

    1.01(a)(vi)   CONTRACTS
    1.01(c)(ix)   ASSUMED LITIGATION
           2.03   ALLOCATION OF PURCHASE PRICE
           3.03   CONSENTS
           3.04   CAPITALIZATION
           3.05   LIABILITIES
           3.08   CERTAIN CHANGES
           3.09   COMPANY INDEBTEDNESS
           3.10   REAL PROPERTY LEASED
           3.11   CONDITION OF THE ASSETS
           3.12   TAXES
        3.13(b)   PERMITS
        3.13(c)   ENVIRONMENTAL
           3.14   LICENSES
           3.15   CUSTOMERS
           3.16   COMPENSATION
           3.17   EMPLOYEE BENEFIT PLANS
           3.18   LABOR MATTERS
           3.19   INCREASES IN COMPENSATION
           3.20   INSURANCE
           3.22   INTELLECTUAL PROPERTY
           3.23   POWERS OF ATTORNEY; BANK ACCOUNTS
           3.25   LITIGATION
           3.26   LOCATIONS
           3.27   INSIDER INTERESTS; INTERCOMPANY TRANSACTIONS
      7.12(iii)   YEAR 1 BUSINESS PLAN
             14   PERMITTED LIENS
            14A   ADDITIONAL RETAINED CONTRACTS

                                    EXHIBITS

      Exhibit A               Escrow Agreement
      Exhibit B(1)-(3)        Employment Agreements
      Exhibit C               Form of Press Release
      Exhibit D               Commitment Letter
      Exhibit E               Indemnifying Stockholders' Pro Rata
                              Percentages
      Exhibit F               Irrevocable Standby Letter of
                              Credit Certificate
      Exhibit G               Form of Earn Out Letter of Credit
      Exhibit H               Form of Pledge Agreement
      Exhibit I               Form of Parker Chapin Flattau &
                              Klimpl, LLP Opinion
      Exhibit J               Employee Benefit Assumption
                              Agreement
      Exhibit K               Form of Warehouse Lease
      Exhibit L               Example of Certain Terms of Section
                              2.02(b)(iii)